As filed with the Securities and Exchange Commission on June 27, 2011

Registration No. 333-174290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Globus Maritime Limited

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	66-0757368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

128 Vouliagmenis Avenue, 3rd Floor
166 74 Glyfada
Athens, Greece
011 30 210 960 8300

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
(212) 922-2200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

 Copies to:

Antonios C. Backos, Esq. Watson, Farley & Williams (New York) LLP 1133 Avenue of the Americas New York, New York 10036 (212) 922-2200 (Telephone) (212) 922-1512 (Facsimile)	Gary J. Wolfe, Esq. Robert Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (Telephone) (212) 480-8421 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Shares, par value $0.004 per share	$23,000,000	$2,670.30

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes common shares that may be sold pursuant to the underwriters’ over-allotment option.
(3)	Previously paid with the initial filing of this Form F-1 on May 17, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 27, 2011

2,500,000 Common Shares

We are selling 2,500,000 common shares, par value $0.004 per share, which we refer to as our common shares.

Our common shares are listed on the Nasdaq Global Market under the symbol “GLBS.” The last reported sale price of our common shares on the Nasdaq Global Market on June 24, 2011 was $8.58 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” on page 13 for information that should be considered by prospective investors.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	At our request, the underwriters have reserved for sale, at the public offering price, up to 500,000 shares offered in this prospectus for officers, directors, affiliates and other persons associated with us. No underwriting discounts or commissions are being paid to the underwriters with respect to these directed shares. Accordingly, to the extent purchased, proceeds to us (before expenses) include the full per share offering price of these shares. See “Underwriting.”

The underwriters have an option to purchase up to 375,000 additional common shares from us within 30 days from the date of this prospectus to cover over-allotments.

We expect to deliver the common shares being sold pursuant to this prospectus to purchasers on or about       , 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Knight/DVB		Wunderlich Securities
Ladenburg Thalmann & Co. Inc.

The date of this prospectus is       , 2011.

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized any person to provide any information or to make any representations other than those contained in this prospectus. If any person provides you any information or makes representations in connection with this offer, do not rely on it as information we or the underwriters have authorized. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our common shares or (2) our common shares in any circumstances in which such an offer or solicitation is unlawful. Unless otherwise specified, the information in this prospectus is set forth as of the date of this prospectus, and we anticipate that changes in our affairs may occur after such date. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

i

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including matters set forth in “Risk Factors” and the financial statements and the related notes beginning on page F-1. This prospectus contains forward-looking statements and information relating to Globus Maritime Limited. Please read “Cautionary Note Regarding Forward-Looking Statements.” The glossary beginning on page 143 of this prospectus provides definitions of certain terms that are commonly used in the shipping industry.

In this prospectus, “Globus Maritime” refers to Globus Maritime Limited only and the “Company,” “we,” “our” and “us” refer to Globus Maritime Limited and its subsidiaries, unless the context otherwise requires.

References to our common shares are references to Globus Maritime’s common shares, par value $0.004 per share, or, as applicable, the ordinary shares of Globus Maritime prior to our redomiciliation to the Marshall Islands. References to our Class B shares are references to Globus Maritime’s Class B shares, par value $0.001 per share, none of which are currently outstanding. We refer to both our common shares and Class B shares as our shares. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars. Certain financial information has been rounded and, as a result, certain totals shown in this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals.

OUR COMPANY

We are an integrated dry bulk shipping company that provides marine transportation services worldwide. We began operations in September 2006 and presently own, operate and manage a fleet of six dry bulk vessels that transport iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. There is no guarantee, however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our dividend policy is to pay a variable quarterly dividend in excess of 50.0% of the net income of the previous quarter, subject to any reserves our board of directors may from time to time determine are required. For further information about our dividend policy, please read “— Dividend Policy” and “Our Dividend Policy and Restrictions on Dividends.”

Our operations are managed by our Athens, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager. Our Manager provides in-house commercial and technical management exclusively for our vessels, except those under a bareboat charter.

OUR FLEET

The following table presents information concerning our vessels.

Vessel	Year Built	Vessel Type	Carrying Capacity (dwt)	Charter Type	Rate (per day)(1)	Earliest Anticipated Redelivery Date
m/v Tiara Globe	1998	Panamax	72,928	Time	$20,000	January 2012(2)
m/v River Globe	2007	Supramax	53,627	Spot	n/a	n/a
m/v Sky Globe	2009	Supramax	56,855	Spot	n/a	n/a
m/v Star Globe	2010	Supramax	56,867	Time	$15,600	November 2011
m/v Jin Star	2010	Kamsarmax	79,387	Bareboat	$14,250	January 2015
m/v Moon Globe(3)	2005	Panamax	74,432	Time	$18,000	June 2013
		Total:	394,096

(1)	This table shows gross rates and does not reflect any commissions payable, except the m/v Moon Globe which rate is net of commissions.
(2)	The time charter contains a provision that allows for redelivery plus or minus 15 days.
(3)	The m/v Moon Globe was delivered in June 2011.

In March 2011, we entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a 58,790 dwt Supramax dry bulk carrier built in 2007 by Tsuneishi Heavy Industries Cebu for a purchase price of $30.3 million. The vessel is expected to be delivered during the third quarter of 2011. In addition, the vessel will be acquired with a time charter agreement attached at the gross rate of $16,000 per day that is expected to terminate in the first quarter of 2015. We expect to name this vessel the m/v Sun Globe.

Upon the expected completion of the acquisition of the m/v Sun Globe, our fleet will expand to seven modern dry bulk carriers with a total carrying capacity of 452,886 dwt and a weighted average age of 4.8 years as of September 30, 2011. The weighted average age of the five vessels in our fleet as of March 31, 2011 was 4.2 years.

Our strategy is to employ our vessels on a mix of all types of charter contracts, including bareboat charters, time charters and spot charters. We believe this strategy provides the cash flow stability, reduced exposure to market downturns and high utilization rates of the charter market, while at the same time enabling us to benefit from periods of increasing spot market rates. We may, however, seek to employ a greater portion of our fleet on the spot market or on time charters with longer durations, should we believe it to be in our best interests. We continually monitor developments in the dry bulk shipping industry and, subject to market demand, will adjust the number of vessels on charters and the charter periods for our vessels according to market conditions.

OUR COMPETITIVE STRENGTHS

We believe that we possess a number of competitive strengths in our industry, including:

•	Experienced management team with an established track record. Our executive management team is led by Mr. George Karageorgiou, our Chief Executive Officer, who has more than 20 years of experience in the shipping industry, and Mr. Elias Deftereos, our Chief Financial Officer, who has more than 20 years of experience in the shipping and finance industries. Furthermore, Mr. Georgios Feidakis, our non-executive Chairman of the board of directors, founder and principal shareholder has more than 17 years of experience affiliated with companies listed on securities exchanges. We believe the established relationships that members of our management team have developed with shipping industry participants, including chartering brokers, shipbuilders and financial institutions, will provide us with vessel acquisition and employment opportunities in the dry bulk sector as well the ability to access financing to grow our company.
•	Young, flexible fleet with attractive fundamentals. As of March 31, 2011, our fleet of five vessels had a weighted average age of 4.2 years. We focus on Supramax and Panamax vessels, which offer greater flexibility than larger ships as they can carry a wider variety of cargo to more varied ports.

One of our Panamax vessels and all of our Supramax vessels are outfitted with their own cranes, which allow them to load and offload cargo in ports with limited handling capabilities. We believe that Supramax and Panamax vessels offer better fundamentals and lower volatility than Capesize vessels.
•	Focused operations. We intend to remain an operator of dry bulk vessels only, and do not currently intend to add containerships or tankers to our fleet. In addition, our Manager provides the commercial and technical management for our vessels, except those under a bareboat charter, and does not provide these services to third parties. We believe this in-house management adds transparency for investors and eliminates potential conflicts of interest.
•	Financial flexibility to pursue growth opportunities. We believe our balance sheet includes characteristics that will position us to grow our fleet by pursuing selective vessel acquisitions. We have available liquidity, and as of March 31, 2011, we had approximately $23.8 million in cash, bank balances and bank deposits, total outstanding indebtedness of $96.2 million and total equity of $118.9 million.

OUR BUSINESS STRATEGY

We seek to achieve profitable and predictable revenue streams using a modern and high quality fleet. We consider our fleet to be high quality based on the specifications to which our vessels were built and the reputation of each of the shipyards that built our vessels. The key elements of our strategy are:

•	Expanding our fleet through opportunistic acquisitions of high quality vessels at attractive prices. We intend to acquire modern, high quality dry bulk carriers through timely and selective acquisitions. We currently view the Supramax and Panamax vessel classes as providing attractive return characteristics, and our management team has significant experience with these classes of vessels, although we may acquire dry bulk carriers of any size. When evaluating acquisitions, we will consider and analyze our expectation of fundamental developments in the industry, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications and expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers.
•	Seeking balanced chartering with reputable charterers. As of March 31, 2011, our fleet of five vessels had a weighted average age of 4.2 years. We believe that our relatively young fleet will attract interest from what we view to be top-tier, credit-worthy charterers and provide us with earnings that will support sustainable dividends to our shareholders going forward. We intend to maintain a balanced chartering strategy of employing our vessels on a mixture of all types of charter contracts, including bareboat charters, time charters and spot charters. We believe this strategy can provide the cash flow stability, reduced exposure to market downturns and high utilization rates of the charter market, while at the same time enabling us to benefit during periods of increasing spot market rates. In addition, we seek to stagger the expiration dates of our charters in order to reduce exposure to volatility in the shipping cycle over time.
•	Maintaining moderate leverage. We believe that maintaining a moderate amount of leverage will preserve our financial flexibility and allow us to make opportunistic acquisitions consistent with our growth strategy. We expect to finance future vessel acquisitions through one or more of the following: drawings under additional credit facilities that we may enter into in the future, proceeds from future securities offerings and then-existing internally generated cash flow and cash on hand. In our view, this strategy is well suited to the current environment of continuing global economic uncertainty.

TRENDS IN THE DRY BULK SHIPPING INDUSTRY

The worldwide dry bulk fleet is generally divided into six major categories based on a vessel’s cargo carrying capacity. These categories consist of Handysize, Handymax/Supramax, Panamax, Post Panamax, Capesize and Very Large Ore Carrier. Dry bulk vessels are one of the most versatile elements of the global shipping fleet in terms of employment alternatives. They are typically employed on triangular or multi-leg voyages and are only seldomly employed on round trip voyages with high ballasting times.

The supply of dry bulk shipping capacity, which is measured by the amount of suitable vessel tonnage available to carry cargo, is determined by the size of the existing worldwide dry bulk fleet, the number of new vessels on order, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up or otherwise not available for hire). In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other voyage expenses, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleets in the market and government and industry regulation of marine transportation practices. The supply of dry bulk vessels is not only a result of the number of vessels in service, but also the operating efficiency of the fleet. Dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in gross domestic product, or GDP, and industrial production correlate with peaks in demand for marine dry bulk transportation services.

Based on information provided by Drewry Shipping Consultants Ltd., or Drewry, in 2010, approximately 3.2 billion tons of dry bulk cargo were transported by sea, including iron ore, coal and grains representing 31.5%, 30.0% and 7.6% of the total dry bulk trade, respectively. Between 2000 and 2010, trade in all dry bulk commodities increased from 2.2 billion tons to 3.2 billion tons, which is equivalent to a compound annual growth rate, or CAGR, of 4.0%. One of the main reasons for that increase in dry bulk trade was the growth in imports by China of iron ore, coal and steel products during the last eight years. Chinese imports of iron ore alone increased from 92.2 million tons in 2001 to approximately 6.2 billion tons in 2010.

However, demand for dry bulk shipping decreased dramatically in the second quarter of 2008, as evidenced by the decrease in Chinese iron ore imports, which declined by from a high of 119.5 million tons in the second quarter of 2008 to a low of 96.2 million tons during the fourth quarter of 2008, representing a decrease of 19.5%. In 2010, seaborne trade in all dry bulk commodities increased to 3.2 billion tons, representing an 8.8% increase from 2009. The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. As of April 29, 2011, the global dry bulk orderbook amounted to 47.3% of the then-existing dry bulk fleet. The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs. Dry bulk carriers at or over 25 years old are considered to be potential scrapping candidates.

The Baltic Dry Index, or BDI, a daily average of charter rates in 26 shipping routes measured on a time and voyage charter basis and covering Supramax, Panamax and Capesize dry bulk carriers, declined from a high of 11,793 on May 20, 2008 to a low of 663 on December 5, 2008, which represents a decline of 94.0% within a single calendar year. The BDI fell over 70.0% during October 2008 alone. During 2009 and 2010, the BDI remained volatile. During 2009, the BDI reached a low of 772 on January 5 and a high of 4,661 on November 19. During 2010, the BDI reached a high of 4,209 on May 26 and a low of 1,700 on July 15. The BDI continued to decline in the first four months of 2011 to 1,269 as of April 28.

The general decline in the dry bulk carrier charter market is due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in a significant decline in cargo shipments, and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports.

The general decline in the dry bulk carrier charter market has resulted in lower dry bulk vessel values and charter rates.

LOAN ARRANGEMENTS

In November 2007, we entered into a $120.0 million secured reducing revolving credit facility for vessel acquisitions and working capital purposes with Credit Suisse AG, which we refer to as our Credit Facility. As of March 31, 2011, our Credit Facility had a remaining term of approximately 4 years and 8 months. Our Credit Facility permits us to borrow funds up to the facility limit, which is reduced every six months (each May and November). On every reduction date that the outstanding balance exceeds the then-applicable facility limit, we must repay principal to the bank to ensure that the outstanding balance remains at or below the facility limit. As of March 31, 2011, we had an outstanding principal balance of $71.0 million under our Credit Facility, which was equal to the prevailing facility limit. We therefore could not draw down any additional funds thereunder. In May 2011, the facility limit was further reduced by $4.5 million, when we repaid such amount to Credit Suisse, and as a result we currently have an outstanding principal balance of $66.5 million under our Credit Facility. The next scheduled reduction of the facility limit is in November 2011.

In June 2010, through our wholly owned subsidiary, Kelty Marine Ltd., we entered into a $26.7 million loan agreement with Deutsche Schiffsbank Aktiengesellschaft and used funds borrowed thereunder to finance part of the purchase price for the m/v Jin Star, which we refer to as the Kelty Loan Agreement. As of March 31, 2011, the Kelty Loan Agreement was fully drawn with an outstanding principal balance of $25.2 million. The Kelty Loan Agreement is payable in 28 equal quarterly installments starting in September 2010, as well as a balloon payment payable together with the final installment payable in June 2017. Interest on outstanding balances under the Kelty Loan Agreement is payable at LIBOR plus a variable margin. The next quarterly installment is due in June 2011.

During the first half of 2011, we contracted to expand the size of our fleet with our planned acquisition of the m/v Sun Globe and the m/v Moon Globe. The m/v Moon Globe was delivered in June 2011 and we expect the m/v Sun Globe to be delivered during the third quarter of 2011. In June 2011, we entered into a loan agreement with DVB Bank SE, which we refer to as the DVB Loan Agreement, for a senior secured term loan for up to $40.0 million to finance the lesser of (1) 65.0% of the charter free market value of the m/v Sun Globe and the m/v Moon Globe at the time of their delivery and (2) $20.0 million each. The DVB Loan Agreement contains customary terms and conditions. In June 2011, we drew down $19.0 million to pay a portion of the purchase price of the m/v Moon Globe. The DVB Loan Agreement is available for drawdown for the expected purchase of the m/v Sun Globe through September 30, 2011. The DVB Loan Agreement has a final maturity date of 7.5 years from the full drawdown of such agreement, but no later than March 30, 2019. Interest on outstanding loan balances for the DVB Loan Agreement is payable at LIBOR plus 2.5% per annum.

DIVIDEND POLICY

Our dividend policy is to pay a variable quarterly dividend in excess of 50.0% of the net income of the previous quarter, subject to any reserves our board of directors may from time to time determine are required. We believe this policy maintains an appropriate level of dividends to shareholders, while also reserving cash for potential downturns in the shipping industry and to reinvest in vessel acquisitions.

In calculating our dividend, we exclude from our net income any gain on the sale of vessels and any unrealized gains or losses on derivatives. Our board of directors, in its discretion, can determine in the future whether any capital surpluses arising from vessel sales should be included in the calculation of a dividend. Dividends will be paid in U.S. dollars equally on a per-share basis between our common shares and our Class B shares, to the extent any are issued and outstanding.

Globus Maritime is a holding company with no material assets other than the shares of our subsidiaries. Therefore, our ability to pay dividends depends on the earnings and cash flow of those subsidiaries and their ability to pay dividends to us. Additionally, the declaration and payment of any dividend is subject at all times to the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and anticipated cash requirements and availability, additional acquisitions of vessels, restrictions in our debt arrangements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, required capital and drydocking expenditures, reserves established by our board of directors, increased or unanticipated expenses, a change in our dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond our control.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received from the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such dividend.

RISK FACTORS

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategy. These risks relate to matters involving, among other things:

•	the highly cyclical seaborne transportation industry;
•	charter values;
•	changing economic, political and governmental conditions affecting our industry and business;
•	partial dependence on spot charters;
•	the market value of our vessels;
•	applicable laws and regulations;
•	our capital expenditures;
•	operational risks;
•	our management;
•	customer relationships;
•	financing; and
•	taxes.

This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus prior to investing in our common shares. In particular, we urge you to carefully consider the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 13.

COMPANY INFORMATION

Globus Maritime is a holding company originally incorporated in the Island of Jersey, or Jersey, on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended), and redomiciled to the Marshall Islands on November 24, 2010 pursuant to the Marshall Islands Business Corporations Act, or the BCA.

We currently own our vessels through separate wholly owned subsidiaries that are incorporated in the Marshall Islands. Our Manager, which is also one of our wholly owned subsidiaries, is incorporated in the Marshall Islands and conducts our operations, including the technical and commercial management of our vessels, in our offices in Athens, Greece.

On June 6, 2007, our common shares were listed on the Alternative Investment Market in the United Kingdom, or AIM, under the ticker “GLBS.L.” On July 29, 2010, we effectuated a one-for-four reverse stock split of our shares, resulting in 7,240,852 issued and outstanding shares. On November 24, 2010, we redomiciled to the Marshall Islands pursuant to the BCA. We delisted our common shares from AIM on November 26, 2010. Our common shares are listed for trading on the Nasdaq Global Market under the ticker “GLBS.”

Our corporate office is located at the office of our Manager, 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece. Our telephone number is 011 30 210 960 8300. We maintain our website at www.globusmaritime.gr. Information that is available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Common shares presently outstanding
7,289,688 common shares
Common shares to be offered
2,500,000 common shares
Offering price per share
$
Over-allotment
We have granted the underwriters a 30 day option to purchase, from time to time, up to 375,000 additional common shares to cover over-allotments.
Common shares to be outstanding after the offering
9,789,688 common shares, or 10,164,688 common shares if the underwriters exercise their over-allotment option in full.
Nasdaq symbol
GLBS
Use of proceeds
We expect that the net proceeds from this offering will be approximately $ million after deducting the underwriting discount and estimated offering expenses. We intend to use approximately $10.6 million to fund a portion of the purchase price for our acquisition of the Supramax vessel m/v Sun Globe, unless the charter free market value of the vessel at the time of delivery is less than $30.3 million, in which case we intend to use additional net proceeds to pay the difference between 65% of the charter free market value of the m/v Sun Globe and $30.3 million. We intend to use the remaining net proceeds for general and working capital purposes.
See the section of this prospectus entitled “Use of Proceeds.”
Class B Shares
Under our articles of incorporation, our Class B shares have 20 votes per share, and our common shares have one vote per share. We currently have no Class B shares outstanding and we will not issue any Class B shares in 2011.
Each holder of Class B shares (not including the Company) may convert, at its option, any or all of the Class B shares held by such holder into an equal number of common shares.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL & OPERATING DATA

The following tables set forth our summary consolidated financial and operating data. The summary consolidated financial data as of December 31, 2010 and 2009 and for the three years ended December 31, 2010 are derived from our audited consolidated financial statements, included elsewhere in this prospectus, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We have not included financial information as of and for the year ended December 31, 2006 due to the unreasonable effort or expense of preparing such information. The summary consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 are derived from our unaudited consolidated interim financial statements. The data set forth below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. Results of operations in any period are not necessarily indicative of results in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2011	2010	2010	2009	2008	2007
Statements of comprehensive income data
Revenue	8,461	5,827	28,860	52,812	98,597	40,960
Voyage expenses	(995)	(484)	(2,152)	(3,742)	(6,674)	(2,245)
Net Revenue(1)	7,466	5,343	26,708	49,070	91,923	38,715
Vessel Operating Expenses	(1,583)	(1,295)	(5,887)	(10,137)	(12,537)	(7,639)
Depreciation	(2,273)	(1,278)	(7,367)	(11,204)	(17,407)	(10,212)
Depreciation of drydocking costs	(3)	(129)	(410)	(1,512)	(1,572)	(1,033)
Administrative expenses	(549)	(499)	(2,310)	(2,004)	(2,122)	(1,292)
Administrative expenses payable to related parties	(277)	(279)	(1,066)	(1,272)	(1,216)	(1,377)
Share-based payments	(90)	(77)	(311)	(1,754)	(770)	(380)
Impairment loss	—	—	—	(28,429)	(20,224)	—
Gain/(loss) on sale of vessels	—	7	7	(802)	15,095	—
Other (expenses)/income, net	(45)	(6)	(35)	(106)	408	(36)
Operating profit/(loss) before financial activities	2,646	1,787	9,329	(8,150)	51,578	16,746
Interest income from bank balances & deposits	15	197	247	1,032	946	577
Interest expense and finance costs	(585)	(585)	(2,133)	(2,926)	(7,707)	(5,596)
Gain/(loss) on derivative financial instruments	99	(172)	(570)	143	(1,373)	—
Foreign exchange gains/(losses), net	7	(768)	(870)	(178)	(626)	298
Total loss from financial activities	(464)	(1,328)	(3,326)	(1,929)	(8,760)	(4,721)
Total comprehensive income/(loss) for the period/year	2,182	459	6,003	(10,079)	42,818	12,025
Attributable to:
Shareholders of Globus Maritime	2,182	459	6,003	(10,079)	42,818	11,210
Non-controlling interest	—	—	—	—	—	815
	2,182	459	6,003	(10,079)	42,818	12,025
Basic earnings/(loss) per share for the period/year	0.30	0.06	0.83	(1.40)	5.98	1.89
Diluted earnings/(loss) per share for the period/year	0.30	0.06	0.82	(1.40)	5.93	1.89
Adjusted EBITDA(2) (unaudited)	4,922	3,187	17,099	33,797	75,686	27,991

(1)	Net Revenue is computed by subtracting voyage expenses from revenue. Net Revenue is not a recognized measurement under IFRS and should not be considered as an alternative or comparable to net income.

(2)	Adjusted EBITDA represents net earnings before interest and finance costs net, gains or losses from the change in fair value of derivative financial instruments, foreign exchange gains or losses, income taxes, depreciation, depreciation of drydocking costs, impairment and gains or losses on sale of vessels. Adjusted EBITDA does not represent and should not be considered as an alternative to total comprehensive income/(loss) or cash generated from operations, as determined by IFRS, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is not a recognized measurement under IFRS.

Adjusted EBITDA is included herein because it is a basis upon which we assess our financial performance and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and
•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business.

The following table sets forth a reconciliation of total comprehensive income/ (loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2011	2010	2010	2009	2008	2007
Total comprehensive income/(loss) for the period/year	2,182	459	6,003	(10,079)	42,818	12,025
Interest and finance costs, net	570	388	1,886	1,894	6,761	5,019
(Gain)/loss on derivative financial instruments	(99)	172	570	(143)	1,373	—
Foreign exchange (gains)/losses, net	(7)	768	870	178	626	(298)
Depreciation	2,273	1,278	7,367	11,204	17,407	10,212
Depreciation of drydocking costs	3	129	410	1,512	1,572	1,033
(Gain)/loss on sale of vessels	—	(7)	(7)	802	(15,095)	—
Impairment loss	—	—	—	28,429	20,224	—
Adjusted EBITDA (unaudited)	4,922	3,187	17,099	33,797	75,686	27,991

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars)
	2011	2010	2009	2008	2007
Statements of financial position data
Total non-current assets	192,803	191,556	93,204	216,075	273,781
Total current assets (including “Non-current assets classified as held for sale”)	26,833	26,896	94,366	68,371	11,719
Total assets	219,636	218,452	187,570	284,446	285,500
Total equity	118,894	117,788	113,458	121,783	96,677
Total non-current liabilities	84,913	85,388	36,218	79,735	157,069
Total current liabilities	15,829	15,276	37,894	82,928	31,754
Total equity and liabilities	219,636	218,452	187,570	284,446	285,500

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars)
	2011	2010	2010	2009	2008	2007
Statements of cash flows data
Net cash generated from operating activities	4,385	3,465	16,182	33,566	70,383	30,248
Net cash (used in)/generated from investing activities	(3,026)	33,333	(72,719)	60,253	27,077	(183,044)
Net cash (used in)/generated from financing activities	(2,209)	(22,447)	27,034	(74,496)	(72,857)	159,770

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007
Ownership days(1)	450	275	1,458	2,314	2,878	2,017
Available days(2)	436	275	1,458	2,277	2,808	1,965
Operating days(3)	434	266	1,441	2,246	2,781	1,837
Bareboat charter days(4)	90	—	186	—	—	—
Fleet utilization(5)	99.5%	96.7%	98.8%	98.6%	99.0%	93.5%
Average number of vessels(6)	5.0	3.0	4.0	6.3	7.9	5.5
Daily time charter equivalent (TCE) rate(7)	$18,012	$19,429	$18,996	$21,550	$32,736	$19,702

(1)	Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us.
(2)	Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys.
(3)	Operating days are the number of available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances.
(4)	Bareboat charter days are the aggregate number of days in a period during which the vessels in our fleet are subject to a bareboat charter.
(5)	We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period.
(6)	Average number of vessels is measured by the sum of the number of days each vessel was part of our fleet during a relevant period divided by the number of calendar days in such period.
(7)	TCE rates are our revenue less net revenue from our bareboat charters less voyage expenses during a period divided by the number of our available days during the period excluding bareboat charter days, which is consistent with industry standards. TCE is a measure not in accordance with generally accepted accounting principles, or GAAP. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table reflects the calculation of our daily TCE rates for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except number of days and daily TCE rates)
	2011	2010	2010	2009	2008	2007
Revenue	8,461	5,827	28,860	52,812	98,597	40,960
Less: Voyage expenses	995	484	2,152	3,742	6,674	2,245
Less: bareboat charter net revenue	1,234	—	2,545	—	—	—
Net revenue excluding bareboat charter net revenue	6,232	5,343	24,163	49,070	91,923	38,715
Available days net of bareboat charter days	346	275	1,272	2,277	2,808	1,965
Daily TCE rate	18,012	19,429	18,996	21,550	32,736	19,702

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information within the meaning of U.S. securities laws. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts or that are not present facts or conditions. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as, “anticipate,” “approximately,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “ongoing,” “pending,” “plan,” “potential,” “predict,” “project,” “seeks,” “should,” “views,” or similar words or phrases or variations thereon, or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions in connection with any discussion, expectation or projection of future operating or financial performance, costs, regulations, events or trends. The absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements and information are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Without limiting the generality of the foregoing, all statements in this prospectus concerning or relating to estimated and projected earnings, margins, costs, expenses, expenditures, cash flows, growth rates, financial results and liquidity are forward-looking statements. In addition, we, through our senior management, from time to time may make forward-looking public statements concerning our expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us may include, but are not limited to, those factors and conditions described under “Risk Factors” as well as general conditions in the economy, dry bulk industry and capital markets. We undertake no obligation to revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events or new information, other than any obligation to disclose material information under applicable securities laws. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections entitled “Our Dividend Policy and Restrictions on Dividends,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Dry Bulk Industry” and “Business.”

RISK FACTORS

In addition to the other information presented in this prospectus, the following should be considered carefully in evaluating us and our business. This prospectus contains forward-looking statements and information within the meaning of U.S. securities laws that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements and information. Factors that may cause such a difference include those discussed below and elsewhere in this prospectus.

Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our shares. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results, ability to pay dividends or the trading price of our common shares.

Risks relating to Our Industry

The seaborne transportation industry is cyclical and volatile.

The international seaborne transportation industry is both cyclical and volatile in terms of charter rates, vessel values and profitability. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products internationally carried at sea. Since the early part of 2009, rates have been volatile, but have gradually recovered from market lows with further improvements taking place in the first half of 2010, before leveling out in the second half of 2010 and the early part of 2011. Because we may charter some of our vessels pursuant to short-term time charters or on the spot market, we may be exposed to changes in spot market and short-term charter rates for dry bulk vessels and such changes may affect our earnings and the value of our dry bulk vessels at any given time. The supply of and demand for shipping capacity strongly influences freight rates. The factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	changes in the production of energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the location of regional and global production and manufacturing facilities;
•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;
•	the globalization of production and manufacturing;
•	global and regional economic and political conditions;
•	developments in international trade;
•	changes in seaborne and other transportation patterns, including the distance dry bulk cargo is transported by sea;
•	environmental and other regulatory developments;
•	currency exchange rates; and
•	weather.

Factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries, which among other factors relates to the ability of shipyards to deliver newbuildings by contracted delivery dates and the ability of purchasers to finance such newbuildings;
•	the scrapping rate of older vessels;

•	vessel casualties;
•	the price of steel;
•	changes in environmental and other regulations that may limit the useful lives of vessels;
•	the number of vessels that are out of service; and
•	port or canal congestion.

We anticipate that the future demand for our dry bulk vessels and charter rates will be dependent upon continued economic growth in the world’s economies including China and India, seasonal and regional changes in demand and changes to the capacity of the global dry bulk vessel fleet and the sources and supply of dry bulk cargo to be transported by sea. Adverse economic, political, social or other developments could negatively impact charter rates and therefore have a material adverse effect on our business, results of operations and ability to pay dividends.

The dry bulk vessel charter market remains significantly below its high in 2008.

The revenues, earnings and profitability of companies in our industry are affected by the charter rates that can be obtained in the market, which is volatile and has experienced significant declines since its highs in the middle of 2008. For example, the BDI declined from a high of 11,793 on May 20, 2008 to a low of 663 on December 5, 2008, which represents a decline of 94.0% within a single calendar year. The BDI fell over 70.0% during October 2008 alone. During 2009 and 2010, the BDI remained volatile. During 2009, the BDI reached a low of 772 on January 5 and a high of 4,661 on November 19. During 2010, the BDI reached a high of 4,209 on May 26 and a low of 1,700 on July 15. The BDI continued to decline in the first four months of 2011 to 1,269 as of April 28. We believe the decline and volatility in charter rates has been due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which has resulted in declines in cargo shipments, and the excess supply of iron ore in China, which has resulted in falling iron ore prices and increased stockpiles in Chinese ports. The decline and volatility in charter rates in the dry bulk market also affects the value of our dry bulk vessels, which follows the trends of dry bulk charter rates, and earnings on our charters, and similarly affects our cash flows, liquidity and compliance with the covenants contained in our loan arrangements.

There remains considerable instability in the world economy.

We expect that a significant number of the port calls our vessels make will likely involve the loading or discharging of raw materials in ports in the Asia Pacific region, particularly China. As a result, a negative change in economic conditions in any Asia Pacific country, particularly China, Japan and, to some extent, India, could have a material adverse effect on our business, financial position and results of operations, as well as our future prospects, by reducing demand and, as a result, charter rates and affecting our ability to charter our vessels. In the recent past, China and India have had two of the world’s fastest growing economies in terms of GDP and have been the main driving force behind increases in marine dry bulk trade and the demand for dry bulk vessels. If economic growth declines in China, Japan, India and other countries in the Asia Pacific region, we may face decreases in such dry bulk trade and demand. Moreover, a slowdown in the United States and Japanese economies or the economies of the European Union or certain Asian countries may adversely affect economic growth in China, India and elsewhere. Such an economic downturn in any of these countries could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

The international shipping industry and dry bulk market are highly competitive.

The shipping industry and dry bulk market are capital intensive and highly fragmented with many charterers, owners and operators of vessels and are characterized by intense competition. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. The trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which may result in a greater competitive threat to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Competition for the transportation of cargo by sea is intense and depends on customer relationships, operating expertise, professional reputation, price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Competition may increase in some or all of our principal markets, including with the entry of new competitors, who may operate larger fleets through consolidations or acquisitions and may be able to sustain lower charter rates and offer higher quality vessels than we are able to offer. We may not be able to continue to compete successfully or effectively with our competitors and our competitive position may be eroded in the future, which could have an adverse effect on our fleet utilization and, accordingly, business, financial condition, results of operations and ability to pay dividends.

There may be changes in the economic and political environment in China, and China may adopt policies to regulate its economy.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in respects such as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. We cannot assure you that the Chinese government will continue to pursue a policy of economic reform.

The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could adversely affect our business, operating results, financial condition and ability to pay dividends.

We depend on spot charters in volatile shipping markets.

We currently charter two of our six vessels on the spot charter market and we may charter other vessels on the spot market in the future. The spot charter market is highly competitive and spot charter rates may fluctuate significantly based upon available charters and the supply of and demand for seaborne shipping capacity. While our focus on the spot market may enable us to benefit if industry conditions strengthen, we must consistently procure spot charter business. Conversely, such dependence makes us vulnerable to declining market rates for spot charters and to the off-hire periods including ballast passages. Rates within the spot charter market are subject to volatile fluctuations while longer-term time charters provide income at pre-determined rates over more extended periods of time. There can be no assurance that we will be successful in keeping our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable the vessels to be operated profitably. A significant decrease in charter rates would affect value and adversely affect our profitability, cash flows and ability to pay dividends. We cannot give assurances that future available spot charters will enable us to operate our vessels profitably.

There may be an oversupply of dry bulk vessels in the world fleet.

The market supply of dry bulk vessels has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2010. Furthermore, the number of dry bulk vessels on order is near historic highs. As of April 29, 2011, newbuilding orders had been placed for an aggregate of more than 47.3% of the current global dry bulk fleet, according to Drewry. We have also seen fewer vessels being scrapped at levels observed during the economic crisis. As a result, the worldwide dry bulk fleet remains an aged fleet that has not decreased in number. An oversupply of dry bulk vessel capacity, particularly during a period of economic recession, may result in a reduction of charter hire rates. If we cannot enter into charters on acceptable terms, we may have to secure charters on the spot market, where charter rates are more volatile and revenues are, therefore, less predictable, or we may not be able to charter our vessels at all. In addition, a material increase in the net supply of dry bulk vessel capacity without corresponding growth in dry bulk vessel demand could have a material adverse effect on our fleet utilization and our charter rates generally, and could, accordingly, materially adversely affect our business, financial condition, results of operations and ability to pay dividends.

The market values of our vessels may decrease.

The market value of dry bulk vessels has generally experienced high volatility. The market prices for secondhand and newbuilding dry bulk vessels in the recent past have declined from historically high levels to low levels within a short period of time. The market value of our vessels may increase and decrease depending on a number of factors including:

•	prevailing level of charter rates;
•	general economic and market conditions affecting the shipping industry;
•	competition from other shipping companies;
•	configurations, sizes and ages of vessels;
•	supply and demand for vessels;
•	other modes of transportation;
•	cost of newbuildings;
•	governmental or other regulations; and
•	technological advances.

If the market values of our vessels decline, we may incur losses if we sell one or more of our vessels, we may not be in compliance with certain covenants in our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement or any other loan arrangements we may enter into, and we may not be able to refinance our debt or obtain additional financing, all of which would adversely affect our business and financial condition. If we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s depreciated book value in our financial statements, resulting in a loss and a reduction in earnings. If the market values of our vessels decrease, such decrease and its effects could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Our industry is subject to complex laws and regulations, including environmental regulations.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include but are not limited to: International U.S. Oil Pollution Act 1990, as amended, which we refer to as OPA; International Convention for the Safety of Life at Sea, 1974, which we refer to as SOLAS; International Convention on Load Lines, 1966; International Convention for the Prevention of Pollution from Ships, 1973, Protocol 1978; International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001; International Convention on Liability and Compensation for Damage in Connection with the Carriage of Hazardous and Noxious Substances by Sea, 1996; International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, which we refer to as the CLC; International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage, 1971; and Marine Transportation Security Act of 2002, which we refer to as the MTSA.

Government regulation of vessels, particularly in the area of environmental requirements, can be expected to become more stringent in the future and could require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and may materially adversely affect our business, financial condition and results of operations. For example, the 2010 explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the shipping industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Because such conventions, laws and regulations are often revised, or the required additional measures for compliance are still under development, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. We are also required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our operations.

These requirements can also affect the resale prices or useful lives of our vessels or require reductions in capacity, vessel modifications or operational changes or restrictions. Failure to comply with these requirements could lead to decreased availability of or more costly insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and claims for natural resource, personal injury and property damages in the event that there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. Violations of, or liabilities under, environmental regulations can result in substantial penalties, fines and other sanctions, including, in certain instances, seizure or detention of our vessels. Events of this nature would have a material adverse effect on our business, financial condition and results of operations.

The operation of our vessels is affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this document, each of the vessels that we operate is ISM Code-certified.

Climate change and greenhouse gas restrictions may be imposed.

Due to concern over the risk of climate change, a number of countries and the International Maritime Organization, or IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Capital expenditures and other costs necessary to operate and maintain our vessels may increase.

Changes in safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

There are inherent operational risks in the seaborne transportation industry.

The operation of any vessel includes risks such as mechanical failure, collision, fire, contact with floating objects, cargo or property loss or damage and business interruption due to political circumstances in foreign countries, piracy, terrorist attacks, armed hostilities and labor strikes. Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates and damage to our reputation and customer relationships generally. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. In addition, there is always the possibility of a marine disaster, including oil spills and other environmental damage.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydocking repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities would decrease our earnings.

Our insurance may not be adequate to cover our losses that may result from our operations.

We carry insurance for the vessels that we operate to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, war risk insurance and protection and indemnity insurance, which includes pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or underinsured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends. It may also result in protracted legal litigation. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions. We maintain, for each of the vessels that we operate, pollution liability coverage insurance for $1.0 billion per event. If damages from a catastrophic spill exceed our insurance coverage, it would have a materially adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.

Moreover, insurers have over the last few years increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally.

In addition, we do not currently carry and may not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends.

We may be subject to funding calls by our protection and indemnity clubs, and our clubs may not have enough resources to cover claims made against them.

We are indemnified for legal liabilities incurred while operating our vessels through membership of protection and indemnity, or P&I, associations, otherwise known as P&I clubs. P&I clubs are mutual insurance clubs whose members must contribute to cover losses sustained by other club members. The objective of a P&I club is to provide mutual insurance based on the aggregate tonnage of a member’s vessels entered into the club. Claims are paid through the aggregate premiums of all members of the club, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the club. Claims submitted to the club may include those incurred by members of the club, as well as claims submitted by other P&I clubs with which our club has entered into interclub agreements. We cannot assure you that the P&I club to which we belong will remain viable or that we will not become subject to additional funding calls which could adversely affect us.

We may be subject to increased inspection procedures, tighter import and export controls and new security regulations.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and our ability to pay dividends.

Rising fuel prices may adversely affect our profits.

While we currently have no charters under which we are bearing the cost of fuel (bunkers), fuel is a significant, if not the largest, expense if vessels are under voyage charters. Moreover, the cost of fuel will affect the profit we can earn on the spot market. Upon redelivery of vessels at the end of a time charter, we may be obliged to repurchase the fuel on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the time charter period. As a result, an increase in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside of our control, including geopolitical events, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

The operation of dry bulk vessels has certain unique operational risks.

The operation of certain vessel types, such as dry bulk vessels, has certain unique risks. With a dry bulk vessel, the cargo itself and its interaction with the vessel can be a risk factor. By their nature, dry bulk cargoes are often heavy, dense, easily shifted and react badly to water exposure. In addition, dry bulk vessels are often subjected to battering during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Hull breaches in dry bulk vessels may lead to the flooding of the vessels holds. If a dry bulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Maritime claimants could arrest our vessels, which would interrupt our business.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel, or other assets of the relevant vessel-owning company, for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels, or other assets of the relevant vessel-owning company or companies, could cause us to default on a charter, breach covenants in our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement or any other loan arrangements we may enter into, interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency, although governments may elect to requisition vessels in other circumstances. Even if we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

We may be affected by world events, such as terrorist attacks.

Terrorist attacks such as the attacks on the United States on September 11, 2001, in London on July 7, 2005 and in Mumbai on November 26, 2008 and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. The continuing presence of United States and other armed forces in Iraq and Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the world’s financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism have also affected vessels. Any of these occurrences could have a material adverse impact on our operating results, revenues, costs and ability to pay dividends.

Terrorist attacks on vessels, such as the October 2002 attack on the m.v. Limburg and the July 2010 alleged Al-Qaeda attack on the M. Star, both Very Large Crude Carriers not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil of the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our operating results, revenues, costs and ability to pay dividends.

Natural disasters, such as the recent earthquake and tsunami in Japan, could affect our business.

Japan is one of the world’s leading importers of dry bulk commodities. The severe earthquake and tsunami that struck Japan on March 11, 2011 have had an adverse effect on Japan’s manufacturing capabilities and economy generally. As of the date of this prospectus, the extent to which the earthquake, tsunami and pollution from emitted radiation from damaged nuclear reactors will affect the international economies and shipping industry is unclear. These disasters could decrease dry bulk imports to that country for an undeterminable period of time. This, in turn, could have an adverse effect on our business and results of operations.

Acts of piracy on ocean-going vessels have recently increased in frequency.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008, 2009, 2010 and the first three months of 2011, the frequency of piracy incidents has increased significantly, particularly in the Gulf of Aden off the coast of Somalia. If these piracy attacks result in regions in which our vessels are deployed being characterized by insurers as “war risk” zones or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult or impossible to obtain. One of our vessels was previously the subject of an attempted piracy attack, but it was able to evade such attack without damage to the vessel or its crew. In addition, crew costs, including employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could affect us.

The United States and other parts of the world are recently emerging from a recession. For example, the credit markets in the United States experienced significant contraction, deleveraging and reduced liquidity, and the United States federal government and state governments implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission, which we refer to as the SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

A number of financial institutions experienced, and may still be experiencing, serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide. As of March 31, 2011, we had total outstanding indebtedness of $96.2 million (of principal balance) under our Credit Facility and the Kelty Loan Agreement.

We face risks attendant to changes in economic environments, changes in interest rates and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our Credit Facility or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition, cash flows and ability to pay dividends.

Compliance with safety and other vessel requirements imposed by classification societies may be costly.

The hull and machinery of every commercial vessel must be certified as safe and seaworthy in accordance with applicable rules and regulations, and accordingly vessels must undergo regular surveys. All of the vessels that we operate are classed by one of the major classification societies, including Nippon Kaiji Kyokai (Class NK), American Bureau of Shipping and Germanischer Lloyd.

Vessels must undergo annual surveys, immediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of its underwater parts.

If any vessel does not maintain its class and/or fails any annual, intermediate or special survey, the vessel may be unable to trade between ports and may be unemployable which could trigger the violation of certain covenants in our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement or any other loan arrangements we may enter into. Such an occurrence could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

We expect that a limited number of financial institutions will hold our cash including financial institutions that may be located in Greece.

We expect that a limited number of financial institutions will hold all of our cash, including some institutions located in Greece. Our bank accounts are with banks in Switzerland, Germany and Greece. Of the financial institutions located in Greece, some are subsidiaries of international banks and others are Greek financial institutions. We do not expect that these balances will be covered by insurance in the event of default by these financial institutions. The occurrence of such a default could have a material adverse effect on our business, financial condition, results of operations and cash flows, and we may lose part or all of our cash that we deposit with such banks.

Dividends paid by Globus Maritime may not constitute qualified dividend income eligible for a preferential rate of U.S. federal income taxation.

Unless the U.S. Congress passes a law to extend the 15.0% preferential rate of U.S. federal income tax on qualified dividend income, the rate of tax on qualified dividend income will increase after December 31, 2012. There can be no assurance as to whether the preferential rate of tax will be available if we pay a dividend before December 31, 2012, and even if the preferential rate is extended whether it would apply to dividends paid by a non-U.S. corporation such as Globus Maritime. Legislation has been previously introduced in the U.S. Congress that would deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income in certain circumstances. Some of these proposals, if enacted, may disqualify dividends from a non-U.S. corporation for the 15.0% preferential rate of tax on qualified dividend income.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call at ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent that our vessels are found with contraband, whether inside or attached to the hull of our vessel, and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims that could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Risks relating to Globus Maritime

We may be unable to attract and retain key management personnel and other employees in the shipping industry.

Our success depends to a significant extent upon the abilities and efforts of our management team, and in particular on the experience, abilities, business relationships and efforts of our Chief Executive Officer, president and co-founder, George Karageorgiou. Although we have entered into employment agreements in relation to the services of Mr. Karageorgiou and our Chief Financial Officer, Elias Deftereos, there is no guarantee that such agreements will not be terminated or honored. Our success will depend upon our ability to hire and retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals, in particular Mr. Karageorgiou, could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not intend to maintain “key man” life insurance for any of our senior management.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews (totaling approximately 90 as of March 31, 2011). Seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. Any labor interruptions or employment disagreements with our crew members could disrupt our operations and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. We cannot assure you that collective bargaining agreements will prevent labor interruptions.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.

Our current operating and financial systems may not be adequate as we implement our plans to expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, as we seek to expand our internal technical management capabilities and our fleet, we or our crewing agents may need to recruit suitable additional seafarers and shore based administrative and management personnel. We cannot guarantee that we or our crewing agents will be able to hire suitable employees or a sufficient number of employees as we expand our fleet. If we or our crewing agent encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to develop and maintain effective financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced or eliminated.

Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our time and spot charters. Increases in crew costs may adversely affect our profitability.

We may be unable to successfully employ our vessels on long-term charters or take advantage of favorable opportunities involving short-term or spot market charter rates.

Our strategy is to employ our vessels on a mix of all types of charter contracts, including bareboat charters, time charters and spot charters. As of June 24, 2011, four of our dry bulk vessels were employed on time and bareboat charters with remaining terms of 20 months on average (based on earliest charter expiration dates), and the remaining two vessels were employed on the spot market. Although charters with longer charter periods provide relatively steady streams of revenue, our vessels committed to such charters may not be available for rechartering or for spot market voyages when such employment would allow us to realize the benefits of comparably more favorable charter rates. In addition, in the future, we may not be able to enter into new charters on favorable terms. The market is volatile, and in the past charter rates have declined below operating costs of vessels. If we are required to enter into a charter when charter rates are low, employ our vessels on the spot market during periods when charter rates have fallen or we are unable to take advantage of short-term opportunities on the spot or charter market, our earnings and profitability could be adversely affected. We cannot assure you that future charter rates will enable us to operate our vessels profitably or to pay dividends, or both.

Our charterers may renegotiate or default on their charters.

Our charters provide the charterer the right to terminate the charter on the occurrence of stated events or the existence of specified conditions. In addition, the ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the dry bulk shipping industry and the overall financial condition of the counterparties. The costs and delays associated with the default of a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends.

In the recent depressed dry bulk market conditions, there have been numerous reports of charterers renegotiating their charters or defaulting on their obligations thereunder. If our current charterers or a future charterer defaults on a charter, we will seek the remedies available to us, which may include arbitration or litigation to enforce the contract, although such efforts may not be successful. We cannot predict whether our charterers will, upon the expiration of their charters, recharter our vessels on favorable terms or at all. If our charterers decide not to recharter our vessels, we may not be able to recharter them on terms similar to the terms of our current charters or at all. In the future, we may also employ our dry bulk vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. If we receive lower charter rates under replacement charters or are unable to recharter all of our vessels, this may adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends.

The aging of our fleet may result in increased operating costs in the future.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of March 31, 2011, the weighted average age of the five vessels in our fleet was 4.2 years. As our fleet ages, we expect to incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates, paid by charterers, increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, further market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

If we cannot complete the purchase of the m/v Sun Globe, we may use the proceeds of this offering for general corporate purposes with which you may not agree.

During the first half of 2011, we contracted to expand the size of our fleet with our planned acquisition of the m/v Sun Globe. We expect the m/v Sun Globe to be delivered during the third quarter of 2011. The DVB Loan Agreement provides a senior secured term loan for up to $40.0 million to finance the lesser of (1) 65.0% of the charter free market value of the m/v Sun Globe and m/v Moon Globe at the time of their delivery and (2) $20.0 million each. We intend to use a portion of the net proceeds of this offering to pay a portion of the purchase price for the m/v Sun Globe. If the seller of the m/v Sun Globe fails to deliver the vessel to us as agreed, or if we cancel the purchase agreement because the seller has not met its obligations to us, our management will have the discretion to apply the proceeds of this offering that we would have used to purchase the m/v Sun Globe for general corporate purposes with which you may not agree. We will not escrow the proceeds from this offering and we will not return the proceeds to you if we do not take delivery of the m/v Sun Globe. It may take a substantial period of time before we can locate and purchase other suitable vessels. We cannot assure you that we will be able to charter this vessel at a rate that yields returns comparable to the vessels in our existing fleet.

We cannot assure you that we will be able to borrow all of the remaining amount committed under the DVB Loan Agreement.

The DVB Loan Agreement provides us with a senior secured term loan. Borrowings under the loan agreement are subject to customary conditions that are specified in the definitive documentation, including that we may only use our loan agreement to finance the lesser of (1) 65.0% of the charter free market value of the m/v Sun Globe and the m/v Moon Globe at the time of their delivery and (2) $20.0 million each. In June 2011, we drew down $19.0 million to pay a portion of the purchase price of the m/v Moon Globe. We cannot assure you that we will be able to borrow the remaining $20.0 million committed under the DVB Loan Agreement relating to the m/v Sun Globe. If we are unable to borrow the remaining amount committed thereunder, our ability to execute our growth strategy will be materially adversely affected.

We may have difficulty managing our planned growth.

Any future acquisitions of additional vessels will impose additional responsibilities on our management and staff and may require us to increase the number of our personnel. In the event of a future acquisition of additional vessels, we will also have to increase our customer base to provide continued employment for the new vessels.

We intend to continue to grow our business through disciplined acquisitions of secondhand vessels that meet our selection criteria and newly built vessels if we can negotiate attractive purchase prices. Our future growth will primarily depend on:

•	locating and acquiring suitable vessels;
•	identifying and consummating acquisitions;
•	enhancing our customer base;

•	managing our expansion; and
•	obtaining required financing on acceptable terms.

A delay in the delivery to us of any such vessel, or the failure of the shipyard to deliver a vessel at all, could cause us to breach our obligations under a related charter and could adversely affect our earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences. A shipyard could fail to deliver a newbuilding on time or at all because of:

•	work stoppages or other hostilities or political or economic disturbances that disrupt the operations of the shipyard;
•	quality or engineering problems;
•	bankruptcy or other financial crisis of the shipyard;
•	a backlog of orders at the shipyard;
•	weather interference or catastrophic events, such as major earthquakes or fires;
•	our requests for changes to the original vessel specifications or disputes with the shipyard;
•	shortages of or delays in the receipt of necessary construction materials, such as steel; or
•	shortages of or delays in the receipt of necessary equipment, such as main engines, electricity generators and propellers.

In addition, if we enter a newbuilding or secondhand contract in the future, we may seek to terminate the contract due to market conditions, financing limitations or other reasons. The outcome of contract termination negotiations may require us to forego deposits on construction or purchase and pay additional cancellation fees. In addition, where we have already arranged a future charter with respect to the terminated newbuilding contract, we would need to provide an acceptable substitute vessel to the charterer to avoid breaching our charter agreement.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into newbuilding contracts at favorable prices. During periods when charter rates are low, we may be unable to fund the acquisition of newbuildings, whether through lending or cash on hand. For these reasons, we may be unable to execute our growth plans or avoid significant expenses and losses in connection with our future growth efforts.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

During the first half of 2011, we contracted to expand the size of our fleet with our planned acquisition of the m/v Sun Globe and the m/v Moon Globe. The m/v Moon Globe was delivered in June 2011 and we expect the m/v Sun Globe to be delivered during the third quarter of 2011. We have entered into the DVB Loan Agreement for up to $40.0 million to finance the lesser of (1) 65.0% of the charter free market value of the m/v Sun Globe and the m/v Moon Globe at the time of their delivery and (2) $20.0 million each. In June 2011, we drew down $19.0 million to pay a portion of the purchase price of the m/v Moon Globe.

Possible new legislative or regulatory changes in Greece may adversely affect our results from operations.

Our Manager, which is regulated under Greek Law 89/67, conducts its operations and those on our behalf primarily in Greece. Greece has been implementing new legislative measures to address financial difficulties, several of which as a response from oversight by the International Monetary Fund and by European regulatory bodies such as the European Central bank. Such legislative actions may impose new regulations on our operations in Greece that will require us to incur new or additional compliance or other administrative costs and may require that our Manager or we pay to the Greek government new taxes or other fees. Any such taxes, fees or costs we incur could be in amounts that are significantly greater than those in the past and could adversely affect our results from operations.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization.

While we have the right to inspect previously owned vessels prior to our purchase of them, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we are not aware of when we buy the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydocking, which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

The declaration and payment of dividends will depend on a number of factors and will always be subject to the discretion of our board of directors.

There can be no assurance that dividends will be paid in any anticipated amounts and frequency at all. Our policy is to declare and pay a variable quarterly dividend in excess of 50.0% of the net income of the previous quarter subject to any reserves our board of directors may from time to time determine are required. However, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement also prohibit our declaration and payment of dividends under some circumstances. Under each of our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement we will be prohibited from paying dividends if an event of default has occurred or any event has occurred or circumstance arisen which with the giving of notice or the lapse of time or the satisfaction of any other condition would constitute an event of default under our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement . Please read “Loan Arrangements” for further information. We may also enter into new financing or other agreements that may restrict our ability to pay dividends.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors, and will be paid equally on a per-share basis between our common shares and our Class B shares, to the extent any are issued and outstanding. We can provide no assurance that dividends will be paid in the future.

There may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends based upon, among other things:

•	the rates we obtain from our charters as well as the rates obtained upon the expiration of our existing charters;
•	the level of our operating costs;
•	the number of unscheduled off-hire days and the timing of, and number of days required for, scheduled drydocking of our vessels;
•	vessel acquisitions and related financings;
•	restrictions in our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement and in any other loan arrangements we may enter into;
•	our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy;
•	prevailing global and regional economic and political conditions;
•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;
•	our overall financial condition;

•	our cash requirements and availability;
•	the amount of cash reserves established by our board of directors; and
•	restrictions under Marshall Islands law.

Marshall Islands law generally prohibits the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient funds, surplus or net profits to make distributions available to us.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, if any. Our growth strategy contemplates that we will finance the acquisition of our newbuildings or selective acquisitions of vessels through a combination of our operating cash flow and debt financing through our subsidiaries or equity or debt financing. If financing is not available to us on acceptable terms, our board of directors may decide to finance or refinance acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into other agreements that will restrict our ability to pay dividends.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income, if we pay dividends at all.

We are a holding company, and we will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all directly wholly owned by us, will conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. In addition, our subsidiaries are subject to limitations on the payment of dividends under the law of the jurisdictions of their incorporation.

Management may be unable to provide reports as to the effectiveness of our internal control over financial reporting or our independent registered public accounting firm may be unable to provide us with unqualified attestation reports as to the effectiveness of our internal control over financial reporting.

Under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Sarbanes-Oxley, we may be required to include in each of our annual reports on Form 20-F commencing for the year ended December 31, 2011 a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent registered public accounting firm. Our Manager will provide substantially all of our financial reporting, and we will depend on the procedures it has in place. If, in such future annual reports on Form 20-F, our management cannot provide a report as to the effectiveness of our internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified attestation report as to the effectiveness of our internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common shares.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenues will decline.

As of March 31, 2011 and March 31, 2010, the vessels in our fleet had a weighted average age of 4.2 and 7.9 years, respectively. Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to be 25 years from the date of their construction. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially adversely affected. Any reserves set aside for vessel replacement may not be available for dividends.

Investments in derivative instruments such as forward freight agreements could result in losses.

From time to time, we may take positions in derivative instruments including forward freight agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and time period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations, cash flow and ability to pay dividends.

We depend upon a few significant customers for a large part of our revenues.

We derive a significant part of our revenue from a small number of customers. During the year ended December 31, 2010, we derived substantially all of our revenues from approximately 15 customers and a majority of our revenues from three customers. If one or more of our customers that contribute to a significant part of our revenues is unable to perform under a charter with us and we are not able to find a replacement charter, or if such a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a time charter if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;
•	the customer terminates the charter because of our non-performance, including failure to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, serious deficiencies in the vessel, prolonged periods of off-hire or our default under the charter; or
•	the customer terminates the charter because the vessel has been subject to seizure for more than 30 days.

If we lose a key customer, we may be unable to obtain charters on comparable terms with charterers of comparable standing or we may have increased exposure to the volatile spot market, which is highly competitive and subject to significant price fluctuations. We would not receive any revenues from such a vessel while it remained unchartered, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition, insure it and service any indebtedness secured by such vessel. The loss of any of our customers, time charters or vessels or a decline in payments under our charters could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

We cannot assure you that we will be able to borrow amounts under our existing credit facility or future debt arrangements and restrictive covenants in our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement may impose financial and other restrictions on us.

Our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement impose, and any other loan arrangements we may enter into may impose, operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

•	create or permit liens on our assets;
•	engage in mergers or consolidations;

•	change the flag or classification society of our vessels;
•	pay dividends; and
•	change the management of our vessels.

Moreover, these restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement will and future credit arrangements will likely require us to maintain specified financial ratios and satisfy financial covenants during the remaining terms of such agreements, some of which are based upon the market value of our fleet. If the market value of our fleet declines sharply, we may not be in compliance with certain provisions of our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement and any other loan arrangements we may enter into, and we may not be able to refinance our debt or obtain additional financing. We expect that the market value of our fleet will be above the minimum market values required by our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement. However, should our time charter rate or vessel values materially decline in the future due to any of the reasons discussed in the risk factors set forth above or otherwise, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to satisfy these covenants. Our Credit Facility contains a covenant that Mr. Feidakis will maintain beneficial ownership of at least 35.0% of our total issued voting share capital and the Kelty Loan Agreement contains a covenant that Mr. Feidakis and Mr. Karageorgiou will maintain in the aggregate beneficial ownership of at least 37.0% of our total issued voting share capital. Firment Trading Limited, a company controlled by Mr. Feidakis, has indicated to us that it will acquire at least 250,000 common shares through the directed share program and we therefore do not expect to be in breach of either of these covenants after the offering and sale of common shares pursuant to this prospectus. Kim Holdings S.A., a company controlled by Mr. Karageorgiou, has indicated to us that it will acquire 5,000 common shares through the directed share program.

Events beyond our control, including changes in the economic and business conditions in the shipping sectors in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will continue to comply with these financial covenants or that our lenders will waive any failure to do so.

A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our Credit Facility would prevent us from borrowing additional money under this facility and could result in a default under our Credit Facility. If an event of default occurs under our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement or any other loan arrangement we may enter into, the respective lender could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and proceed with an enforcement action against the collateral securing that debt, which could constitute all or substantially all of our assets.

Therefore, our discretion is limited because we may need to obtain consent from our lenders in order to engage in certain corporate actions. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. This may limit our ability to pay dividends to our shareholders, finance our future operations or pursue business opportunities.

We cannot assure you that we will be able to refinance any indebtedness incurred under our Credit Facility, the Kelty Loan Agreement or the DVB Loan Agreement or obtain additional debt financing.

We may finance future fleet expansion with additional secured indebtedness. While we may refinance amounts drawn under our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement or secure new debt facilities with the net proceeds of future debt and equity offerings, we cannot assure you that we will be able to do so at an interest rate or on terms that are acceptable to us or at all. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, including the actual or perceived credit quality of our charterers and the market value of our fleet, as well as by adverse market conditions resulting from, among other things, general economic conditions, weakness in the financial markets and contingencies and uncertainties that are beyond our control. Significant contraction, de-leveraging and reduced liquidity in credit markets worldwide is reducing the availability and increasing the cost of credit.

If we are not able to refinance our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement or obtain new debt financing on terms acceptable to us, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. In addition, debt service payments under our Credit Facility, the Kelty Loan Agreement, the DVB Loan Agreement or any other loan arrangements we may enter into, may limit funds otherwise available for working capital, capital expenditures, the payment of dividends and other purposes. Our inability to obtain additional or replacement financing at anticipated costs or at all may materially affect our results of operation, our ability to implement our business strategy and our payment of dividends.

The superior voting rights of our Class B shares, if issued, may limit our common shareholders’ ability to influence corporate matters.

Under our articles of incorporation, our Class B shares have 20 votes per share, and our common shares have one vote per share. We currently have no Class B shares outstanding and we will not issue any Class B shares in 2011.

Even after we issue or otherwise sell additional common shares after an issuance of Class B shares, holders of our Class B shares, depending on the number, may have substantial control and influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. It is possible that, because of this dual class stock structure, holders of our Class B shares will be able to control all matters submitted to our shareholders for approval even though they may own significantly less than 50.0% of the aggregate number of outstanding shares of our common shares and Class B shares. This potential concentrated control could limit our common shareholders’ ability to influence corporate matters and, as a result, we may take actions that our common shareholders do not view as beneficial. As a result, the market price of our common shares could be adversely affected.

Provisions of our articles of incorporation and bylaws may have anti-takeover effects.

Several provisions of our articles of incorporation, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors.

Dual Class Stock.  Our dual class stock structure, which consists of common shares and Class B shares, can provide holders of our Class B shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Blank Check Preferred Shares.  Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of “blank check” preferred shares. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares. We intend to issue one preferred share to Mr. Feidakis or his affiliate that will provide the holder with the ability to appoint any one person to be a director, who may also be the chairman of our board of directors, for so long as such holder and his or its affiliates also hold in the aggregate at least 30.0% of the voting power of our shares. Such preferred share will have no voting or dividend rights.

Classified Board of Directors.  Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors.  Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30.0% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.  Our bylaws provide that shareholders, other than shareholders holding 30.0% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

We are subject to risk relating to exchange rate fluctuations as we generate revenues from the trading of our vessels in U.S. dollars but incur a portion of our expenses in other currencies.

We generate substantially all of our revenues from the trading of our vessels in U.S. dollars, but in 2010 we incurred approximately 22% of our vessel operating expenses, and certain administrative expenses, in currencies other than the U.S. dollar. This difference could lead to fluctuations in net profit due to changes in the value of the U.S. dollar relative to the other currencies. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our revenues. We have not hedged our currency exposure, and, as a result, our results of operations and financial condition, denominated in U.S. dollars, and our ability to pay dividends could suffer.

Increases in interest rates may cause the market price of our shares to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general. Any such increase in interest rates or reduction in demand for our shares resulting from other relatively more attractive investment opportunities may cause the trading price of our shares to decline.

The public market may not continue to be active and liquid enough for you to resell our common shares in the future.

The price of our common shares may be volatile and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the dry bulk shipping industry;
•	market conditions in the dry bulk shipping industry;
•	changes in government regulation;
•	shortfalls in our operating results from levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities market.

The dry bulk shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile.

Our chairman of the board of directors holds a majority of our total outstanding common shares, which provides control over matters on which our shareholders are entitled to vote.

As of March 31, 2011, Mr. Georgios Feidakis, our chairman of the board of directors, beneficially owned a majority of our outstanding common shares. Please read “Principal Shareholders” for further information. Until such time that we issue additional securities or Mr. Feidakis sells all or a portion of his common shares, Mr. Feidakis can control the outcome of matters on which our shareholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of Mr. Feidakis may be different from your interests. We have been informed that Firment Trading Limited intends to purchase at least 250,000 common shares through the directed share program. If we sell 2,625,000 common shares to unaffiliated purchasers pursuant to this prospectus, and Firment Trading Limited purchases 250,000 common shares, Mr. Feidakis will retain ownership of approximately 46.5% of our common shares.

We may have to pay tax on U.S. source shipping income.

Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, 50.0% of the gross shipping income of a vessel-owning or chartering company that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4.0% U.S. federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under section 883 of the Code and the U.S. Treasury regulations promulgated thereunder, which we refer to as the Section 883 Exemption. The eligibility of Globus Maritime and its subsidiaries to qualify for the Section 883 Exemption is determined each taxable year and is dependent on certain circumstances related to the ownership of our shares and on interpretations of existing U.S. Treasury regulations, each of which could change. We can therefore give no assurance that we will in fact be eligible to qualify for the Section 883 Exemption for all taxable years. In addition, changes to the Code, the U.S. Treasury regulations or the interpretation thereof by the U.S. Internal Revenue Service, or IRS, or the courts could adversely affect the ability of Globus Maritime and its subsidiaries to take advantage of the Section 883 Exemption.

If we are not entitled to the Section 883 Exemption for any taxable year in which any company in the group earns U.S. source shipping income, any company earning such U.S. source shipping income, would be subject to a 4.0% U.S. federal income tax on the gross amount of the U.S. source shipping income for the year (or an effective rate of 2.0% on shipping income attributable to the transportation of freight to or from the United States). The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

For a more complete discussion, please read the section entitled “Taxation — U.S. Tax Considerations —  U.S. Federal Income Taxation of the Company.”

U.S. tax authorities could treat us as a “passive foreign investment company,” which could result in adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either at least 75.0% of its gross income for any taxable year consists of certain types of “passive income” or at least 50.0% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.”

U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders). In particular, U.S. shareholders who are individuals would not be eligible for the 15.0% preferential tax rate on qualified dividends that is in effect through December 31, 2012. Please read “Taxation — U.S. Tax Considerations — U.S. Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Based on our current operations and anticipated future operations, we believe that Globus Maritime should not be treated as a PFIC. In this regard, we intend to treat gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities should not constitute “passive income,” and that the assets we own and operate in connection with the production of that income do not constitute assets that produce or are held for the production of “passive income.”

There are legal uncertainties involved in this determination, because there is no direct legal authority under the PFIC rules addressing our current and projected future operations. Moreover, a recent case by the U.S. Court of Appeals for the Fifth Circuit held that, contrary to the position of the IRS in that case, and for purposes of a different set of rules under the Code, income received under a time charter of vessels should be treated as rental income rather than services income. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time chartering activities would be treated as rental income, and we would be a PFIC. Although the IRS has announced that it will not follow the reasoning of this case, and that it intends to treat the income from standard industry time charters as services income, no assurance can be given that a U.S. court will not follow the aforementioned case. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences and information reporting obligations, as more fully described under “Taxation — U.S. Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

We are subject to Marshall Islands corporation law, which is not well-developed.

Our corporate affairs are governed by our articles of incorporation, our bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. The rights of shareholders of companies incorporated in or redomiciled to the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a more substantial body of case law in the corporate law area.

It may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

Our business is operated primarily from our offices in Greece. In addition, a majority of our directors and officers are non-residents of the United States, and all of our assets and a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. You may also have difficulty enforcing, both within and outside of the United States, judgments you may obtain in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

The nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We redomiciled to the Marshall Islands, our Manager was incorporated in the Marshall Islands and all of our subsidiaries that own vessels in our current fleet were incorporated in the Marshall Islands. In addition, we have limited operations in the United States and we maintain limited assets in the United States. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us, our Manager or our subsidiaries owning vessels in our current fleet, bankruptcy laws other than those of the United States could apply. Marshall Islands does not have a bankruptcy statute or general statutory mechanism for insolvency proceedings. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction. These factors may delay or prevent us from entering bankruptcy in the United States and may affect the ability of our shareholders to receive any recovery following our bankruptcy.

We, or our large shareholders, may sell additional securities in the future.

The market price of our common shares could decline due to sales of a large number of our securities in the market, including sales of shares by our large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of shares.

We may issue additional common shares, including Class B shares, or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares, including Class B shares, or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares, including Class B shares, or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on our common shares may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.

You will experience immediate and substantial dilution of $     per common share.

The assumed public offering price per share of our common shares in this offering exceeds the pro forma net tangible book value per common share, upon completion of this offering. Based on the assumed public offering price of $       per share, you will incur immediate and substantial dilution of $       per share. Please read “Dilution” for further information.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $      million after deducting the underwriting discount and estimated offering expenses. We intend to use approximately $10.6 million to fund a portion of the purchase price for our acquisition of the m/v Sun Globe, a 58,790 dwt 2007-built Supramax dry bulk vessel that we have agreed to purchase for $30.3 million, unless the charter free market value of the vessel at the time of delivery is less than $30.3 million, in which case we intend to use additional net proceeds to pay the difference between 65% of the charter free market value of the m/v Sun Globe and $30.3 million. We intend to use the remaining net proceeds for general and working capital purposes. If we do not purchase the m/v Sun Globe, we may use the proceeds of this offering for general corporate and working capital purposes.

For more information on the m/v Sun Globe, please read “Business — Our Fleet.”

OUR DIVIDEND POLICY AND RESTRICTIONS ON DIVIDENDS

Our dividend policy is to pay a variable quarterly dividend in excess of 50.0% of the net income of the previous quarter, subject to any reserves our board of directors may from time to time determine are required. We believe this policy maintains an appropriate level of dividends to shareholders, while also reserving cash for potential downturns in the shipping industry and to reinvest in vessel acquisitions.

In calculating our dividend, we exclude from net income any gain on the sale of vessels and any unrealized gains or losses on derivatives. Our board of directors, in its discretion, can determine in the future whether any capital surpluses arising from vessel sales should be included in the calculation of a dividend. Dividends will be paid in U.S. dollars equally on a per-share basis between our common shares and our Class B shares, to the extent any are issued and outstanding. The amount of dividends paid in any period is not indicative of the amount of dividends that may be paid in the future.

Globus Maritime is a holding company, with no material assets other than the shares of our subsidiaries. Therefore, our ability to pay dividends depends on the earnings and cash flow of those subsidiaries and their ability to pay dividends to us. Additionally, the declaration and payment of any dividend is subject at all times to the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and anticipated cash requirements and availability, additional acquisitions of vessels, restrictions in our debt arrangements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, required capital and drydocking expenditures, reserves established by our board of directors, increased or unanticipated expenses, a change in our dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond our control.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received from the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such dividend.

As a company listed on AIM, we historically paid dividends to our shareholders in amounts ranging from $0.03 per share to $0.50 per share. We did not declare or pay dividends in 2009. In September 2010, we declared and paid a cash dividend of approximately $0.11 (GB 7.3 pence) per share. In December 2010, we declared and paid a quarterly cash dividend of $0.16 per share relating to the three months ended September 30, 2010. In February 2011, we declared a quarterly cash dividend of $0.16 per share relating to the three months ended December 31, 2010, which was paid in March 2011. In May 2011, we declared and paid a quarterly cash dividend of $0.16 per share relating to the three months ended March 31, 2011. In June 2011, we declared a quarterly cash dividend of $0.16 per share, which corresponds for the second quarter of 2011. This quarterly dividend will be payable on or about July 28, 2011 to our shareholders of record as of June 17, 2011.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of March 31, 2011:

•	on a historical basis without any adjustment to reflect subsequent events;
•	on an adjusted basis, giving effect to the payment of an aggregate $1.2 million quarterly dividend declared and paid in May 2011; and
•	on a further adjusted basis, giving effect to:
º	the payment of an aggregate $1.2 million quarterly dividend declared in June 2011;
º	the acquisition of the m/v Moon Globe;
º	our issuance and sale of 2,500,000 common shares in this offering at the offering price of $ per share and the application of a portion of the net proceeds of this offering to fund the acquisition of the m/v Sun Globe; and
º	the entry into the DVB Loan Agreement.

Other than the above, there have been no material changes in our capitalization between March 31, 2011 and the date of this prospectus. The following should be read in conjunction with the historical financial statements and related notes thereto in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Actual	As Adjusted	As Further Adjusted
	(Unaudited; Expressed in Thousands of U.S. Dollars)
Long term borrowings, net of current portion	$85,150	$85,150	$
Current portion of long term borrowings	11,000	11,000
Total borrowings	96,150	96,150
Equity:
Issued share capital	29	29
Share premium	88,817	88,817
Retained earnings	30,048	28,882
Total Equity	118,894	117,728
Total capitalization and indebtedness	$215,044	$213,878	$

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of our common shares in this offering will exceed the net tangible book value per common share after the offering. The net tangible book value is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities. The historical net tangible book value as of March 31, 2011 was $118.9 million in total and $16.31 per share for the number of common shares for the existing shareholders at the offering.

The as adjusted net tangible book value as of March 31, 2011 would have been $     million, or $     per common share if the sale by us of 2,500,000 common shares at $     per share in this offering, after deducting underwriting discounts and estimated offering expenses took place as of March 31, 2011. This represents an immediate increase in net tangible book value of $     per share, or     %, to the existing shareholder and an immediate dilution in net tangible book value of $     per share, or     %, to new investors.

The following table illustrates the pro forma per share dilution and appreciation as of March 31, 2011:

Public offering price per share of common shares	$
Net tangible book value per share before this offering		$16.31
Increase in net tangible book value attributable to new investors in this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

The following table summarizes, on an as adjusted basis as of March 31, 2011, the differences between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and average price per share paid by you in this offering, based upon the public offering price of $     per share.

	As Adjusted Shares Outstanding		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders		%	$	%	$
New investors*		%	$	%	$
Total*		100%	$	100%	$

*	Before deducting underwriting discounts and commissions.

MARKET FOR OUR COMMON SHARES

Our common shares began trading in the United Kingdom on AIM on June 6, 2007 under the stock symbol “GLBS.L.” All such trades were conducted with pounds sterling. Our common shares were suspended from trading on AIM as of November 24, 2010 and were delisted from AIM on November 26, 2010.

On November 24, 2010, we redomiciled to the Marshall Islands pursuant to the BCA and a resale registration statement for our common shares was declared effective by the SEC. Once the resale registration statement was declared effective by the SEC, our common shares began trading on the Nasdaq Global Market under the ticker “GLBS.”

The following table lists the high and low closing sales prices on AIM and the Nasdaq Global Market, as applicable, for our common shares for the last six months; the last nine fiscal quarters; and the last four fiscal years (since we began trading on AIM).

On July 29, 2010, we effectuated a one-for-four reverse stock split of our common shares. Prices indicated below with respect to our common share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions. All prices are quoted in U.S. dollars, using an exchange rate of U.K. pounds sterling to U.S. dollar of 1.0:1.6.

Period Ended	High	Low
Monthly
June 1 to June 24, 2011	$10.84	$8.44
May 31, 2011	$9.50	$8.80
April 29, 2011	$9.00	$8.52
March 31, 2011	$8.99	$8.00
February 28, 2011	$9.53	$7.94
January 31, 2011	$10.50	$7.93
December 31, 2010	$13.59	$8.99
Quarterly
March 31, 2011	$8.99	$8.00
December 31, 2010	$13.59	$8.99
September 30, 2010	$10.32	$8.64
June 30, 2010	$8.96	$7.84
March 31, 2010	$8.00	$6.05
December 31, 2009	$6.21	$3.78
September 30, 2009	$4.93	$3.94
June 30, 2009	$6.98	$3.20
March 31, 2009	$5.25	$2.82
Yearly
December 31, 2010	$13.59	$6.05
December 31, 2009	$6.98	$2.82
December 31, 2008	$35.52	$4.16
December 31, 2007	$40.00	$19.20

SELECTED CONSOLIDATED FINANCIAL & OPERATING DATA

The following tables set forth our selected consolidated financial and operating data. The selected consolidated financial data as of December 31, 2010 and 2009 and for the three years ended December 31, 2010 are derived from our audited consolidated financial statements, included elsewhere in this prospectus, which have been prepared in accordance with IFRS as issued by the IASB. We have not included financial information as of and for the year ended December 31, 2006 due to the unreasonable effort or expense of preparing such information. The selected consolidated financial data as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 are derived from our unaudited consolidated interim financial statements. The data set forth below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, related notes and other financial information included elsewhere in this prospectus. Results of operations in any period are not necessarily indicative of results in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2011	2010	2010	2009	2008	2007
Statements of comprehensive income data
Revenue	8,461	5,827	28,860	52,812	98,597	40,960
Voyage expenses	(995)	(484)	(2,152)	(3,742)	(6,674)	(2,245)
Net Revenue(1)	7,466	5,343	26,708	49,070	91,923	38,715
Vessel Operating Expenses	(1,583)	(1,295)	(5,887)	(10,137)	(12,537)	(7,639)
Depreciation	(2,273)	(1,278)	(7,367)	(11,204)	(17,407)	(10,212)
Depreciation of drydocking costs	(3)	(129)	(410)	(1,512)	(1,572)	(1,033)
Administrative expenses	(549)	(499)	(2,310)	(2,004)	(2,122)	(1,292)
Administrative expenses payable to related parties	(277)	(279)	(1,066)	(1,272)	(1,216)	(1,377)
Share-based payments	(90)	(77)	(311)	(1,754)	(770)	(380)
Impairment loss	—	—	—	(28,429)	(20,224)	—
Gain/(loss) on sale of vessels	—	7	7	(802)	15,095	—
Other (expenses)/income, net	(45)	(6)	(35)	(106)	408	(36)
Operating profit/(loss) before financial activities	2,646	1,787	9,329	(8,150)	51,578	16,746
Interest income from bank balances & deposits	15	197	247	1,032	946	577
Interest expense and finance costs	(585)	(585)	(2,133)	(2,926)	(7,707)	(5,596)
Gain/(loss) on derivative financial instruments	99	(172)	(570)	143	(1,373)	—
Foreign exchange gains/(losses), net	7	(768)	(870)	(178)	(626)	298
Total loss from financial activities	(464)	(1,328)	(3,326)	(1,929)	(8,760)	(4,721)
Total comprehensive income/(loss) for the period/year	2,182	459	6,003	(10,079)	42,818	12,025
Attributable to:
Shareholders of Globus Maritime	2,182	459	6,003	(10,079)	42,818	11,210
Non-controlling interest	—	—	—	—	—	815
	2,182	459	6,003	(10,079)	42,818	12,025
Basic earnings/(loss) per share for the period/year	0.30	0.06	0.83	(1.40)	5.98	1.89
Diluted earnings/(loss) per share for the period/year	0.30	0.06	0.82	(1.40)	5.93	1.89
Adjusted EBITDA(2) (unaudited)	4,922	3,187	17,099	33,797	75,686	27,991

(1)	Net Revenue is computed by subtracting voyage expenses from revenue. Net Revenue is not a recognized measurement under IFRS and should not be considered as an alternative or comparable to net income.

(2)	Adjusted EBITDA represents net earnings before interest and finance costs net, gains or losses from the change in fair value of derivative financial instruments, foreign exchange gains or losses, income taxes, depreciation, depreciation of drydocking costs, impairment and gains or losses on sale of vessels. Adjusted EBITDA does not represent and should not be considered as an alternative to total comprehensive income/(loss) or cash generated from operations, as determined by IFRS, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is not a recognized measurement under IFRS.

Adjusted EBITDA is included herein because it is a basis upon which we assess our financial performance and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and
•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business.

The following table sets forth a reconciliation of total comprehensive income/ (loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2011	2010	2010	2009	2008	2007
Total comprehensive income/(loss) for the period/year	2,182	459	6,003	(10,079)	42,818	12,025
Interest and finance costs, net	570	388	1,886	1,894	6,761	5,019
(Gain)/loss on derivative financial instruments	(99)	172	570	(143)	1,373	—
Foreign exchange (gains)/losses, net	(7)	768	870	178	626	(298)
Depreciation	2,273	1,278	7,367	11,204	17,407	10,212
Depreciation of drydocking costs	3	129	410	1,512	1,572	1,033
(Gain)/loss on sale of vessels	—	(7)	(7)	802	(15,095)	—
Impairment loss	—	—	—	28,429	20,224	—
Adjusted EBITDA (unaudited)	4,922	3,187	17,099	33,797	75,686	27,991

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars)
	2011	2010	2009	2008	2007
Statements of financial position data
Total non-current assets	192,803	191,556	93,204	216,075	273,781
Total current assets (including “Non-current assets classified as held for sale”)	26,833	26,896	94,366	68,371	11,719
Total assets	219,636	218,452	187,570	284,446	285,500
Total equity	118,894	117,788	113,458	121,783	96,677
Total non-current liabilities	84,913	85,388	36,218	79,735	157,069
Total current liabilities	15,829	15,276	37,894	82,928	31,754
Total equity and liabilities	219,636	218,452	187,570	284,446	285,500

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars)
	2011	2010	2010	2009	2008	2007
Statements of cash flows data
Net cash generated from operating activities	4,385	3,465	16,182	33,566	70,383	30,248
Net cash (used in)/generated from investing activities	(3,026)	33,333	(72,719)	60,253	27,077	(183,044)
Net cash (used in)/generated from financing activities	(2,209)	(22,447)	27,034	(74,496)	(72,857)	159,770

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007
Ownership days(1)	450	275	1,458	2,314	2,878	2,017
Available days(2)	436	275	1,458	2,277	2,808	1,965
Operating days(3)	434	266	1,441	2,246	2,781	1,837
Bareboat charter days(4)	90	—	186	—	—	—
Fleet utilization(5)	99.5%	96.7%	98.8%	98.6%	99.0%	93.5%
Average number of vessels(6)	5.0	3.0	4.0	6.3	7.9	5.5
Daily time charter equivalent (TCE) rate(7)	$18,012	$19,429	$18,996	$21,550	$32,736	$19,702

(1)	Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us.
(2)	Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys.
(3)	Operating days are the number of available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances.
(4)	Bareboat charter days are the aggregate number of days in a period during which the vessels in our fleet are subject to a bareboat charter.
(5)	We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period.
(6)	Average number of vessels is measured by the sum of the number of days each vessel was part of our fleet during a relevant period divided by the number of calendar days in such period.
(7)	TCE rates are our revenue less net revenue from our bareboat charters less voyage expenses during a period divided by the number of our available days during the period excluding bareboat charter days, which is consistent with industry standards. TCE is a measure not in accordance with generally accepted accounting principles, or GAAP. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table reflects the calculation of our daily TCE rates for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except number of days and daily TCE rates)
	2011	2010	2010	2009	2008	2007
Revenue	8,461	5,827	28,860	52,812	98,597	40,960
Less: Voyage expenses	995	484	2,152	3,742	6,674	2,245
Less: bareboat charter net revenue	1,234	—	2,545	—	—	—
Net revenue excluding bareboat charter net revenue	6,232	5,343	24,163	49,070	91,923	38,715
Available days net of bareboat charter days	346	275	1,272	2,277	2,808	1,965
Daily TCE rate	18,012	19,429	18,996	21,550	32,736	19,702

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. We believe that the following discussion contains forward-looking statements that involve risks and uncertainties. Actual results or plan of operations could differ materially from those anticipated by forward-looking information due to factors discussed under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

We are an integrated dry bulk shipping company that provides marine transportation services worldwide. We began operations in September 2006 and presently own, operate and manage a fleet of six dry bulk vessels that transport iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally. On June 6, 2007, our common shares were listed on AIM under the ticker “GLBS.L.” On July 29, 2010, we effectuated a one-for-four reverse stock split of our shares, resulting in 7,240,852 shares issued and outstanding. On November 24, 2010, we redomiciled to the Marshall Islands pursuant to the BCA. We delisted our common shares from AIM on November 26, 2010. Our common shares are listed for trading on the Nasdaq Global Market under the ticker “GLBS.”

The composition of our fleet has changed significantly since December 2009. As of December 31, 2009, our fleet contained four dry bulk vessels, consisting of two Handymaxes, one Supramax and one Panamax, with an aggregate carrying capacity of 212,915 dwt. As of March 31, 2010, our fleet contained two dry bulk vessels, consisting of one Supramax and one Panamax, with an aggregate carrying capacity of 126,555 dwt. As of March 31, 2011, our fleet contained five dry bulk vessels, consisting of three Supramaxes, one Panamax and one Kamsarmax, with an aggregate carrying capacity of 319,664 dwt. In June 2011, we acquired the m/v Moon Globe, a Panamax vessel with a carrying capacity of 74,432 dwt.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

In March 2011, we entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a 58,790 dwt Supramax dry bulk carrier built in 2007 by Tsuneishi Heavy Industries Cebu for a purchase price of $30.3 million. The vessel is expected to be delivered during the third quarter of 2011. In addition, the vessel is expected to be acquired with a time charter agreement attached at the gross rate of $16,000 per day that is expected to terminate in the first quarter of 2015. We expect to name this vessel the m/v Sun Globe. In March 2011, we paid a 10.0% deposit in the amount of $3.0 million in connection with the acquisition of the m/v Sun Globe.

Upon the expected completion of the acquisition of the m/v Sun Globe, our fleet will expand to seven modern dry bulk carriers with a total carrying capacity of 452,886 dwt and a weighted average age of 4.8 years as of September 30, 2011.

Our strategy is to employ our vessels on a mix of all types of charter contracts, including bareboat charters, time charters and spot charters. We seek to manage our fleet in a manner that allows us to maintain profitability across the shipping cycle and thus maximize returns for our shareholders. According to our assessment of market conditions, we have adjusted the mix of these charters to take advantage of the relatively stable cash flow and high utilization rates associated with time charters or to profit from attractive spot charter rates during periods of strong charter market conditions.

The average number of vessels in our fleet for the years ended December 31, 2010, 2009 and 2008 was 4.0, 6.3 and 7.9, respectively. The average number of vessels in our fleet for the three months ended March 31, 2011 and 2010 was 5.0 and 3.0, respectively.

Our operations are managed by our Manager, which has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries, except those with vessels employed on a bareboat charter, to provide in-house commercial and technical management services exclusively for such vessels.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

We believe that the important measures for analyzing trends in our results of operations consist of the following:

•	Ownership days. We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

•	Available days. We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

•	Operating days. Operating days are the number of available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels generate revenues.

•	Bareboat charter days. Bareboat charter days are the aggregate number of days in a period during which the vessels in our fleet are subject to a bareboat charter.

•	Fleet utilization. We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

•	Average number of vessels. We measure average number of vessels by the sum of the number of days each vessel was part of our fleet during a relevant period divided by the number of calendar days in such period.

•	TCE rates. We define TCE rates as our revenue less net revenue from our bareboat charters less voyage expenses during a period divided by the number of our available days during the period excluding bareboat charter days, which is consistent with industry standards. TCE is a non-GAAP measure. TCE rate is a standard shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

The following table reflects our ownership days, available days, operating days, bareboat charter days, average number of vessels and fleet utilization for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Ownership days	450	275	1,458	2,314	2,878
Available days	436	275	1,458	2,277	2,808
Operating days	434	266	1,441	2,246	2,781
Bareboat Charter Days	90	—	186	—	—
Fleet utilization	99.5%	96.7%	98.8%	98.6%	99.0%
Average number of vessels	5.0	3.0	4.0	6.3	7.9
Daily time charter equivalent (TCE) rate	$18,012	$19,429	$18,996	$21,550	$32,736

We utilize TCE because we believe it is a meaningful measure to compare period-to-period changes in our performance despite changes in the mix of charter types (i.e., voyage charters, spot charters and time charters) under which our vessels may be employed between the periods. Our management also utilizes TCE to assist them in making decisions regarding employment of our vessels. We believe that our method of calculating TCE is consistent with industry standards and is determined by dividing revenue after deducting voyage expenses, and net revenue from our bareboat charters, by available days for the relevant period excluding bareboat charter days. Voyage expenses primarily consist of brokerage commissions and port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charter under a time charter contract.

The following table reflects the calculation of our daily TCE rates for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	(Expressed in Thousands of U.S. Dollars, except number of days and daily TCE rates)
	2011	2010	2010	2009	2008
Revenue	$8,461	$5,827	$28,860	$52,812	$98,597
Less: Voyage expenses	$995	$484	$2,152	$3,742	$6,674
Less: bareboat charter net revenue	$1,234	—	2,545	—	—
Net revenue excluding bareboat charter net revenue	$6,232	$5,343	$24,163	$49,070	$91,923
Available days net of bareboat charter days	346	275	1,272	2,277	2,808
Daily TCE rate	$18,012	$19,429	$18,996	$21,550	$32,736

LACK OF HISTORICAL OPERATING DATA FOR VESSELS BEFORE THEIR ACQUISITION

Consistent with shipping industry practice, we were not and have not been able obtain the historical operating data for the secondhand vessels we purchase, in part because that information is not material to our decision to acquire such vessels, nor do we believe such information would be helpful to potential investors in our common shares in assessing our business or profitability. We purchase our vessels under a standardized agreement commonly used in shipping practice, which, among other things, provides us with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not provide us the right to inspect, or receive copies of, the historical operating data of the vessel. Accordingly, such information was not available to us. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. Typically, the technical management agreement between a seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state following a change in ownership.

In addition, and consistent with shipping industry practice, we treat the acquisition of vessels from unaffiliated third parties as the acquisition of an asset rather than a business. We believe that, under the applicable provisions of Rule 11-01(d) of Regulation S-X under the Securities Act of 1933, as amended, which we refer to as the Securities Act, the acquisition of our vessels does not constitute the acquisition of a “business” for which historical or pro forma financial information would be provided pursuant to Rules 3-05 and 11-01 of Regulation S-X.

Although vessels are generally acquired free of charter, we may in the future acquire some vessels with charters. Where a vessel has been under a voyage charter, the vessel is usually delivered to the buyer free of charter. It is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer’s consent and the buyer entering into a separate direct agreement, called a novation agreement, with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter because it is a separate service agreement between the vessel owner and the charterer.

Where we identify any intangible assets or liabilities associated with the acquisition of a vessel, we record all identified assets or liabilities at fair value. Fair value is determined by reference to market data. We value any asset or liability arising from the market value of the time charters assumed when a vessel is acquired. The amount to be recorded as an asset or liability at the date of vessel delivery is based on the difference between the current fair market value of the charter and the net present value of future contractual cash flows. When the present value of the time charter assumed is greater than the current fair market value of such charter, the difference is recorded as prepaid charter revenue. When the opposite situation occurs, any difference, capped to the vessel’s fair value on a charter free basis, is recorded as deferred revenue. Such assets and liabilities, respectively, are amortized as a reduction of, or an increase in, revenue over the period of the time charter assumed.

If we purchase a vessel and assume or renegotiate a related time charter, we must take the following steps before the vessel will be ready to commence operations:

•	obtain the charterer’s consent to us as the new owner;

•	obtain the charterer’s consent to a new technical manager;

•	in some cases, obtain the charterer’s consent to a new flag for the vessel;

•	arrange for a new crew for the vessel, and where the vessel is on charter, in some cases, the crew must be approved by the charterer;

•	replace all hired equipment on board, such as gas cylinders and communication equipment;

•	negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

•	implement a new planned maintenance program for the vessel; and

•	ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

The following discussion is intended to help you understand how acquisitions of vessels affect our business and results of operations.

Our business is comprised of the following main elements:

•	employment and operation of our dry bulk vessels; and

•	management of the financial, general and administrative elements involved in the conduct of our business and ownership of our dry bulk vessels.

The employment and operation of our vessels require the following main components:

•	vessel maintenance and repair;

•	crew selection and training;

•	vessel spares and stores supply;

•	contingency response planning;

•	onboard safety procedures auditing;

•	accounting;

•	vessel insurance arrangement;

•	vessel chartering;

•	vessel security training and security response plans (ISPS);

•	obtaining ISM certification and audit for each vessel within the six months of taking over a vessel;

•	vessel hire management;

•	vessel surveying; and

•	vessel performance monitoring.

The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels requires the following main components:

•	management of our financial resources, including banking relationships, i.e., administration of bank loans and bank accounts;

•	management of our accounting system and records and financial reporting;

•	administration of the legal and regulatory requirements affecting our business and assets; and

•	management of the relationships with our service providers and customers.

The principal factors that affect our profitability, cash flows and shareholders’ return on investment include:

•	rates and periods of hire;

•	levels of vessel operating expenses, including repairs and drydocking;

•	purchase and sale of vessels;

•	depreciation expenses;

•	financing costs; and

•	fluctuations in foreign exchange rates.

CHARTER & SPOT MARKET REVENUE

Overview

We generate revenues by charging our customers for the use of our vessels to transport their dry bulk commodities. Under a time charter, the charterer pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Under a bareboat charter, the charterer pays us a fixed daily charter hire rate and bears all voyage expenses, as well as the vessel’s operating expenses.

Spot charters can be spot voyage charters or spot time charters. Spot voyage charters involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms, and the vessel owner is paid on a per-ton basis. Under a spot voyage charter, the vessel owner is responsible for the payment of all expenses including capital costs, voyage and expenses, such as port, canal and bunker costs. A spot time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. Under spot time charters, the charterer pays the voyage expenses.

Revenues

Our revenues are driven primarily by the number of vessels in our fleet, the number of days during which our vessels operate and the amount of daily hire rates that our vessels earn under charters or on the spot market, which, in turn, are affected by a number of factors, including:

•	the duration of our charters;

•	the number of days our vessels are hired to operate on the spot market;

•	our decisions relating to vessel acquisitions and disposals;

•	the amount of time that we spend positioning our vessels for employment;

•	the amount of time that our vessels spend in drydocking undergoing repairs;

•	maintenance and upgrade work;

•	the age, condition and specifications of our vessels;

•	levels of supply and demand in the dry bulk shipping industry; and

•	other factors affecting spot market charter rates for dry bulk vessels.

Our net revenues grew significantly in 2008, from $38.7 million for 2007 to $91.9 million for 2008, an increase of $53.2 million, or 137%. This increase was a result of the enlargement of our fleet, which increased our ownership, available and operating days. Revenues also increased in 2008 due to high time charter rates negotiated on vessels before the drastic decline in the dry bulk market during the latter five months of 2008, although not all of our vessels were employed through time charters.

Our net revenues declined in 2009, from $91.9 million for 2008 to $49.1 million for 2009, a decrease of $42.8 million, or 47%. This decrease was primarily due to exposure to the lower charter rates on the spot market and consequently a number of vessels were fixed to new employments at daily time charter rates considerably lower than their previous employments, in addition to the lower spot charter rates we earned. We also disposed of vessels in 2009, which led to decreased ownership, available and operating days.

Our net revenues declined in 2010, from $49.1 million for 2009 to $26.7 million for 2010, a decrease of $22.4 million, or 46%. Such decrease was a result of the reduction of the size of our fleet, which decreased our ownership, available and operating days. Revenues also decreased in 2010 due to lower daily time charter and spot rates earned on average from our vessels compared to 2009.

Our net revenues increased by $2.2 million, or 42%, to $7.5 million during the three-month period ended March 31, 2011, compared to $5.3 million during the three-month period ended March 31, 2010. This increase was primarily due to the increase in the size of our fleet, which increased our ownership, available and operating days.

Employment of our Vessels

As of March 31, 2011, we employed our vessels as follows:

•	m/v Tiara Globe — on a time charter with Transgrain Shipping that began in February 2010 and is scheduled to expire in a minimum of 24 months (maximum of 26 months) from such date, at the gross rate of $20,000 per day.

•	m/v Star Globe — the m/v Star Globe was on a time charter with Transgrain Shipping at the gross rate of $22,000 per day. The vessel is currently on a time charter with Allied Maritime, Inc. that began in May 2011 and is scheduled to expire in a minimum of six months (maximum of eight months) from such date, at the gross rate of $15,600 per day.

•	m/v River Globe — on the spot market.

•	m/v Jin Star — on a bareboat charter with Eastern Media International Corporation and Far Eastern Silo & Shipping (Panama) S.A. for a period of five years (which can be extended for one year at the charterer’s option, and thereafter extended one additional year at our option), at the gross rate of $14,250 per day.

•	m/v Sky Globe — on the spot market.

The m/v Moon Globe, which we acquired in June 2011, is currently chartered back to a guaranteed nominee of Gleamray Maritime Inc. at a rate, net of commissions, of $18,000 per day, and such charter is scheduled to terminate two years after delivery of the vessel to the charterer.

In March 2011, we entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a Supramax vessel, which we expect to name the m/v Sun Globe and which is expected to be delivered during the third quarter of 2011. Upon the expected completion of the acquisition of the m/v Sun Globe, our fleet will expand to seven modern dry bulk carriers with a total carrying capacity of 452,886 dwt and a weighted average age of 4.8 years as of September 30, 2011.

The m/v Sun Globe is expected to be acquired with a time charter agreement attached at the gross rate of $16,000 per day that is expected to terminate in the first quarter of 2015.

Our charter agreements subject us to counterparty risk. In depressed market conditions, charterers may seek to renegotiate the terms of their existing charter parties or avoid their obligations under those contracts. Should counterparties to one or more of our charters fail to honor their obligations under their agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends.

VOYAGE EXPENSES

If we charter our vessels through time charters, the charterer is responsible for most voyage expenses, such as the cost of bunkers (fuel oil), port expenses, agents’ fees, canal dues, extra war risks insurance and any other expenses related to the cargo.

Whenever we employ our vessels on a voyage basis, such as trips for the purpose of geographically repositioning a vessel or trips after the end of one time charter and up to the beginning of the next time charter, we incur voyage expenses that include port expenses and canal charges and bunker (fuel oil) expenses.

If we charter our vessels on bareboat charters, the charterer will pay for most of the voyage expenses.

As is common in the shipping industry, we have historically paid commissions ranging from 3.75% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

For 2010, 2009 and 2008, commissions amounted to $1.5 million, $2.7 million and $4.8 million, respectively. During the three months ended March 31, 2011 and 2010, commissions amounted to $0.4 million and $0.3 million, respectively.

We believe that the amounts and the structures of our commissions are consistent with industry practices.

These commissions are directly related to our revenues. We therefore expect that the amount of total commissions will increase as the size of our fleet grows as a result of additional vessel acquisitions and employment of those vessels.

NET REVENUE

We calculate our net revenue by subtracting our voyage expenses from our revenues. Net Revenue is not a recognized measurement under IFRS and should not be considered as an alternative or comparable to net income.

VESSEL OPERATING EXPENSES

Vessel operating expenses include costs for crewing, insurance, repairs and maintenance, lubricants, spare parts and consumable stores, statutory and classification tonnage taxes and other miscellaneous expenses. We calculate daily vessel operating expenses by dividing vessel operating expenses by ownership days for the relevant time period excluding bareboat charter days.

Our vessel operating expenses have historically fluctuated as a result of changes in the size of our fleet. In addition, a portion of our vessel operating expenses is in currencies other than the U.S. dollar, such as costs related to repairs, spare parts and consumables. These expenses may increase or decrease as a result of fluctuation of the U.S. dollar against these currencies.

We expect that crewing costs will increase in the future due to the shortage in the supply of qualified sea-going personnel. In addition, we expect that maintenance costs will increase as our vessels age. Other factors that may affect the shipping industry in general, such as the cost of insurance, may also cause our expenses to increase. To the extent that we purchase additional vessels, we expect our vessel operating expenses to increase accordingly.

DEPRECIATION

The cost of our vessels is depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. We estimate the useful life of our vessels to be 25 years from the date of delivery from the shipyard. Furthermore, we estimate the residual values of our vessels to be $200 per light-weight ton. We do not expect these assumptions to change in the near future. Our depreciation charges have decreased in recent periods due to the reduction of the size our fleet. We expect that these charges will increase if we acquire additional vessels.

DEPRECIATION OF DRYDOCKING COSTS

Vessels are required to be drydocked for major repairs and maintenance that cannot be performed while the vessels are operating. Drydockings occur approximately every 2.5 years. The costs associated with the drydockings are capitalized and depreciated on a straight-line basis over the period between drydockings, to a maximum of 2.5 years. At the date of acquisition of a secondhand vessel, we estimate the component of the cost that corresponds to the economic benefit to be derived until the first scheduled drydocking of the vessel under our ownership and this component is depreciated on a straight-line basis over the remaining period through the estimated drydocking date. We expect that drydocking costs will increase as our vessels age and if we acquire additional vessels.

ADMINISTRATIVE EXPENSES

Our administrative expenses include payroll expenses, traveling, promotional and other expenses associated with us being a public company, which include the preparation of disclosure documents, legal and accounting costs, director and officer liability insurance costs and costs related to compliance. We expect that our administrative expenses will increase as we enlarge our fleet.

ADMINISTRATIVE EXPENSES PAYABLE TO RELATED PARTIES

Our administrative expenses payable to related parties include cash remuneration of our executive officers and directors and rental of our office space.

SHARE BASED PAYMENTS

We operate an equity-settled, share based compensation plan. The value of the service received in exchange of the grant of shares is recognized as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the share awards at the grant date. The relevant expense is recognized in the income statement component of the consolidated statement of comprehensive income, with a corresponding impact in equity.

IMPAIRMENT LOSS

We assess at each reporting date whether there is an indication that a vessel may be impaired. The vessel’s recoverable amount is estimated when events or changes in circumstances indicate the carrying value may not be recoverable. If such indication exists and where the carrying value exceeds the estimated recoverable amounts, the vessel is written down to its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the vessel. Impairment losses are recognized in the consolidated statement of comprehensive income. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of comprehensive income. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

GAIN/(LOSS) ON SALE OF VESSELS

Gain or loss on the sale of vessels is the residual value remaining after deducting from the vessels’ sale proceeds, the carrying value of the vessels at the respective date of delivery to their new owners and the total expenses associated with the sale.

OTHER (EXPENSES)/INCOME, NET

We include other operating expenses or income that is not classified otherwise. It mainly consists of provisions for insurance claims deductibles and refunds from insurance claims.

INTEREST INCOME FROM BANK BALANCES & DEPOSITS

We earn interest on the funds we have deposited with banks as well as from short-term certificates of deposit.

INTEREST EXPENSE AND FINANCE COSTS

We incur interest expense and financing costs in connection with the indebtedness under a credit facility with Credit Suisse AG, which we refer to as our Credit Facility and our loan agreement with Deutsche Schiffsbank Aktiengesellschaft, which we refer to as the Kelty Loan Agreement. We also incurred financing costs in connection with establishing those arrangements, which is included in our finance costs and amortization and write-off of deferred finance charges. As of December 31, 2010, 2009 and 2008, we had $96.7 million, $70.6 million and $157.6 million of principal indebtedness, respectively, outstanding under our then existing credit arrangements. As of March 31, 2011, outstanding bank debt was $96.2 million. We incur interest expense and financing costs relating to our outstanding debt as well as our available but undrawn credit facility. We will incur additional interest expense in the future on our outstanding borrowings and under future borrowings to finance future acquisitions.

GAIN/(LOSS) ON DERIVATIVE FINANCIAL INSTRUMENTS

We may enter into derivative financial instruments, which mainly consist of interest rate swap agreements. Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. Changes in the fair value of these derivative instruments are recognized immediately in the income statement component of the consolidated statement of comprehensive income.

FOREIGN EXCHANGE GAINS/(LOSSES), NET

We generate substantially all of our revenues from the trading of our vessels in U.S. dollars but incur a portion of our expenses in currencies other than the U.S. dollar. While we were incorporated in the Island of Jersey, or Jersey, the majority of our general and administrative expenses as well as the dividends paid to shareholders were in U.K. pounds sterling. We have since redomiciled to the Marshall Islands and our common shares are listed on the Nasdaq Global Market. Therefore, we do not anticipate having any material expenses in U.K. pounds sterling, and going forward our dividends will be declared and paid in U.S. dollars.

For cash management, or treasury, purposes, we convert U.S. dollars into foreign currencies to pay for our non-U.S. dollar expenses, which we then hold on deposit until the date of each transaction. Fluctuations in foreign exchange rates create foreign exchange gains or losses when we mark-to-market these non-U.S. dollar deposits.

For accounting purposes, expenses incurred in all foreign currencies are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction.

Because a portion of our expenses is payable in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, which could affect the amount of net income that we report in future periods.

RESULTS OF OPERATIONS

The following is a discussion of our operating results for the three-month period ended March 31, 2011 compared to the three-month period ended March 31, 2010, for the year ended December 31, 2010 compared to the year ended December 31, 2009 and for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Three-month period ended March 31, 2011 compared to the three-month period ended March 31, 2010

During the three-month period ended March 31, 2011, we had an average of 5.0 dry bulk vessels in our fleet. During the three-month period ended March 31, 2010, we had an average of 3.0 dry bulk vessels in our fleet. The m/v Tiara Globe was drydocked during the three-month period ended March 31, 2011. The m/v Sea Globe and the m/v Coral Globe were sold in February 2010, the m/v Sky Globe and the m/v Star Globe were delivered to us in May 2010 and the m/v Jin Star was delivered to us in June 2010.

Revenue.  Revenue increased by $2.7 million, or 47%, to $8.5 million during the three-month period ended March 31, 2011, compared to $5.8 million during the three-month period ended March 31, 2010. Net revenues increased by $2.2 million, or 42%, to $7.5 million during the three-month period ended March 31, 2011, compared to $5.3 million during the three-month period ended March 31, 2010. The increase is primarily attributed to the increase in the size of the fleet, which resulted in a 63% increase in operating days and effectively increased our net revenues by approximately $3.2 million, assuming all other variables were held constant. The increase was partly offset by a 7% decrease in average TCE rates due to the unfavorable average shipping rates achieved by the vessels in our fleet during the three-month period ended March 31, 2011, compared to the three-month period ended March 31, 2010, which effectively reduced our net revenue by approximately $1.0 million, assuming all other variables were held constant. During the three-month period ended March 31, 2011, we had total operating days of 434 and fleet utilization of 99.5%, compared to 266 total operating days and a fleet utilization of 96.7% during the three-month period ended March 31, 2010.

Voyage expenses.  Voyage expenses increased by $0.5 million, or 100%, to $1.0 million during the three-month period ended March 31, 2011, compared to $0.5 million during the three-month period ended March 31, 2010. This increase is primarily attributable to the increase in our revenues and the size of our fleet.

Vessel operating expenses.  Vessel operating expenses increased by $0.3 million, or 23%, to $1.6 million during the three-month period ended March 31, 2011, compared to $1.3 million during the three-month period ended March 31, 2010. This increase is mainly attributable to the increase in the size of our fleet. The breakdown of our operating expenses for the three-month period ended March 31, 2011 and 2010 was as follows:

	2011	2010
Crew expenses	53%	50%
Repairs and spares	14%	18%
Insurance	11%	11%
Stores	14%	11%
Lubricants	5%	7%
Other	3%	2%

Average daily operating expenses were $4,397 during the three-month period ended March 31, 2011, compared to $4,709 during the three-month period ended March 31, 2010, representing a decrease of 7%.

Depreciation.  Depreciation increased by $1.0 million, or 77%, to $2.3 million during the three-month period ended March 31, 2011, compared to $1.3 million during the three-month period ended March 31, 2010. This increase is a direct result of the increase in the number of vessels in our fleet.

Gain/(loss) on derivative financial instruments.  The valuation of our two interest rate swaps at the end of each period is affected by the prevailing interest rates at that time. As of March 31, 2011, the two interest rate swap agreements (for $25 million in total, representing 26% of our total debt outstanding of $96.2 million) were recorded at fair value, which is the amount that would be paid by us or to us should these instruments be terminated. The change in the valuation of the swap agreements between March 31, 2011 and December 31, 2010 was recorded as a $0.1 million non-cash unrealized gain.

Foreign exchange gain/(losses), net.  Foreign exchange gains were $7,000 during the three-month period ended March 31, 2011, compared to a net loss of $0.8 million during the three-month period ended March 31, 2010. Foreign exchange losses during the three-month period ended March 31, 2010 resulted primarily from the change in fair value of cash deposits in Euro, as well as currency exchanges to pay for vessel operating expenses and general and administrative expenses, a material portion of which were in currencies other than the U.S. dollar.

Year ended December 31, 2010 compared to the year ended December 31, 2009

During the year ended December 31, 2009, we agreed to sell to unaffiliated third parties five vessels, each of which was built in the mid-1990s. Three of these vessels, the m/v Island Globe, the m/v Gulf Globe and the m/v Lake Globe, were delivered to their new owners during 2009, and two vessels, the m/v Sea Globe and the m/v Coral Globe, were delivered to their new owners in February 2010. During the year ended December 31, 2010, we acquired three vessels from unaffiliated third parties. The m/v Sky Globe and the m/v Star Globe were delivered to us in May 2010 and the m/v Jin Star was delivered to us in June 2010.

During 2010, we had an operating profit of $9.3 million.

At the time in 2009 when both parties executed each of the five memoranda of agreement to sell these vessels, the book value (or carrying amount) of each of such vessels was higher than the agreed sale price. The mandatory adjustment of the book values (or carrying amount) of these five vessels resulted in a $28.4 million impairment charge for the year ended December 31, 2009 and we had an operating loss of $8.2 million.

During the year ended December 31, 2010, we had an average of 4.0 dry bulk vessels in our fleet. During the year ended December 31, 2009, we had an average of 6.3 dry bulk vessels in our fleet.

Revenue.  Revenue decreased by $23.9 million, or 45%, to $28.9 million in 2010, compared to $52.8 million in 2009. Net revenue decreased by $22.4 million, or 46%, to $26.7 million in 2010, from $49.1 million in 2009. The decrease is partly attributable to a decrease in the size of the fleet, which resulted in a 36% decrease in operating days and effectively reduced our net revenue by approximately $17.7 million, assuming all other variables were held constant. In addition, the decrease is partly attributable to a 12% decrease in average TCE rates due to the unfavorable average shipping rates achieved by the vessels in our fleet in 2010 compared to 2009, which effectively reduced our net revenue by approximately $4.7 million, assuming all other variables were held constant. In 2010, we had total operating days of 1,441 and fleet utilization of 98.8%, compared to 2,246 operating days and a fleet utilization of 98.6% in 2009.

Voyage expenses.  Voyage expenses decreased by $1.5 million, or 41%, to $2.2 million in 2010, compared to $3.7 million in 2009. This decrease is attributable to the decrease in our revenues and the reduction of the size of our fleet.

Vessel operating expenses.  Vessel operating expenses decreased by $4.2 million, or 42%, to $5.9 million in 2010, compared to $10.1 million in 2009. The decrease in operating expenses is attributable to the 37% decrease in ownership days resulting from the decrease of the average number of vessels in our fleet from 6.3 vessels in 2009 to 4.0 vessels in 2010. The breakdown of our operating expenses for the year 2010 was as follows:

Crew expenses	52%
Repairs and spares	17%
Insurance	10%
Stores	11%
Lubricants	7%
Other	2%

Daily vessel operating expenses were $4,628 in 2010 compared to $4,381 in 2009, representing an increase of 6%. This increase is mainly due to the initial supplies for two of our acquisitions, the m/v Sky Globe and the m/v Star Globe that were delivered to us in May 2010.

Depreciation.  Depreciation decreased by $3.8 million, or 34%, to $7.4 million in 2010, compared to $11.2 million in 2009. This decrease is directly the result of the decrease in the average number of vessels in our fleet.

Depreciation of drydocking costs.  Depreciation of drydocking costs decreased by $1.1 million, or 73%, to $0.4 million in 2010, compared to $1.5 million in 2009. This decrease is directly the result of the decrease in the average number of vessels in our fleet.

Administrative expenses.  Administrative expenses increased by $0.3 million, or 15%, to $2.3 million in 2010, compared to $2.0 million in 2009. This increase is primarily the result of the additional costs incurred for listing our common shares on the Nasdaq Global Market.

Share based payments.  Share based payments decreased by $1.5 million, or 83%, to $0.3 million in 2010, compared to $1.8 million in 2009. On April 21, 2009, our remuneration committee, in agreement with our Chief Executive Officer, decided to release the unvested 42,763 common shares awarded on March 4, 2008 to our Chief Executive Officer under our long term incentive plan. We accounted for the cancellation of the award as an acceleration of vesting and therefore recognized immediately the amount that otherwise would have been recognized over the remaining of the vesting period to March 4, 2011. The amount recognized in 2009 relating to such cancellation was $1.4 million. There was no such charge in 2010.

Impairment loss.  No impairment loss was recognized in 2010. In 2009, we entered into five memoranda of agreement for the sale of the m/v Sea Globe, the m/v Coral Globe, the m/v Island Globe, the m/v Gulf Globe and the m/v Lake Globe. From the date each memorandum of agreement was executed until the delivery of each vessel to its respective new owner, the vessels were classified as held for sale and were measured at the lower of their carrying amount and fair value less cost to sale. As a result, we recognized an impairment loss of approximately $28.4 million for the year ended December 31, 2009.

Interest income from bank balances & deposits.  Interest income decreased by $0.8 million, or 80%, to $0.2 million in 2010, compared to $1.0 million in 2009. This decrease is directly the result of the decrease in our average cash balances.

Interest expense and finance costs.  Interest expense decreased by $0.8 million, or 28%, to $2.1 million in 2010, compared to $2.9 million in 2009. This decrease is directly the result of the decrease in our average level of debt during 2010 compared to 2009. The total outstanding principal balance of our loans as of December 31, 2010 amounted to $96.7 million compared to $70.6 million as of December 31, 2009. All of our bank loans are denominated in U.S. dollars.

Gain/(loss) on derivative financial instruments.  The valuation of our two interest rate swaps at the end of each period is affected by the prevailing interest rates at that time. At December 31, 2010, the two interest rate swap agreements (for $25 million in total, representing 26% of our total debt outstanding of $96.7 million) were recorded at fair value, which is the amount that would be paid by us or to us should those instruments be terminated. The change in the valuation of the swap agreements between December 31, 2010 and December 31, 2009 was recorded as a $0.6 million non-cash unrealized loss for 2010.

Foreign exchange (losses)/gains, net.  Foreign exchange losses were $0.9 million for 2010, compared to losses of $0.2 million in 2009. Foreign currency exchange losses resulted primarily from the change in fair value of cash deposits in the Euro, as well as currency exchanges, to pay for vessel operating expenses and general and administrative expenses, a portion of which were in currencies other than the U.S. dollar.

Year ended December 31, 2009 compared to the year ended December 31, 2008

During the year ended December 31, 2009, we agreed to sell to unaffiliated third parties five vessels, each of which was built in the mid-1990s. Three of these vessels, the m/v Island Globe, the m/v Gulf Globe and the m/v Lake Globe, were delivered to their new owners during 2009, and two vessels, the m/v Sea Globe and the m/v Coral Globe, were delivered to their new owners in February 2010. In 2009, when both parties executed each of the five memoranda of agreement to sell these vessels, the book value or carrying amount of each of such vessels was higher than the agreed sale price. The mandatory adjustment of the book values or carrying amount of these five vessels resulted in a $28.4 million impairment charge for the year ended December 31, 2009 and we had an operating loss of $8.2 million, whereas during the year ended December 31, 2008, we had an operating profit of $51.6 million.

During the year ended December 31, 2008, the m/v Ocean Globe, which was built in the mid-1990s, was sold to an unaffiliated third party, for a sale price that exceeded the book value or carrying amount of the vessel, which resulted in a $15.1 million profit on the sale.

During the year ended December 31, 2009, we had a weighted average of 6.3 dry bulk vessels in our fleet. During the year ended December 31, 2008, we had a weighted average of 7.9 dry bulk vessels in our fleet.

Revenue.  Revenue decreased by $45.8 million, or 46%, to $52.8 million for 2009, compared to $98.6 million for 2008. Net revenue decreased by $42.8 million, or 47%, to $49.1 million for 2009, from $91.9 million for 2008. The decrease is partly attributable to a decrease in the size of the fleet, which resulted in a 19% decrease in operating days and effectively reduced our revenue by approximately $17.4 million, assuming all other variables were held constant. In addition, the decrease is partly attributable to a 34% decrease in average TCE rates due to the unfavorable shipping rates in 2009 compared to 2008, which effectively reduced our net revenue by approximately $25.4 million, assuming all other variables were held constant. In 2009, we had total operating days of 2,246 and fleet utilization of 98.6%, compared to 2,781 total operating days and a fleet utilization of 99.0% in 2008.

Voyage expenses.  Voyage expenses decreased by $3.0 million, or 45%, to $3.7 million in 2009, compared to $6.7 million in 2008. This decrease is attributable to the decrease in our revenues and the reduction of the size of our fleet.

Vessel operating expenses.  Vessel operating expenses decreased by $2.4 million, or 19%, to $10.1 million in 2009, compared to $12.5 million in 2008. The decrease in operating expenses is attributable to the 20% decrease in ownership days resulting from the sale of vessels in our fleet. The breakdown of our operating expenses for the year 2009 was as follows:

Crew expenses	52%
Repairs and spares	17%
Insurance	11%
Stores	9%
Lubricants	9%
Other	2%

Daily vessel operating expenses were $4,381 in 2009 compared to $4,356 in 2008, representing an increase of less than 1%. This increase is a result of a combination of lower insurance costs due to the lower values of our vessels, higher crewing cost attributable to increased salaries paid to our crews and higher cost for lubricants due to increased lubricants prices.

Depreciation.  Depreciation decreased by $6.2 million, or 36%, to $11.2 million for 2009, compared to $17.4 million for 2008. This decrease is directly the result of the decrease in the number of vessels in our fleet.

Depreciation of drydocking costs.  Depreciation of drydocking costs decreased by $0.1 million, or 5%, to $1.5 million for 2009, compared to $1.6 million for 2008.

Administrative expenses.  Administrative expenses for 2009 decreased by $0.1 million or 5% to $2.0 million, compared to $2.1 million in 2008. The decrease in administration expenses is due to our improved cost efficiency.

Share based payments.  Share based payments for 2009 increased by $1.0 million or 125% to $1.8 million, compared to $0.8 million in 2008. On April 21, 2009, our board of directors in agreement with our Chief Executive Officer, decided to release the 42,763 unvested common shares awarded on March 4, 2008 to our Chief Executive Officer under our long term incentive plan. We accounted for the cancellation of the award as an acceleration of vesting and as a result recognized immediately the remaining amount that was due to vest up until March 4, 2011. The amount recognized was $1.4 million.

Impairment loss.  In 2009, we entered into five memoranda of agreement for the sale of the m/v Sea Globe, the m/v Coral Globe, the m/v Island Globe, the m/v Gulf Globe and the m/v Lake Globe. From the date each memorandum of agreement was executed until the delivery of each vessel to its respective new owner, the vessels were classified as held for sale and were measured at the lower of their carrying amount and fair value less cost to sale. As a result, we recognized an impairment loss of approximately $28.4 million for the year ended December 31, 2009. As of December 31, 2008, we assessed whether any of our vessels may have been impaired. We concluded that the recoverable amount for the m/v Tiara Globe and the m/v River Globe was lower than their carrying values. Subsequently, we recognized an impairment loss of approximately $20.2 million for the year ended December 31, 2008.

(Loss)/gain on sale of vessel.  In 2009, we had a loss on sale of vessel of $0.8 million, compared to a gain on sale of vessel of $15.1 million in 2008. The loss is mainly attributable to a discount on the sale proceeds received due to late delivery of the m/v Island Globe to its new owners.

Interest income from bank balances & deposits.  Interest income increased by $0.1 million, or 11%, to $1.0 million in 2009, compared to $0.9 million in 2008. The increase is attributable to the increased cash balances on average in our accounts.

Interest expense and finance costs.  Interest expense decreased by $4.8 million, or 62%, to $2.9 million in 2009, compared to $7.7 million in 2008. The decrease is attributable to the lower prevailing LIBOR rates. The total outstanding principal balance of our bank loans as of December 31, 2009 amounted to $70.6 million, compared to $157.6 million as of December 31, 2008. All of our bank loans are denominated in U.S. dollars.

Gain/(loss) on derivative financial instruments.  As of December 31, 2009, the two interest rate swap agreements for $25.0 million in total or 35% of our then-existing total debt outstanding of $70.6 million, were recorded at fair value, which resulted in a $0.1 million non-cash unrealized gain in favor of us as compared to the valuation of the swap agreements as of December 31, 2008.

Foreign exchange (losses)/gains, net.  Foreign exchange losses were $0.2 million for 2009, compared to losses of $0.6 million in 2008. Foreign currency exchange losses resulted primarily from currency exchanges to pay for operating expenses of our fleet and general and administrative expenses, a material portion of which were in currencies other than the U.S. dollar.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2011, we had $23.8 million of “cash and bank balances and bank deposits” that consisted of cash short-term bank deposits with original maturities shorter than three months and an aggregate bank debt outstanding of $96.2 million. In May 2011, the facility limit under our Credit Facility was further reduced by $4.5 million when we repaid such amount to Credit Suisse, and as a result we currently have aggregate bank debt outstanding of $91.7 million. Our working capital amounted to $11.0 million as of March 31, 2011. In May 2011, we utilized cash on hand to pay a 10.0% deposit in the amount of $3.1 million in connection with the acquisition of the m/v Moon Globe. In June 2011, we drew down $19.0 million from the DVB Loan Agreement and paid $9.3 million from cash on hand to pay the remaining amount of the purchase price of the m/v Moon Globe.

Based on our planned expenditures and assuming no unanticipated expenses, we believe that our cash reserves and expected cash from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next twelve months.

During the first half of 2011, we contracted to expand the size of our fleet with our planned acquisition of the m/v Sun Globe and the m/v Moon Globe. The m/v Moon Globe was delivered in June 2011 and we expect the m/v Sun Globe to be delivered during the third quarter of 2011. We have entered into the DVB Loan Agreement for up to $40.0 million to finance the lesser of (1) 65.0% of the charter free market value of the m/v Sun Globe and the m/v Moon Globe at the time of their delivery and (2) $20.0 million each.

As of December 31, 2010, we had $24.6 million of “cash and bank balances and bank deposits” that consisted of cash short-term bank deposits with original maturities shorter than three months.

As of December 31, 2010, we had an aggregate bank debt outstanding of $96.7 million, which includes $71.0 million drawn from our Credit Facility and $25.7 million owed on the Kelty Loan Agreement. The Kelty Loan Agreement permits us to declare and pay dividends without prior written permission of the lender so long as there is no event of default under such loan agreement. Please read “Our Dividend Policy and Restrictions on Dividends” and “Indebtedness” for further information.

As of December 31, 2009, we had $59.2 million in “cash and bank balances and bank deposits” that consisted of cash short-term bank deposits with original maturities shorter than three months.

As of December 31, 2009, we had an aggregate bank debt outstanding of $70.6 million of which $34.2 million was payable within the next 12 months, including the entire outstanding balance of $27.0 million for the loan secured by the m/v Sea Globe and the m/v Coral Globe, which were shown on our Statement of Financial Position as “held for sale” under memoranda of agreement signed in November 2009. We fully repaid this loan to Deutsche Schiffsbank in February 2010 upon the delivery of these two vessels to their new unaffiliated third party owners. In addition, at December 31, 2009, we had committed undrawn funds up to $36.4 million under the facility with Credit Suisse AG.

Our primary uses of funds have been capital expenditures for the acquisition of vessels, vessel operating expenses, general and administrative expenses, expenditures incurred in connection with ensuring that our vessels comply with international and regulatory standards, financing expenses and repayments of bank loans and payments of dividends to our shareholders. We do not have any commitments for newbuilding contracts.

Since our operations began in 2006, we have financed our capital requirements with equity contributions from shareholders, long-term bank debt and cash from operations, including cash from sales of vessels. To finance further vessel acquisitions of either new or secondhand vessels, we expect that our primary sources of funds will be drawings under additional credit facilities, proceeds from future equity or debt financings and our then-existing internally generated cash flow and cash on hand, or any combination thereof. Because of the global economic downturn that has affected the international dry bulk industry we may not be able to obtain financing either from our Credit Facility or the equity markets.

Working capital, which is current assets, including non-current assets held for sale minus current liabilities, including the current portion of long-term debt, amounted to $11.6 million and $56.5 million as of December 31, 2010 and December 31, 2009, respectively.

Cash Flows

Cash and bank balances and bank deposits decreased to $24.6 million as of December 31, 2010, compared to $59.2 million as of December 31, 2009 and $65.3 million as of December 31, 2008. While $1.0 million, or 4%, was pledged as collateral at the end of 2010, $6.0 million, or 10%, was pledged as collateral at the end of 2009. Cash and bank balances and bank deposits decreased to $23.8 million as of March 31, 2011, compared to $24.6 million as of December 31, 2010. We consider highly liquid investments such as bank time deposits with an original maturity of three months or less to be cash equivalents.

Net Cash Generated From Operating Activities

Net cash generated from operating activities increased by $0.9 million to $4.4 million during the three-month period ended March 31, 2011, compared to $3.5 million during the three-month period ended March 31, 2010. The increase was primarily attributable to the increase in the number of operating days during the three-month period ended March 31, 2011 due to the operation of a larger fleet.

Net cash generated from operating activities decreased by $17.4 million, or 52%, to $16.2 million in 2010, compared to $33.6 million in 2009. The decrease was primarily attributable to the decrease in the number of operating days that we achieved during the year due to the operation of a smaller fleet and the decrease in time charter equivalent rate, which resulted in decreased revenues. Net cash generated from operating activities decreased by $36.8 million, or 52%, to $33.6 million in 2009, compared to $70.4 million in 2008. The decrease was primarily attributable to the decrease in the number of operating days that we achieved during the year due to the operation of a smaller fleet and the decrease in time charter equivalent rate, which resulted in decreased revenues.

Net Cash Generated From (Used In) Investing Activities

Net cash used in investing activities was $3.0 million during the three-month period ended March 31, 2011, and consisted mainly of the advance paid for the m/v Sun Globe, compared to net cash generated from investing activities of $33.3 million during the three-month period ended March 31, 2010, which was attributable to $33.0 million generated from the sale of the m/v Sea Globe and the m/v Coral Globe and $0.3 million interest received on our cash balances.

Net cash used in investing activities was $72.7 million during 2010, which was attributable to net cash of $106.1 million used for the acquisition of the m/v Star Globe, the m/v Sky Globe and the m/v Jin Star and $33.0 million generated from the sale of the m/v Sea Globe and the m/v Coral Globe and $0.4 million interest received on our cash balances.

Net cash generated from investing activities was $60.3 million for 2009, which consisted mainly of the $49.0 million received from the sale of three vessels during 2009, plus $10.0 million which was reclassified upon the maturity of a time deposit with original maturity of four months, and $1.2 million interest received on our cash balances, as compared to net cash from investing activities in 2008 of $27.1 million that related mostly to $36.8 million in proceeds from the sale of the m/v Ocean Globe, and $0.6 million interest received on our cash balances, reduced by $10.0 million which was invested on a time deposit with maturity of four months and $0.3 million payments for vessel improvements.

Net Cash Generated From (Used In) Financing Activities

Net cash used in financing activities during the three-month period ended March 31, 2011 amounted to $2.2 million and consisted of $0.5 million of indebtedness that we repaid under our existing loan facility, $1.2 million of dividends paid and $0.5 million of interest paid on our loan. Net cash used in financing activities during the three-month period ended March 31, 2010 amounted to $22.4 million and consisted of $27 million of indebtedness that we repaid under our then-existing loan credit and loan facilities and $0.4 million interest paid, reduced by $5.0 million of pledged cash, which was released by the bank.

Net cash generated from financing activities in 2010 amounted to $27.0 million and consisted of $62.2 million of proceeds drawn for the acquisition of the m/v Star Globe, the m/v Sky Globe and the m/v Jin Star and $5.0 million of pledged cash, which was released by the bank, reduced by $0.2 million of loan fees paid, $36.1 million of indebtedness that we repaid under our then-existing credit and loan facilities, $1.9 million of interest paid on our loans and $2.0 million of dividends paid in 2010.

Net cash used in financing activities in 2009 amounted to $74.5 million and consisted of $87.0 million of indebtedness that we repaid under our then-existing credit and loan facilities, plus $2.9 million of interest paid on our loans, reduced by $15.4 million of pledged cash, which was released by the bank.

Net cash used in financing activities in 2008 amounted to $72.9 million and consisted of $120.6 million of indebtedness that we repaid under our then-existing credit and loan facilities, $21.4 million which was pledged in favor of the bank, $0.3 million of loan fees paid, $18.5 million of dividends paid to shareholders and $7.8 million of interest paid on our loans. Net cash generated by financing activities in 2008 consisted of $95.0 million of proceeds drawn under our then-existing credit and loan facilities and $0.7 million release of restricted cash.

Indebtedness

We operate in a capital intensive industry which requires significant amounts of investment, and we fund a portion of this investment through long-term bank debt.

As of March 31, 2011, December 31, 2010, 2009 and 2008, we and our vessel-owning subsidiaries had outstanding borrowings of an aggregate of $96.2 million, $96.7 million, $70.6 million and $157.6 million, respectively.

As of March 31, 2011, we believed we were not in default of our covenants relating to our Credit Facility or the Kelty Loan Agreement.

As of March 31, 2011, our loan arrangements consisted of the following:

•	our secured reducing revolving Credit Facility with Credit Suisse AG, which we entered into in November 2007. Our Credit Facility permits us to borrow funds up to the reducing facility limit, which is reduced every six months (each May and November) by $4.5 million starting May 2011, and $30.5 million is due on the final reduction date in November 2015. As of March 31, 2011, we had an outstanding principal balance of $71.0 million under our Credit Facility, which was equal to the prevailing facility limit. We therefore could not draw down any additional funds thereunder, unless and until we repay a portion of the debt. Interest on outstanding balances is payable at 0.95% per annum over LIBOR, except when the aggregate security value of the mortgaged vessels is more than 200.0% of the outstanding balances, in which case the interest is 0.75% per annum over LIBOR. In May 2011, the facility limit was further reduced by $4.5 million when we repaid such amount to Credit Suisse, and as a result we currently have outstanding principal balance of $66.5 million under our Credit Facility. The next scheduled reduction of the facility limit is in November 2011; and

•	the Kelty Loan Agreement with Deutsche Schiffsbank Aktiengesellschaft, which we entered into in June 2010 through our wholly owned subsidiary, Kelty Marine Ltd. The Kelty Loan Agreement is payable in 28 equal quarterly installments of $500,000 starting in September 2010, as well as a balloon payment of $12.65 million payable together with the final installment payable in June 2017. Interest on outstanding balances under the Kelty Loan Agreement is payable at LIBOR plus a variable margin. The applicable margin is determined on the basis of the “loan to value ratio,”

which is a fraction where the numerator is the principal amount outstanding under the Kelty Loan Agreement and the denominator is the charter free market value of the m/v Jin Star and any amount of free liquidity maintained with Deutsche Schiffsbank Aktiengesellschaft. As of March 31, 2011, the loan was fully drawn and the outstanding principal balance was $25.2 million. The next quarterly installment is due in June 2011.

As of December 31, 2010, we were not in default of the covenants relating to our Credit Facility and the Kelty Loan Agreement. As of December 31, 2009, we were not in default of the covenants relating to our Credit Facility and a loan that has since been repaid.

As of December 31, 2008, we were in breach of the loan to value ratio covenant in our Credit Facility for which we obtained a waiver from the bank that was valid until January 31, 2010.

As of December 31, 2008, we had breached a loan to value ratio covenant on a loan that has since been repaid. In order to rectify such breach, we had pledged an amount of $21.4 million in favor of the lending bank.

New Financing Arrangement

During the first half of 2011, we contracted to expand the size of our fleet with our planned acquisition of the m/v Sun Globe and the m/v Moon Globe. The m/v Moon Globe was delivered in June 2011 and we expect the m/v Sun Globe to be delivered during the third quarter of 2011. In June 2011, we entered into a loan agreement with DVB Bank SE, which we refer to as the DVB Loan Agreement, for a senior secured term loan for up to $40.0 million to finance the lesser of (1) 65.0% of the charter free market value of the m/v Sun Globe and the m/v Moon Globe at the time of their delivery and (2) $20.0 million each. The DVB Loan Agreement contains customary terms and conditions. In June 2011, we drew down $19.0 million to pay a portion of the purchase price of the m/v Moon Globe. The DVB Loan Agreement is available for drawdown for the expected purchase of the m/v Sun Globe through September 30, 2011. The DVB Loan Agreement has a final maturity date of 7.5 years from the full drawdown of such agreement, but no later than March 30, 2019. Interest on outstanding loan balances for the DVB Loan Agreement is payable at LIBOR plus 2.5% per annum.

For a more detailed discussion of our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement, please read “Loan Arrangements.”

Financial Instruments

The major trading currency of our business is the U.S. dollar. Movements in the U.S. dollar relative to other currencies can potentially impact our operating and administrative expenses and therefore our operating results.

In November 2008, in an effort to mitigate the exposure to interest rate movements, we entered into two interest rate swap agreements for a notional amount of $25 million in total, which remain in place on the date of this prospectus.

We believe that we have a low risk approach to treasury management. Cash balances are invested in term deposit accounts, with their maturity dates projected to coincide with our liquidity requirements. Credit risk is diluted by placing cash on deposit with a variety of institutions in Europe, including a small number of banks in Greece, which are selected based on their credit ratings. We have policies to limit the amount of credit exposure to any particular financial institution.

As of March 31, 2011, December 31, 2010, 2009 and 2008, we did not use and have not used any financial instruments designated in our financial statements as those with hedging purposes.

Capital Expenditures

We make capital expenditures from time to time in connection with our vessel acquisitions. Other than as set forth in this prospectus, we have no agreements to purchase any additional vessels, but may do so in the future. We expect that our primary sources of funds to finance further vessel acquisitions will be drawings under additional credit facilities (with funds from new credit facilities from banks with whom we currently transact business or with loans from banks with whom we do not have a banking relationship but will provide us funds at terms acceptable to us), proceeds from future equity or debt financings and our then-existing internally generated cash flow and cash on hand, or any combination thereof.

We incur additional capital expenditures when our vessels undergo surveys. This process of recertification may require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our operating days during the period. The loss of earnings associated with the decrease in operating days, together with the capital needs for repairs and upgrades, is expected to result in increased cash flow needs. We expect to fund these expenditures with cash on hand.

Research and Development, Patents and Licenses, etc.

We incur, from time to time, expenditures relating to inspections for acquiring new vessels that meet our standards. Such expenditures are insignificant and they are expensed as they incur.

Trend Information

Our results of operations depend primarily on the charter hire and spot market rates that we are able to realize. Charter hire and spot market rates paid for dry bulk vessels are primarily a function of the underlying balance between vessel supply and demand. To the extent that either supply or demand is significantly affected, we believe this would cause rates to fluctuate.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rates

We are exposed to market risks associated with changes in interest rates relating to our Credit Facility and the Kelty Loan Agreement. As of December 31, 2010 and March 31, 2011, we had a $71.0 million outstanding balance under our Credit Facility. In May 2011, the facility limit under our Credit Facility was further reduced by $4.5 million, when we repaid such amount to Credit Suisse, and as a result we currently have outstanding principal balance of $66.5 million under our Credit Facility. As of December 31, 2010 and March 31, 2011, Kelty Marine had a $25.7 million and $25.2 million, respectively, principal balance outstanding under the Kelty Loan Agreement. Interest costs incurred under our Credit Facility and the Kelty Loan Agreement are included in our consolidated statement of comprehensive income.

In 2010, the weighted average interest rate for our then-outstanding facilities was 1.46% and the respective interest rates ranged from 1.0% to 3.29%, including margins.

We will continue to have debt outstanding, which could impact our results of operations and financial condition. Although we may in the future prefer to generate funds through equity offerings on terms acceptable to us rather than through the use of debt arrangements, we may not be able to do so. We expect to manage any exposure in interest rates through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments.

We entered into two interest rate swap agreements as of December 31, 2010 and 2009 in order to manage future interest costs and the risk associated with changing interest rates.

The total notional principal amount of these swaps as of December 31, 2010 and 2009 was $25 million, which have specified rates and durations. For more details, please refer to Note 18 of the consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.

Through these swap transactions, we effectively hedged the interest rate exposure of 26% of our loans outstanding as of December 31, 2010.

The following table sets forth the sensitivity of our existing loans as of December 31, 2010 as to a 1.0% (100 basis points) increase in LIBOR taking into account our interest rate swap agreements that are currently in place, during the next five years, and reflects the additional interest expense.

Year	Amount
2011	$0.5 million
2012	$0.4 million
2013	$0.3 million
2014	$0.6 million
2015	$0.5 million

Currency and Exchange Rates

We generate revenues from the trading of our vessels in U.S. dollars but historically incur certain amounts of our operating expenses in currencies other than the U.S. dollar. While we were incorporated in Jersey, the majority of our general and administrative expenses, including stock exchange fees and advisor fees, were payable in U.K. pounds sterling. For cash management, or treasury, purposes, we convert U.S. dollars into foreign currencies which we then hold on deposit until the date of each transaction. Fluctuations in foreign exchange rates create foreign exchange gains or losses when we mark-to-market these non-U.S. dollar deposits.

For accounting purposes, expenses incurred in Euro and other foreign currencies are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. Because a portion of our expenses are incurred in currencies other than the U.S. Dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, which could affect the amount of net income that we report in future periods. While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may determine to employ such instruments from time to time in the future in order to minimize this risk. Our use of financial derivatives would involve certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

Commodity Risk Exposure

The price and supply of fuel is unpredictable and fluctuates as a result of events outside our control, including geo-political developments, supply and demand for oil and gas, actions by members of the Organization of Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Because we do not intend to hedge our fuel costs, an increase in the price of fuel beyond our expectations may adversely affect our profitability, cash flows and ability to pay dividends.

Inflation

We do not expect inflation to be a significant risk to us in the current and foreseeable economic environment. In the event that inflation becomes a significant factor in the global economy, inflationary pressures would result in increased operating, voyage and finance costs.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The following table sets forth our contractual obligations and their maturity dates as of December 31, 2010, as adjusted to reflect entry into the memorandum of agreement to acquire the m/v Sun Globe and entry into the DVB Loan Agreement:

	Less than One Year	One to Three Years	Three to Five Years	More than Five years	Total
	(Expressed in Thousands of U.S. Dollars)
Long term debt obligations(1)	$11,880	25,520	51,520	26,730	$115,650
Operating lease obligations(2)	253	525	458	—	1,236
Vessel acquisition(3)	30,300	—	—	—	30,300

(1)	Our long term debt obligations include our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement, each of which is described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness” and “Loan Arrangements.”
(2)	We rent our office space from Cyberonica S.A. for an amount of €14,578 per month, which we expect will increase at a rate of 2.5% per year. We utilized a Euro to U.S. dollar exchange rate of 1.0:1.4.
(3)	In March 2011, we entered into a memorandum of agreement to acquire a Supramax vessel for a purchase price of $30.3 million, which is expected to be delivered during the third quarter of 2011 and which we expect to name the m/v Sun Globe.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a description of all our significant accounting policies, see Note 2 to our consolidated financial statements included in this prospectus.

Impairment of Long-Lived Assets:  We assess at each reporting date whether there is an indication that a vessel may be impaired. The vessel’s recoverable amount is estimated when events or changes in circumstances indicate the carrying value may not be recoverable.

If such indication exists and where the carrying value exceeds the estimated recoverable amounts, the vessel is written down to its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the vessel. This assessment is made at the individual vessel level as separately identifiable cash flow information for each vessel is available. We determine the fair value of our assets based on management estimates and assumptions and by making use of available market data and taking into consideration third party valuations.

The estimated future cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the unfixed days, based on the most recent 10 year historical average of the six-month, one-year and three-year time charter rates over the remaining estimated life of each vessel assuming an annual growth rate as published by the International Monetary Fund, or IMF, net of brokerage commissions. Expected outflows for scheduled vessels’ maintenance and vessel operating expenses are based on historical rates, and adjusted annually assuming an average annual inflation rate as published by the IMF. Effective fleet utilization is assumed to be 92.0%, taking into account the period(s) each vessel is expected to undergo drydocking and estimated off-hire days during the year. We have assumed no change in the remaining estimated useful lives of the current fleet, and scrap values based on $200 per lightweight ton at disposal.

Although we believe that the assumptions used to evaluate potential impairment are reasonable and appropriate, these assumptions are highly subjective and we are not able to estimate the variability between the assumptions used and actual results that is reasonably likely to result in the future.

Impairment losses are recognized in the consolidated statement of comprehensive income. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of comprehensive income. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Vessels, net:  Vessels are stated at cost, less accumulated depreciation and accumulated impairment losses. Vessel cost consists of the contract price for the vessel and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Any seller’s credit, i.e., amounts received from the seller of the vessels until date of delivery, is deducted from the cost of the vessel. Subsequent expenditures for conversions and major improvements are also capitalized when the recognition criteria are met. Otherwise, these amounts are charged to expenses as incurred. When we acquire a vessel with a time charter agreement assumed, the cost of acquisition is allocated between the individual assets and/or liabilities assumed based on their relative fair values at the time of acquisition. The time charter agreement assumed can be assigned a positive value (asset) or a negative value (deferred revenue) or zero value.

Depreciation:  We depreciate our vessels based on a straight line basis over the expected useful life of each vessel, which is 25 years from the date of their initial delivery from the shipyard, which we believe is within industry standards and represents the most reasonable useful life for each of our vessels. Depreciation is based on the cost of the vessel less its estimated residual value at the date of the vessel’s acquisition, which is estimated at $200 per lightweight ton, which we believe is common in the shipping industry. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful lives. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective.

Drydocking costs:  Vessels are required to be drydocked for major repairs and maintenance that cannot be performed while the vessels are operating. Drydockings occur approximately every 2.5 years. The costs associated with the drydockings are capitalized and depreciated on a straight-line basis over the period between drydockings, to a maximum of 2.5 years. At the date of acquisition of a secondhand vessel, management estimates the component of the cost that corresponds to the economic benefit to be derived until the first scheduled drydocking of the vessel under our ownership and this component is depreciated on a straight-line basis over the remaining period through the estimated drydocking date.

Costs capitalized are limited to actual costs incurred, such as shipyard rent, paints and related works and surveyor fees in relation to obtaining the class certification. If a drydocking is performed prior to the scheduled date, the remaining unamortized balances of previous drydockings are immediately written off. Unamortized balances of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the period of the vessel’s sale.

Non-current assets held for sale:  Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. We determine the fair value of our assets based on management estimates and assumptions and by making use of available market data and taking into consideration third party valuations. If the carrying amount exceeds fair value less costs to sell, we recognize a loss under impairment loss in the income statement component of the consolidated statement of comprehensive income. Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a complete sale within one year from the date of classification. Property, plant and equipment and intangible assets once classified as held for sale are not depreciated or amortized.

Revenue:  We generate our revenues from charterers for the charter hire of our vessels. Vessels are chartered using time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. If a time charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized on a straight line basis over the period of the time charter. Such revenues are treated in accordance with IAS 17 as lease income. Associated voyage expenses, which primarily consist of commissions, are recognized on a pro rata basis over the duration of the period of the time charter. Deferred revenue relates to cash received prior to the financial position date and is related to revenue earned after such date. Deferred revenue also includes the value ascribed to time charter agreements assumed upon the purchase of a vessel, if any. This ascribed amount is amortized over the remaining term of the time charter and the amortized portion for the period is included in revenue for the period.

Voyage expense:  Consisting primarily of port expenses and owner’s expenses paid by the charterer, canal and bunker expenses that are unique to a particular charter under time charter arrangements or by us under voyage charter arrangements. Furthermore, voyage expenses include commission on income paid by us. We defer bunker expenses under voyage charter agreements and amortize them over the related voyage.

Trade receivables, net:  The amount shown as trade receivables at each financial position date includes estimated recoveries from charterers for hire, freight and demurrage billings, net of an allowance for doubtful accounts. Trade receivables are measured at amortized cost less impairment losses, which are recognized in the consolidated statement of comprehensive income. At each financial position date, all potentially uncollectible accounts are assessed individually for the purpose of determining the appropriate allowance for doubtful accounts. Although we may believe that our provisions are based on fair judgment at the time of their creation, it is possible that an amount under dispute will not be recovered and the estimated provision of doubtful accounts would be inadequate. If any of our revenues become uncollectible, these amounts would be written-off at that time.

Derivative financial instruments:  Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. The fair value of these instruments at each reporting date is derived principally from or corroborated by observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market-corroborated inputs, such as market comparables, interest rates, yield curves and other items that allow value to be determined. Changes in the fair value of these derivative instruments are recognized immediately in the income statement component of the consolidated statement of comprehensive income.

THE DRY BULK INDUSTRY

All the information and data presented in this section, including the analysis of the various sectors of the dry bulk shipping industry has been provided by Drewry. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (1) certain information in Drewry’s database is derived from estimates or subjective judgments; (2) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database; and (3) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

INTRODUCTION

Seaborne cargo is broadly categorized as either dry or liquid cargo. Dry cargo includes dry bulk cargo, container cargo, non-container cargo and other cargo. Liquid cargo includes crude oil, refined petroleum products, vegetable oils, gases and chemicals.

The following table presents the breakdown of global seaborne trade by type of cargo in 2000 and 2010.

World Seaborne Trade: 2000 and 2010

	Trade — Million Tons		CAGR(1)%	% Total Trade
	2000	2010	2000 – 10	2000	2010
Liquid Cargo
Crude Oil	2,079	2,276	0.91	32.1	25.9
Refined Petroleum Products	602	875	3.81	9.3	10.0
Liquid Chemicals	128	214	5.28	2.0	2.4
Liquefied Gases	168	261	4.54	2.6	3.0
Total Liquid Cargo	2,977	3,627	1.99	46.0	41.3
Total Dry Cargo	3,491	5,155	3.98	54.0	58.7
Dry Bulk
Coal	539	915	5.43	8.3	10.4
Iron Ore	489	1,004	7.46	7.6	11.4
Grain	221	242	0.9	3.4	2.8
Total Major Bulks	1,249	2,161	5.63	19.3	24.6
Minor Bulks	901	1.018	1.23	13.9	11.6
Other
Container Cargo	620	1,366	8.21	9.6	15.6
General Cargo	720	610	-16.4	11.1	6.9
Total Seaborne Trade	6,468	8,782	3.11	100.0	100.0

(1)	Compound annual growth rate.

Source: Drewry Research

Ocean going vessels represent the most efficient and often the only means of transporting large volumes of basic commodities and finished products over long distances. In general, the supply of, and demand for, seaborne transportation capacity are the primary drivers of charter rates and values for all vessels. Due to the larger volume of cargo they ship, their reliance on a few key commodities and long-haul routes among a small number of ports, larger vessels exhibit higher charter rate and vessel value volatility compared to smaller vessels,. Vessel values primarily reflect prevailing and expected future charter rates, and are also influenced by factors such as the age of the vessel, the shipyard of its construction and its specifications.

During extended periods of high charter rates, vessel values tend to appreciate. Conversely, during periods where rates have declined, such as the period we are currently in, vessel values tend to decline. Historically, the relationship between incremental supply and demand has varied among different types of vessels, because the drivers of demand for each type of vessel are different and are not always subject to the same factors. This means that at any one time different types of vessels, such as tankers and dry bulk carriers, may be in differing stages of their respective supply and demand cycle.

Dry bulk cargo comprises approximately 36% of total seaborne trade. Dry bulk cargo is any form of cargo that is shipped in bulk and can be loaded and unloaded in its original, unadulterated and unpackaged state. Common dry bulk cargoes include steel, grains (soybean, wheat, etc.), cement and lumber. Less directly visible, but often in large quantities, are iron ore and metallurgic coal (the two primary raw materials used in producing steel), thermal coal (used in power plants for electric generation) and fertilizers (used in farming). For statistical purposes, dry bulk cargoes are commonly categorized into major or minor bulks. The major bulks category consists of iron ore, coal and grains. The minor bulks category includes, but is not limited to, fabricated steel, steel scrap, fertilizers, lumber, cement and minerals. These raw materials are typically poured or lifted into a ship’s hold without the aid of additional pallets or other packaging materials.

Dry bulk carriers play an important role in connecting the resource extraction points, such as mines and farms, and end users, such as steel mills and food processors. Due to the increasingly global supply chain and changing demand patterns for different raw materials, dry bulk freighters provide the most cost effective means of completing the supply chain as compared to other transportation methods such as air, rail or truck transportation. Shipping is beneficial relative to other modes of transportation due to the larger economies of scale, especially considering the massive capacity of bulk freighters, and their ability to serve destinations with limited existing infrastructure. Additionally, the majority of the supply centers are either at a great distance or separated by vast bodies of water from the main demand centers, making waterborne transportation the only effective means of movement in most cases.

World Seaborne Trade — 2010
(8.78 Billion Tons)

Source: Drewry Research

Dry Bulk Seaborne Trade — 2010
(3.18 Billion Tons)

Source: Drewry Research

Major Dry Bulk Seaborne Trades

Source: Drewry Research

Dry Bulk Shipping Demand

Dry bulk trade is influenced by the underlying demand for the dry bulk commodities which, in turn, is influenced by the level of worldwide economic activity. Generally, growth in GDP and industrial production correlate with peaks in demand for marine dry bulk transportation services. The following chart demonstrates the change in world dry bulk trade between 2000 and 2010.

Dry Bulk Trade Development: 2000 to 2010
(Million Tons)

Source: Drewry Research

Historically, certain economies have acted as the primary drivers of dry bulk trade. In the 1990s, Japan was the driving force of increases in ton-miles, when buoyant Japanese industrial production stimulated demand for imported dry bulk commodities. More recently, China and, to a lesser extent, India have been the main drivers behind the recent increase in seaborne dry bulk trade, as high levels of economic growth have generated increased demand for imported raw materials. The following table illustrates the GDP growth rates of China and India compared to those of the United States, Europe, Japan and the world during the periods indicated.

Real GDP Growth: 2000 to 2010
(% change previous period)

GDP	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Global Economy	4.8	2.4	3.0	4.1	5.3	4.4	4.9	5.0	2.8	-0.9	4.9
USA	3.8	0.3	1.6	2.7	3.9	3.1	2.7	2.1	0.4	-2.6	2.9
Europe	3.4	1.7	1.1	1.1	2.1	1.8	3.1	2.7	0.5	-4.0	1.7
Japan	2.8	0.4	-0.3	1.8	2.7	1.9	2.0	2.4	-1.2	-6.3	4.4
China	8.0	7.5	8.3	10.0	10.1	10.4	11.6	13.0	9.6	9.1	10.2
India	5.1	4.4	4.7	7.4	7.0	9.1	9.9	9.3	7.5	6.7	8.6

Source: Drewry Research

The impact of the rapid expansion of Asian economies on dry bulk trade growth can be seen below. In the 1990s, the average CAGR in seaborne trade was 2.4%, but between 2000 and 2010, the average annual rate increased to 4.0%.

Dry Bulk Trade* — Growth Rates by Period
(CAGR — Percent)

*	Based on tons

Source: Drewry Research

The following is an overview of changes in seaborne trade in major and minor bulk cargoes from 2000 to 2010.

Dry Bulk Seaborne Trade: 2000 to 2010
(Million Tons)

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Coal	539	587	590	619	650	675	769	833	830	784	915
Iron Ore	489	503	544	580	644	715	759	823	886	959	1,004
Grain	221	213	210	211	208	212	221	228	235	209	242
Minor Bulks	901	890	900	957	918	895	927	960	975	969	1,015
Total	2,150	2,193	2,244	2,367	2,420	2,497	2,676	2,844	2,929	2,921	3,179

Source: Drewry Research

Coal

Asia’s rapid industrial development has contributed to strong demand for coal, which accounted for approximately 36% of the total growth of seaborne dry bulk trade between 2000 and 2010. Coal is divided into two main categories: thermal (or steam) and coking (or metallurgical). Thermal coal is used mainly for power generation, whereas coking coal is used to produce coke to feed blast furnaces in the production of steel. Chinese and Indian electricity consumption has grown at a rapid pace. China is the second largest consumer of electricity in the world, even though generally highly populated developing economies have low per capita electricity consumption.

Expansion in air conditioned office and factory space, along with industrial use, has increased demand for electricity, of which nearly half is generated from coal-fired plants, thus increasing demand for thermal coal. In addition, Japan’s domestic nuclear power generating industry has suffered from safety problems in recent years, leading to increased demand for oil, gas and coal-fired power generation. Furthermore, the high cost of oil and gas has led to increasing development of coal-fired electricity plants around the world, especially in Asia. Future prospects are also heavily tied to the steel industry. Coking coal is of a higher quality than thermal coal (i.e., more carbon and fewer impurities) and its price is both higher and more volatile.

Increases in steam coal demand have been significant, as both developed and developing nations require increasing amounts of electric power. The main exporters of coal are Australia, South Africa, Russia, Indonesia, the United States, Colombia and Canada. The main importers of coal are Europe, Japan, South Korea, Taiwan, India and China, as illustrated in the first chart below. China has recently become a net importer of coal, and Indian imports have doubled in less than five years. Coal is transported primarily by Capesize, Panamax and Supramax vessels.

Coal Imports: 2002 to April 29, 2011
(Thousand Tons)

Source: Drewry Research

Iron Ore

Iron ore is used as a raw material for the production of steel, along with limestone and coking (or metallurgical) coal. Steel is the most important construction and engineering material in the world. In 2010, approximately 1.0 billion tons of iron ore were exported worldwide, with the main importers being China, the European Union, Japan and South Korea. The main producers and exporters of iron ore are Australia and Brazil.

Iron Ore Imports: 2000 to April 29, 2011
(Thousand Tons)

Source: Drewry Research

Chinese imports of iron ore have grown significantly due to increased steel production in the last few years and have been a major driving force in the dry bulk sector. In 2008, Chinese iron ore imports increased by approximately 15.7% to 444.1 million tons and despite the downturn in the world economy and global trade they continued to grow in 2009 and 2010. In 2010, total Chinese imports of iron ore amounted to 616.8 million tons in the wake of renewed growth in domestic steel production.

Chinese imports of iron ore have traditionally come primarily from Australia, Brazil and India. The shares of Indian and Brazilian imports into China have increased since 2000. Australia and Brazil together account for approximately two-thirds of global iron ore exports. Although both countries have seen strong demand from China, Australia continues to benefit the most from China’s increased demand for iron ore. India is also becoming a major exporter of iron ore. Unlike Australia and Brazil, which tend to export primarily in the larger Capesize vessels, much of India’s exports are shipped in smaller vessels.

Grains

Grains include wheat, coarse grains (corn, barley, oats, rye and sorghum) and oil seeds extracted from different crops, such as soybeans and cotton seeds. In general, wheat is used for human consumption while coarse grains are used as feed for livestock. Oil seeds are used to manufacture vegetable oil for human consumption or for industrial use, while their protein-rich residue is used as food for livestock.

Global grain production is dominated by the United States. Argentina is the second largest producer, followed by Canada and Australia. International trade in grains is dominated by four key exporting regions: North America, South America, Oceania and Europe (including the former Soviet Union). These regions collectively account for over 90.0% of global exports. In terms of imports, the Asia/Pacific region (excluding Japan) ranks first, followed by Latin America, Africa and the Middle East.

Historically, international grain trade volumes have fluctuated considerably as a result of regional weather conditions and the long history of grain price volatility and government interventionism. However, demand for wheat and coarse grains are fundamentally linked in the long-term to population growth and rising per capita income.

Minor Dry Bulks

The balance of dry bulk trade, minor dry bulks, can be subdivided into two types of cargo. The first type includes secondary dry bulks or free-flowing cargo, such as agricultural cargoes, bauxite and alumina, fertilizers and cement. The second type is neo-bulks, which include non-free flowing or part manufactured cargo that is principally forest products and steel products, including scrap.

Dry Bulk Carrier Demand

Globally, total seaborne trade in all dry bulk commodities increased from 2.15 billion tons in 2000 to 3.18 billion tons in 2010, representing a CAGR of 4.0%.

Another industry measure of vessel demand is ton-miles, which is calculated by multiplying the volume of cargo moved on each route by the distance of such voyage. Between 2000 and 2010, ton-mile demand in the dry bulk sector increased by 64.0% to 18.4 billion ton-miles, equivalent to a CAGR of 5.1%. Ton mile employment has grown faster than trade due to geographical shifts in the pattern and an increase in average voyage lengths. The following table illustrates this measure.

Dry Bulk Vessel Demand(1): 2000 to 2010
(Billion Ton-Miles)

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
Coal	2,831	3,082	3,115	3,250	3,412	3,544	4,073	4,500	4,566	4,101	4,854
Iron Ore	2,690	2,766	2,990	3,193	3,525	3,899	4,098	4,936	5,438	6,231	6,731
Grain	1,161	1,118	1,103	1,108	1,089	1,113	1,161	1,196	1,243	1,109	1,310
Minor Bulks	4,469	4,411	4,481	4,714	5,036	4,924	5,097	5,327	5,411	5,296	5,529
Total	11,150	11,378	11,688	12,264	13,063	13,480	14,429	15,959	16,658	16,735	18,424

(1)	Excludes coastal trade

Source: Drewry Research

The above figures exclude, however, demand arising on coastal and intra-regional trades. In this context, it is worth noting that there is over 1 billion tonnes of cargo of all kinds that is transported between Chinese ports by sea. The dry bulk proportion of this trade is in excess of 400 million tonnes and it therefore creates considerable employment for dry bulk carriers, especially smaller vessels such as Handysize bulk carriers.

Seasonality

Two of the three largest commodity drivers of the dry bulk industry, coal and grains, are affected by seasonal demand fluctuations. Thermal coal is linked to the energy markets and in general encounters upswings towards the end of the year in anticipation of the forthcoming winter period as power supply companies try to increase their stocks, or during hot summer periods when increased electricity demand is required for air conditioning and refrigeration purposes. Grain production is also seasonal and is driven by the harvest cycle of the northern and southern hemispheres. However, with four nations and the European Union representing the largest grain producers (the United States, Canada and the European Union in the northern hemisphere and Argentina and Australia in the southern hemisphere), harvests and crops reach seaborne markets throughout the year. Taken as a whole, seasonal factors mean that the market for dry bulk vessels is often stronger during the winter months.

Dry Bulk Carrier Supply

The world dry bulk fleet is generally divided into six major categories, based on a vessel’s cargo carrying capacity. These categories consist of: Handysize, Handymax/Supramax, Panamax, Post Panamax, Capesize and Very Large Ore Carrier.

Dry Bulk Vessel Types and Sizes

Category	Size Range — Dwt
Handysize	10 – 39,999
Handymax/Supramax	40 – 59,999
Panamax	60 – 79,999
Post Panamax	80 – 109,999
Capesize	110 – 199,999
VLOC	200,000+
•	Handysize. Handysize vessels have a carrying capacity of up to 39,999 dwt. These vessels are primarily involved in carrying minor bulk cargoes. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.
•	Handymax/Supramax. Handymax vessels have a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily iron ore, coal, grains and minor bulks. Within the Handymax category there is also a sub-sector known as Supramax. Supramax bulk vessels are vessels between 50,000 to 59,999 dwt, normally offering cargo loading and unloading flexibility with on-board cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax bulk vessels. Hence, the earnings potential of a Supramax dry bulk vessel, when compared to a conventional Handymax vessel of 45,000 dwt, is greater.
•	Panamax. Panamax vessels have a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.
•	Post Panamax (sometimes known as Kamsarmax). Post Panamax vessels typically have a carrying capacity of between 80,000 and 109,999 dwt. These vessels tend to be shallower and have a larger beam than a standard Panamax vessel with a higher cubic capacity. They have been designed specifically for loading high cubic cargoes from draught restricted ports. This type of vessel cannot transit the Panama Canal. The term Kamsarmax stems from Port Kamsar in Guinea, where large quantities of bauxite are exported from a port with only 13.5 meter draught and a 229 meter length overall restriction, but no beam restriction.
•	Capesize. Capesize vessels have carrying capacities of between 110,000 and 199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are mainly used to transport iron ore or coal and, to a lesser extent, grains, primarily on long-haul routes.
•	VLOC. Very large ore carriers are in excess of 200,000 dwt and are a comparatively new sector of the dry bulk vessel fleet. VLOCs are built to exploit economies of scale on long-haul iron ore routes.

Dry Bulk Vessels: Indicative Deployment by Size Category

Cargo Type	Handysize	Handymax	Supramax	Panamax	Post Panamax/ Kamsarmax	Capesize	VLOC
Iron Ore	X					X	X
Coal	X		X	X	X	X	X
Grains	X	X	X	X	X
Alumina, Bauxite	X	X	X	X	X
Steel Products	X	X	X	X	X
Forest Products	X	X	X
Fertilizers	X	X	X
Minerals	X	X	X
Minor Bulks-Other	X	X

Source: Drewry Research

The supply of dry bulk shipping capacity, which is measured by the amount of suitable vessel tonnage available to carry cargo, is determined by the size of the existing worldwide dry bulk fleet, the number of new vessels on order, the scrapping of older vessels and the number of vessels out of active service (i.e., laid up or otherwise not available for hire). In addition to prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other voyage expenses, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleets in the market and government and industry regulation of marine transportation practices.

As of April 29, 2011, the world fleet of dry bulk vessels consisted of 8,315 vessels, totaling 552 million dwt in capacity. These figures are, however, based on pure dry bulk vessels and exclude a small number of combination vessels. The following table presents the world dry bulk vessel fleet by size as of April 29, 2011.

Dry Bulk Fleet: April 29, 2011

Size Category	Deadweight (Tons)	Number of Vessels	% of Total Fleet (No)	Total Capacity (Million Dwt)	% of Total Fleet (Dwt)
Handysize	10 – 39,999	3,034	36.5	82.7	15.0
Handymax	40 – 59,999	2,228	26.8	112.7	20.4
Panamax	60 – 79,999	1,429	17.2	102.9	18.6
Post Panamax	80 – 109,999	441	5.3	38.8	7.0
Capesize	110 – 199,999	976	11.7	164.6	29.8
VLOC	200,000+	207	2.5	50.3	9.1
Total		8,315	100.0	552.0	100.0

Source: Drewry Research

The average age of dry bulk vessels in service as of April 29, 2011 was approximately 13.7 years, and 25.0% of the fleet is more than 20 years old. The following chart illustrates the age profile of the global dry bulk vessel fleet as of April 29, 2011, together with scheduled deliveries by year as per the orderbook as of April 29, 2011.

Dry Bulk Vessel Fleet Age Profile: April 29, 2011

(Millions of Dwt & No. of Vessels)

Source: Drewry Research

The supply of dry bulk vessels depends on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.

As of April 29, 2011, the global dry bulk orderbook (excluding options) amounted to 260 million dwt, or 47.3% of the then-existing dry bulk fleet.

Dry Bulk Vessel Orderbook: April 29, 2011

	2011		2012		2013		2014		2015+		Total		% of fleet
Size	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt
10 – 40,000	381	12,095	256	8,568	65	2,247	9	303	0	0	711	23,213	28.1%
40 – 60,000	354	19,715	306	16,696	124	6,603	20	1,091	0	0	804	44,105	39.1%
60 – 80,000	112	8,229	122	8,824	70	5,002	6	437	0	0	310	22,492	21.9%
80 – 110,000	239	20,828	292	24,538	75	6,434	26	2,386	3	301	635	54,488	140.5%
110 – 200,000	213	35,578	148	24,484	40	6,713	0	0	0	0	401	66,776	40.6%
200,000+	50	14,182	81	20,639	40	10,606	15	4,320	0	0	1869	49,747	98.9%
Total	1,349	110,628	1,205	103,750	414	37,606	76	8,537	3	301	3,047	260,822	47.3%

Source: Drewry Research

Deliveries & Slippage

Delays in deliveries are often referred to as slippage. Historically, slippage rates have tended to be less than 10.0%, which means that 10.0% of the vessels due to be delivered in any year are, in fact, delivered in subsequent years. However, in 2007 and 2008, slippage rates rose, as the amount of new ordering that occurred across all market sectors since 2004 led to the commercial vessel orderbook reaching its highest point in history. This placed pressure on shipbuilding capacity, which, in turn, forced shipowners to place orders for new vessels in countries or shipyards that have little or no experience in building vessels for international customers, which are sometimes called “greenfield” shipyards.

In the dry bulk sector, the evidence suggests that the slippage rate was slightly less than 20.0% in 2008 and that it increased further in 2009 and 2010. At the start of 2009, approximately 70 million dwt was scheduled for delivery in the year, but by the year end only 43 million dwt had been delivered. In 2010, the data suggests that just over 70 million dwt was delivered, against expected deliveries of 110 million dwt. As previously explained, one reason for the delay in deliveries is the inexperience of some of the shipyards constructing dry bulk vessels. Indeed, slightly more than 50.0% of the current dry bulk vessel orderbook is with Chinese shipyards.

Dry Bulk Vessel Orderbook — By Place of Build: April 29, 2011

Source: Drewry Research

If all the vessels currently on order are delivered on time and to schedule, there will be a large influx of newbuildings in 2011 in the dry bulk sector. However, it is clear that not all vessels currently on order will be delivered on time for a number of reasons, including the following:

•	In the most recent new ordering spree, which peaked in early 2008, shipowners were quoted unrealistic delivery times by some of the less experienced and new emerging shipyards.

•	The current economic and financial crisis and the steep depression in shipping markets generally may lead to further orderbook cancellations. A significant number of dry bulk vessel orders have been cancelled since the crisis began in the second half of 2008.

•	Financing is not in place for all of the vessels on order and in the current climate some owners will find it difficult to secure adequate funding.

•	Orders have been placed at “greenfield” shipyards, some of which are also finding it difficult to secure funding for yard development.

•	Even before the crisis, the less experienced shipyards were experiencing delays in deliveries.

Taken as whole, slippage is a manifestation of the combined effects of (1) shipyards initially quoting unrealistic delivery times, (2) inexperience among new shipbuilders, and (3) financing problems associated with both shipowners securing finance and new shipyards obtaining development capital.

Vessel Scrapping

The level of scrapping activity is generally a function of the age profile of the fleet, charter market conditions and operating, repair and survey costs. While strong freight markets persisted, there was minimal scrapping activity. As freight markets have weakened, however, scrapping activity has increased. The following chart illustrates the scrapping rates of dry bulk vessels for the periods indicated. As the chart indicates, the increase in scrapping activity in 2008, 2009 and 2010 has continued in the first four months of 2011.

Dry Bulk Vessel Scrapping: 2000 to April 29, 2011
(‘Thousands of Dwt)

2011 = Year to April 29, 2011

Source: Drewry Research

The Freight Market

Dry bulk vessels are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

•	Time Charter. A charter under which the vessel owner is paid charterhire on a per-day basis for a specified period of time. Typically, the shipowner receives semi-monthly charterhire payments on a U.S. dollar-per-day basis and is responsible for providing the crew and paying vessel operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. Under time charters, including trip time charters, the charterer pays voyage expenses such as port, canal and fuel costs and bunkers.

•	Trip Charter. A time charter for a trip to carry a specific cargo from a load port to a discharge port at a set daily rate.

•	Voyage Charter. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Most of these charters are of a single voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tonnage of cargo loaded on board by the agreed upon freight rate expressed on a U.S. dollar-per-ton basis. The owner is responsible for the payment of all voyage and operating expenses, as well as the capital costs of the vessel.

•	Spot Charter. A spot charter generally refers to a voyage charter or a trip charter, which generally last from 10 days to three months. Under both types of spot charters, the shipowner would pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs and for commissions on gross revenues. The shipowner would also be responsible for each vessel’s intermediate and special survey costs.

•	Contract of Affreightment. A contract of affreightment, or CoA, relates to the carriage of multiple cargoes over the same route and enables the CoA holder to nominate different vessels to perform the individual voyages. Essentially, it constitutes a series of voyage charters to carry a specified amount of cargo during the term of the CoA, which usually spans a number of years. The entire vessel’s operating expenses, voyage expenses and capital costs are borne by the shipowner. Freight normally is agreed on a U.S. dollar-per-ton basis.

•	Bareboat Charter. A bareboat charter involves the use of a vessel usually over longer periods of time ranging over several years. In this case, all voyage related costs, mainly vessel fuel and port dues, as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are for the charterer’s account. The owner of the vessel receives monthly charter hire payments on a U.S. dollar per day basis and is responsible only for the payment of capital costs related to the vessel. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Charter Rates

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed, size and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates. Voyages loading from a port where vessels usually discharge cargo, or discharging from a port where vessels usually load cargo, are generally quoted at lower rates. This is because such voyages generally increase vessel efficiency by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the freight rate indices issued by the Baltic Exchange in London are the references most likely to be monitored. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (that incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk vessel trading routes. These indices include the Baltic Panamax Index, or BPI, the index with the longest history and, more recently, the Baltic Capesize Index, or BCI. The following chart details the movement of the BPI, BCI and Baltic Supramax Index.

Baltic Exchange Freight Indices: 2000 to April 29, 2011
(Index Points)

*	The Baltic Supramax Index (BSI) is included from January 7, 2005, the date of its initial calculation.

Source: Baltic Exchange

Charter (or hire) rates paid for dry bulk vessels are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, dry bulk cargo charter rates have passed through cyclical phases and changes in vessel supply and demand have created a pattern of rate “peaks” and “troughs,” which can been from the chart above. Generally, spot/voyage charter rates will be more volatile than time charter rates, as they reflect short term movements in demand and market sentiment. The BDI declined from a high of 11,793 on May 20, 2008 to a low of 663 on December 5, 2008, which represents a decline of 94.0% within a single calendar year. The BDI fell over 70.0% during October 2008 alone. During 2009 and 2010, the BDI remained volatile. During 2009, the BDI reached a low of 772 on January 5 and a high of 4,661 on November 19. During 2010, the BDI reached a high of 4,209 on May 26 and a low of 1,700 on July 15. The BDI continued to decline in the first four months of 2011 to 1,269 as of April 28.

In the time charter market, rates vary depending on the length of the charter period as well as vessel specific factors, such as age, speed and fuel consumption. Generally, short-term time charter rates are higher than long-term charter rates. The market benchmark tends to be a 12-month time charter rate, based on a modern vessel.

From early 2006 until the middle of 2008, rates for all sizes of dry bulk vessels increased significantly and in most cases reached record levels. However, the severe downturn in the global economy in the second half of 2008 and the collapse in demand for dry bulk vessels led rates to plummet to record lows. Since the early part of 2009, rates have been volatile, but they have gradually recovered from the market lows, with further improvements taking place in the first half of 2010, before leveling out in the second half of 2010 and the first four months of 2011. The following charts show one year time charter rates for Capesize, Panamax, Supramax and Handysize class vessels between 2000 and 2011.

One Year Time Charter Rates: 2000 to April 29, 2011
(U.S. Dollars per Day)

Source: Drewry Research

The following table illustrates a comparison of average one-year time charter rates for Handysize, Supramax, Panamax, Capesize and VLOC dry bulk vessels between 2000 and April 2011.

Dry Bulk Vessels — One Year Time Charter Rates (Period Averages)
(U.S. Dollars per Day)

	Handysize	Supramax	Panamax	Capesize	VLOC
	28,000 dwt	55,000 dwt	75,000 dwt	170,000 dwt	200,000 dwt+
	10 years old	5 years old	5 years old	5 years old	5 years old
2000	7,371	9,433	11,063	18,021	n/a
2001	5,629	8,472	9,543	14,431	n/a
2002	4,829	7,442	9,102	13,608	n/a
2003	8,289	13,736	17,781	30,021	n/a
2004	14,413	31,313	36,708	55,917	n/a
2005	12,021	23,038	27,854	49,333	54,330
2006	12,558	21,800	22,475	45,646	50,650
2007	23,021	43,946	52,229	102,875	107,920
2008	24,110	48,310	56,480	116,180	119,240
2009	9,425	15,179	19,650	35,285	30,950
2010	14,025	20,779	25,317	40,308	38,955
April 2011	13,250	16,500	15,500	13,750	16,000

Source: Drewry Research

Newbuilding Prices

Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and newbuilding demand, raw material costs, freight markets and exchange rates. From 2003 to 2007, high levels of new ordering were recorded across all sectors of shipping, and as a result, newbuilding prices increased significantly, as can be seen in the chart below. However, as freight markets declined in the second half of 2008, new vessel ordering came to an almost complete stop, which made the assessment of newbuilding prices very difficult. Nevertheless, based on the few contracts which have been reported, it is evident that prices for new vessels also weakened in line with the general downturn in the market, but stabilized in 2010.

The following chart depicts changes in newbuilding contract prices for dry bulk vessels on a monthly basis since 2000 to April 29, 2011.

Dry Bulk Vessel Newbuilding Prices: 2000 to April 29, 2011
(Million U.S. Dollars)

Source: Drewry Research

Secondhand Prices

The dramatic increase in newbuilding prices and the strength of the charter market have also affected values in the secondhand market, to the extent that prices for dry bulk vessels rose sharply from 2004 reaching a peak in mid-2008. With vessel earnings running at relatively high levels and a limited availability of newbuilding berths, the ability to deliver a vessel early has resulted in increases in secondhand prices, especially for modern tonnage. Consequently, secondhand prices of modern dry bulk vessels in 2008 reached higher levels than those of comparably sized newbuildings.

However, this situation changed quickly when the freight market fell and values for all types of bulk vessels declined steeply in the second half of 2008. There were very few recorded sales in the second half of 2008 after the market collapsed and the trend in prices during this period can only be taken as an assessment. In 2009, there were more reported sales and the details of these sales seem to suggest that after reaching a low in the early part of 2009, prices for modern secondhand dry bulk vessels staged a modest recovery, only to decline again in late 2010.

Dry Bulk Vessel Secondhand Prices: 2000 to April 29, 2011
5 Year Old Vessels(1)
(Million U.S. Dollars)

(1)	Handysize vessel is 10 years old

Source: Drewry Research

Port Congestion

Supply of dry bulk vessel capacity is also affected by the operating efficiency of the global fleet. In recent years, the growth in trade has led to port congestion, with vessels at times being forced to wait outside port to either load or discharge due to limited supply of berths at major ports. At major Australian coal and iron ports in 2009/ 2010, delays were several days for most vessels, and there have also been delays in unloading at Chinese dry bulk terminals. In effect, port delays absorb shipping capacity, and the potential impact of this type of delay on capacity is illustrated in the chart below.

Port Delays — Impact on Shipping Capacity
Indicates reduction in shipping capacity of a 170,000 dwt Capesize bulk vessel trading iron ore on round voyages

Source: Drewry

Based on a Capesize bulk vessel trading iron ore on a round voyage pattern from Australia to China, a 10-day delay for loading on each voyage would reduce the overall transportation capacity of the vessel by 30.0%. Hence, delays at major bulk vessel loading ports have reduced the amount of available shipping capacity in the sector, and in doing so have led to a much tighter balance between overall supply and demand.

BUSINESS

OUR COMPANY

We are an integrated dry bulk shipping company that provides marine transportation services worldwide. We own, operate and manage a fleet of six dry bulk vessels that transport iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally. We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our operations are managed by our Manager, which has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries, except those with vessels employed on a bareboat charter, to provide in-house commercial and technical management services exclusively for such vessels.

OUR FLEET

The composition of our fleet has changed significantly since December 2009. As of December 31, 2009, our fleet contained four dry bulk vessels, comprised of two Handymaxes, one Supramax and one Panamax, with an aggregate carrying capacity of 212,915 dwt. As of March 31, 2010, our fleet contained two dry bulk vessels, consisting of one Supramax and one Panamax, with an aggregate carrying capacity of 126,555 dwt. As of December 31, 2010 and March 31, 2011, our fleet contained five dry bulk vessels consisting of three Supramaxes, one Panamax and one Kamsarmax, with an aggregate carrying capacity of 319,664 dwt. In June 2011, we acquired the m/v Moon Globe, a Panamax vessel with a carrying capacity of 74,432 dwt.

The following table presents information concerning our vessels.

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Delivery Date	Carrying Capacity (dwt)
m/v Tiara Globe	1998	Marshall Islands	Elysium Maritime Limited	Hudong – Zhonghua	Panamax	December 2007	72,928
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	May 2010	56,867
m/v Jin Star	2010	Panama	Kelty Marine Ltd.	Jiangsu Eastern	Kamsarmax	June 2010	79,387
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong – Zhonghua	Panamax	June 2011	74,432
					Total:		394,096

We currently own each of our vessels through separate, wholly owned subsidiaries, all incorporated in the Marshall Islands. One of our Panamax vessels, the m/v Tiara Globe, and all of our Supramax vessels are geared. Geared vessels can operate in ports with minimal shore-side infrastructure. Due to the ability to switch between various dry bulk cargo types and to service a wider variety of ports, the day rates for geared vessels tend to have a premium.

We budget 20 days per drydocking per vessel. Actual length will vary based on the condition of each vessel, shipyard schedules and other factors.

In March 2011, we entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a 58,790 dwt Supramax dry bulk carrier built in 2007 by Tsuneishi Heavy Industries Cebu for a purchase price of $30.3 million. The vessel is expected to be delivered during the third quarter of 2011. In addition, the vessel is expected to be acquired with a time charter agreement attached at the gross rate of $16,000 per day that is expected to terminate in the first quarter of 2015. We expect to name this vessel the m/v Sun Globe.

Upon the expected completion of the acquisition of the m/v Sun Globe, our fleet will expand to seven modern dry bulk carriers with a total carrying capacity of 452,886 dwt and a weighted average age of 4.8 years as of September 30, 2011.

OUR COMPETITIVE STRENGTHS

We believe that we possess a number of competitive strengths in our industry, including:

•	Experienced management team with an established track record. Our executive management team is led by Mr. George Karageorgiou, our Chief Executive Officer, who has more than 20 years of experience in the shipping industry, and Mr. Elias Deftereos, our Chief Financial Officer, who has more than 20 years of experience in the shipping and finance industries. Furthermore, Mr. Georgios Feidakis, our non-executive Chairman of the board of directors, founder and principal shareholder has more than 17 years of experience affiliated with companies listed on securities exchanges. We believe the established relationships that members of our management team have developed with shipping industry participants, including chartering brokers, shipbuilders and financial institutions, will provide us with vessel acquisition and employment opportunities in the dry bulk sector as well the ability to access financing to grow our company.
•	Young, flexible fleet with attractive fundamentals. As of March 31, 2011, our fleet of five vessels had a weighted average age of 4.2 years. We focus on Supramax and Panamax vessels, which offer greater flexibility than larger ships as they can carry a wider variety of cargo to more varied ports. One of our Panamax vessels and all of our Supramax vessels are outfitted with their own cranes, which allow them to load and offload cargo in ports with limited handling capabilities. We believe that Supramax and Panamax vessels offer better fundamentals and lower volatility than Capesize vessels.
•	Focused operations. We intend to remain an operator of dry bulk vessels only, and do not currently intend to add containerships or tankers to our fleet. In addition, our Manager provides the commercial and technical management for our vessels, except those under a bareboat charter, and does not provide these services to third parties. We believe this in-house management adds transparency for investors and eliminates potential conflicts of interest.
•	Financial flexibility to pursue growth opportunities. We believe our balance sheet includes characteristics that will position us to grow our fleet by pursuing selective vessel acquisitions. We have available liquidity, and as of March 31, 2011, we had approximately $23.8 million in cash, bank balances and bank deposits, total outstanding indebtedness of $96.2 million and total equity of $118.9 million.

OUR BUSINESS STRATEGY

We seek to achieve profitable and predictable revenue streams using a modern and high quality fleet. We consider our fleet to be high quality based on the specifications to which our vessels were built and the reputation of each of the shipyards that built our vessels. The key elements of our strategy are:

•	Expanding our fleet through opportunistic acquisitions of high quality vessels at attractive prices. We intend to acquire modern, high quality dry bulk carriers through timely and selective acquisitions. We currently view the Supramax and Panamax vessel classes as providing attractive return characteristics, and our management team has significant experience with these classes of vessels, although we may acquire dry bulk carriers of any size. When evaluating acquisitions, we will consider and analyze our expectation of fundamental developments in the industry, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications and expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers.
•	Seeking balanced chartering with reputable charterers. As of March 31, 2011, our fleet of five vessels had a weighted average age of 4.2 years. We believe that our relatively young fleet will attract interest from what we view to be top-tier, credit-worthy charterers and provide us with earnings that will support sustainable dividends to our shareholders going forward. We intend to maintain a balanced chartering strategy of employing our vessels on a mixture of all types of charter contracts, including bareboat charters, time charters and spot charters. We believe this strategy can provide the cash flow stability, reduced exposure to market downturns and high utilization rates of the charter market, while at the same time enabling us to benefit during periods of increasing spot market rates. In addition, we seek to stagger the expiration dates of our charters in order to reduce exposure to volatility in the shipping cycle over time.
•	Maintaining moderate leverage. We believe that maintaining a moderate amount of leverage will preserve our financial flexibility and allow us to make opportunistic acquisitions consistent with our growth strategy. We expect to finance future vessel acquisitions through one or more of the following: drawings under additional credit facilities that we may enter into in the future, proceeds from future securities offerings and then-existing internally generated cash flow and cash on hand. In our view, this strategy is well suited to the current environment of continuing global economic uncertainty.

VESSEL EMPLOYMENT

Our strategy is to employ our vessels on a mix of all types of charter contracts, including bareboat charters, time charters and spot charters. We believe this strategy provides the cash flow stability, reduced exposure to market downturns and high utilization rates of the charter market, while at the same time enabling us to benefit from periods of increasing spot market rates. We may, however, seek to employ a greater portion of our fleet on the spot market or on time charters with longer durations, should we believe it to be in our best interests. In addition, we seek to stagger the expiration dates of our charters to reduce exposure to volatility in the shipping cycle when our vessels come off of charter. We also continually monitor developments in the dry bulk shipping industry and, subject to market demand, will adjust the number of vessels on charters and the charter periods for our vessels according to market conditions.

We and our Manager have developed relationships with a number of international charterers, vessel brokers, financial institutions, insurers and shipbuilders. We have also developed a network of relationships with vessel brokers who help facilitate vessel charters and acquisitions.

The following table presents information concerning the employment of our vessels.

Vessel	Charterer	Date Charter Began	Term of Charter	Charter Expiration Date (Earliest)	Charter Type	Charter Rate (per day)(1)
m/v Tiara Globe	Transgrain Shipping	February 2010	Minimum of 24 months (maximum of 26 months)	January 2012(2)	Time	$20,000
m/v River Globe	Spot	n/a	n/a	n/a	Spot	n/a
m/v Sky Globe	Spot	n/a	n/a	n/a	Spot	n/a
m/v Star Globe	Allied Maritime, Inc.	May 2011	Minimum of 6 months (maximum of 8 months)	November 2011	Time	$15,600
m/v Jin Star	Eastern Media International and Far Eastern Silo & Shipping	June 2010	Five years(3)	June 2015	Bareboat	$14,250
m/v Moon Globe	Guaranteed nominee of Gleamray Marine Inc.	June 2011	Minimum of 24 months (maximum of 26 months)	June 2013	Time	$18,000

(1)	This table shows gross rates and does not reflect any commissions payable, except the m/v Moon Globe which rate is net of commissions.
(2)	The time charter contains a provision that allows for redelivery plus or minus 15 days.

(3)	Upon the expiration of the five year term, the charter can be extended for one year at the charterer’s option, and thereafter extended one additional year at our option.

Each of our vessels travels across the world and not on any particular route. The charterers of our vessels, whether time, bareboat or on the spot market, select the locations to which our vessels travel.

TIME CHARTER

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing, insuring, repairing and maintenance and other services related to the vessel’s operation, the cost of which is included in the daily rate, and the customer is responsible for substantially all of the vessel voyage costs, including the cost of bunkers (fuel oil) and canal and port charges. The owner also pays commissions typically ranging from 0.0% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and to in-house brokers associated with the charterer, depending on the number of brokers involved with arranging the charter. Three of the vessels in our fleet are currently hired out under a time charter. We intend to continue to hire out our vessels under time charters in the future.

Basic Hire Rate and Term

“Basic hire rate” refers to the basic payment from the customer for the use of the vessel. The hire rate is generally payable semi-monthly or 15 days, in advance, in U.S. dollars as specified in the charter. The following chart discloses when our currently time chartered vessels are contracted to be redelivered to us at the end of the charter period.

Vessel Name	Earliest Anticipated Redelivery Date
m/v Tiara Globe	January 2012(1)
m/v Star Globe	November 2011
m/v Moon Globe	June 2013

(1)	The time charter contains a provision that allows for redelivery plus or minus 15 days.

Off-hire

When the vessel is “off-hire,” the charterer generally is not required to pay the basic hire rate, and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter. A vessel generally will be deemed off-hire if there is a loss of time due to, among other things, operational deficiencies; drydocking for examination or painting the bottom; equipment breakdowns; damages to the hull; or similar problems. The charterer for the m/v Tiara Globe has the option to extend the charter for the number of days that the vessel was off-hire.

Ship Management and Maintenance

We are responsible for the technical management of the vessel and for maintaining the vessel, periodic drydocking, cleaning and painting and performing work required by regulations. Our Manager provides the technical, commercial and day-to-day operational management of our vessels. Technical management includes crewing, maintenance, repair and drydockings. We pay our Manager $700 per vessel per day. All fees payable to our Manager are eliminated upon consolidation of our accounts.

Termination

We are generally entitled to suspend performance under the time charter if the customer defaults in its payment obligations. Either party may terminate the charter in the event of war in specified countries.

Commissions

During 2010, we paid commissions of 5.0% relevant to each time charter agreement for that period. During the first three months of 2011, we paid commissions of 5.0% relevant to each time charter agreement.

BAREBOAT CHARTER

A bareboat charter is a contract pursuant to which the vessel owner provides the vessel to the charterer for a fixed period of time at a specified daily rate, and the charterer provides for all of the vessel’s operating expenses including crewing, repairs, maintenance, insurance, stores, lube oils and communication expenses in addition to the voyage costs, and generally assumes all risk of operation. The charterer undertakes to maintain the vessel in a good state of repair and efficient operating condition and drydock the vessel during this period as per the classification society requirements. We have bareboat chartered the m/v Jin Star to Eastern Media International Corporation and Far Eastern Silo & Shipping (Panama) S.A.

Basic Hire Rate and Term

Our bareboat charter commenced upon the vessel’s delivery for a five year term at a rate of $14,250 per day. Our bareboat charter includes an option to extend the charter’s term for one additional year at the charterer’s option. After such one year extension, we can extend the charter for one additional year.

Redelivery

Upon the expiration of the bareboat charter, the charterer is required to redeliver the vessel with reasonable wear and tear but in as good structure, state, condition and class as that in which the vessel was delivered.

Ship Management and Maintenance

Under the bareboat charter, the charterer is responsible for crewing, insuring, maintaining and repairing the vessel including any drydocking as well as for all other operating costs with respect to the vessel. The charterer will cover the costs associated with the vessel’s special surveys and related drydocking falling within the charter period.

Termination

We have the right to terminate the charter if the charterer fails (following a short grace period in which the charterer may have an opportunity to cure) to make punctual hire payments, to insure the vessel or to maintain and/or repair the vessel as agreed.

Either party may terminate the charter in the event of war. The charterer may also terminate the charter if the charterer is deprived of ownership of the vessel for 14 days. In addition, the bareboat charter terminates automatically upon a total or constructive loss of the vessel.

Commissions

We pay a 3.75% commission on our bareboat charter.

SPOT CHARTER

A spot charter generally refers to a voyage charter or trip time charter. Spot voyage charters involve the carriage of a specific amount and type of cargo on a load-port to discharge-port basis. A spot time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. Generally, the duration of spot time charters ranges from 10 days to three months. Under both types of spot charters, the shipowner pays for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs and for commissions on gross revenues. The shipowner is also responsible for each vessel’s intermediate and special survey costs.

Ship Management and Maintenance

Our Manager provides the technical, commercial and day-to-day operational management of our vessels that are employed on spot charters.

Commissions

During 2010, we paid commissions ranging from 5.0% to 6.25% relevant to each spot charter agreement. During the first three months of 2011, we paid commissions of 5.0% relevant to each spot charter agreement.

INDEBTEDNESS

We have our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement outstanding. For a discussion of such loan arrangements, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources —  Indebtedness” and “Loan Arrangements.”

OUR CUSTOMERS

We seek to charter our vessels to customers who we perceive as creditworthy thereby minimizing the risk of default by our charterers. We also try to select charterers depending on the type of product they want to carry and the geographical areas in which they tend to trade.

Our assessment of a charterer’s financial condition and reliability is an important factor in negotiating employment for our vessels. We generally charter our vessels to operators, trading houses (including commodities traders), shipping companies and producers and government-owned entities and generally avoid chartering our vessels to speculative or undercapitalized entities. Since our operations began in September 2006, our customers have included COSCO Bulk Carrier Co., Ltd, Dampskibsselskabet NORDEN A/S, ED & F Man Shipping Limited, STX Pan Ocean Co., Ltd, Transgrain, and Korea Line Corporation. In addition, during the periods when some of our vessels were trading on the spot market, they have been chartered to charterers such as Cargill International SA, Oldendorff Carriers GmbH & Co. KG, Western Bulk Carriers KS and others, thus expanding our customer base.

COMPETITION

Our business fluctuates in line with the main patterns of trade of the major dry bulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners of dry bulk vessels in the Panamax, Supramax and Kamsarmax dry bulk vessels, but we also compete with owners for the purchase and sale of vessels of all sizes.

Ownership of dry bulk vessels is highly fragmented. It is likely that we will face substantial competition for long-term charter business from a number of experienced companies. Many of these competitors will have larger dry bulk vessel fleets and greater financial resources than us, which may make them more competitive. It is also likely that we will face increased numbers of competitors entering into our transportation sectors, including the dry bulk sector. Many of these competitors have strong reputations and extensive resources and experience. Increased competition may cause greater price competition, especially for long-term charters. We believe that no single competitor has a dominant position in the markets in which we compete. For a more detailed description of our competitive environment, please read “The Dry Bulk Industry.”

The process for obtaining longer term time charters generally involves a lengthy and intensive screening and vetting process and the submission of competitive bids. In addition to the quality and suitability of the vessel, longer term shipping contracts may be awarded based upon a variety of other factors relating to the vessel operator, including:

•	environmental, health and safety record;
•	compliance with regulatory industry standards;
•	reputation for customer service, technical and operating expertise;
•	shipping experience and quality of vessel operations, including cost-effectiveness;
•	quality, experience and technical capability of crews;
•	the ability to finance vessels at competitive rates and overall financial stability;
•	relationships with shipyards and the ability to obtain suitable berths;
•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and
•	competitiveness of the bid in terms of overall price.

As a result of these factors, we may be unable to expand our relationships with existing customers or obtain new customers for long-term time charters on a profitable basis, if at all. However, even if we are successful in employing our vessels under longer term charters, our vessels will not be available for trading on the spot market during an upturn in the market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable charters, our results of operations and operating cash flow could be materially adversely affected.

CHARTER RATES

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed, size and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates. Voyages loading from a port where vessels usually discharge cargo, or discharging from a port where vessels usually load cargo, are generally quoted at lower rates. This is because such voyages generally increase vessel efficiency by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the dry bulk shipping industry, the freight rate indices issued by the Baltic Exchange in London are the references most likely to be monitored. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Exchange, an independent organization comprised of shipbrokers, shipping companies and other shipping players, provides daily independent shipping market information and has created freight rate indices reflecting the average freight rates (that incorporate actual business concluded as well as daily assessments provided to the exchange by a panel of independent shipbrokers) for the major bulk vessel trading routes. These indices include the Baltic Panamax Index, the index with the longest history and, more recently, the Baltic Capesize Index.

Charter (or hire) rates paid for dry bulk vessels are generally a function of the underlying balance between vessel supply and demand. Over the past 25 years, dry bulk cargo charter rates have passed through cyclical phases and changes in vessel supply and demand have created a pattern of rate “peaks” and “troughs.” Generally, spot/voyage charter rates will be more volatile than time charter rates, as they reflect short term movements in demand and market sentiment. The BDI declined from a high of 11,793 on May 20, 2008 to a low of 663 on December 5, 2008, which represents a decline of 94.0% within a single calendar year. The BDI fell over 70.0% during October 2008 alone. During 2009 and 2010, the BDI remained volatile. During 2009, the BDI reached a low of 772 on January 5 and a high of 4,661 on November 19. During 2010, the BDI reached a high of 4,209 on May 26 and a low of 1,700 on July 15. The BDI continued to decline in the first four months of 2011 to 1,269 as of April 28.

VESSEL PRICES

Dry bulk vessel values have declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea. Consistent with these trends, the market value of our dry bulk carriers has declined. Although charter rates and vessel values have increased from their low levels in 2008, there can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will decrease or improve by any significant degree.

SEASONALITY

Our fleet consists of dry bulk vessels that operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. The dry bulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. Such seasonality will affect the rates we obtain on the vessels in our fleet that operate on the spot market.

PERMITS AND AUTHORIZATIONS

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. We have been able to obtain all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

INSPECTION BY CLASSIFICATION SOCIETIES

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned. For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys. For seagoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.
•	Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.
•	Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the vessel’s hull, machinery, including the electrical plant, and for certain other special equipment, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the shipowner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society that is a member of the International Association of Classification Societies. All our vessels that we operate are certified as being “in class” by Nippon Kaiji Kyokai (Class NK), American Bureau of Shipping or Germanischer Lloyd. Typically, all new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. Under our standard purchase contracts, unless negotiated otherwise, if the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel. Although we may not have an obligation to accept any vessel that is not certified on the date of closing, we may determine that it is in our best interests and still purchase the vessel. If we do so, we may be unable to charter such vessel after we purchase it until it obtains appropriate certifications, which could increase our costs and affect the earnings we anticipate from the employment of the vessel.

RISK MANAGEMENT AND INSURANCE

General

The operation of any cargo vessel embraces a wide variety of risks, including the following:

•	mechanical failure or damage, for example by reason of the seizure of a main engine crankshaft;
•	cargo loss, for example arising from hull damage;
•	personal injury, for example arising from collision or piracy;
•	losses due to piracy, terrorist or war-like action between countries;
•	environmental damage, for example arising from marine disasters such as oil spills and other environmental mishaps;
•	physical damage to the vessel, for example by reason of collision;
•	damage to other property, for example by reason of cargo damage or oil pollution; and
•	business interruption, for example arising from strikes and political or regulatory change.

The value of such losses or damages may vary from modest sums, for example for a small cargo shortage damage claim, to catastrophic liabilities, for example arising out of a marine disaster, such as a serious oil or chemical spill, which may be virtually unlimited. While we maintain the traditional range of marine and liability insurance coverage for our fleet, such as hull and machinery insurance, war risks insurance and protection and indemnity coverage, in amounts and to extents that we believe are prudent to cover normal risks in our operations, we cannot insure against all risks, and we cannot be assured that all covered risks are adequately insured against. Furthermore, there can be no guarantee that any specific claim will be paid by the insurer or that it will always be possible to obtain insurance coverage at reasonable rates. Any uninsured or under-insured loss could harm our business and financial condition.

Hull and Machinery and War Risks

The principal coverages for marine risks that cover losses or damages to the vessels, rather than liabilities to third parties, are hull and machinery insurance and war risk insurance. These address the risks of the actual or constructive total loss of a vessel and accidental damage to a vessel’s hull and machinery, for example from running aground or colliding with another ship. These insurances provide coverage which are limited to an agreed “insured value” which, as a matter of policy, is never less than the particular vessel’s fair market value. Reimbursement of loss under such coverage is subject to policy deductibles which vary according to the vessel and the nature of the coverage. Hull and machinery deductibles have been approximately between $75,000 and $150,000 per incident whereas war risks insurance has had a more modest incident deductible of approximately $30,000.

Protection and Indemnity Insurance

Protection and indemnity insurance is a form of mutual indemnity insurance provided by mutual marine protection and indemnity associations, or “P&I Clubs,” formed by vessel owners to provide protection from large financial loss to one club member by contribution towards that loss by all members.

Each of the vessels that we operate is entered in the Standard Steamship Owners’ Protection & Indemnity Association (Bermuda) Limited, which we refer to as the Club, for third party liability marine insurance coverage. The Club is a mutual insurance vehicle. As a member of the Club, we are insured, subject to agreed deductibles and our terms of entry, for our legal liabilities and expenses arising out of our interest in an entered ship, out of events occurring during the period of entry of the ship in the Club and in connection with the operation of the ship, against specified risks. These risks include liabilities arising from death of crew and passengers, loss or damage to cargo, collisions, property damage, oil pollution and wreck removal.

The Club benefits from its membership in the International Group of P&I Clubs, or the International Group, for its main reinsurance program and coupled with its own complementary insurance program for additional risks.

The Club’s policy year commences each February. The mutual calls are levied by way of Estimated Total Premiums, or ETP, and the amount of the final installment of the ETP varies in accordance with the actual total premium ultimately required by the Club for a particular policy year. Members have a liability to pay supplementary calls which may be levied by the Club if the ETP is insufficient to cover the Club’s outgoings in a policy year.

Cover per claim is generally limited to an unspecified sum, being the amount available from reinsurance plus the maximum amount collectable from members of the International Group by way of overspill calls. Certain exceptions apply, including a $1.0 billion limit on claims in respect of oil pollution, a $3.0 billion limit on cover for passenger and crew claims and a sub-limit of $2.0 billion for passenger claims.

To the extent that we experience either a supplementary or an overspill call our policy is to expense such amounts.

Uninsured Risks

Not all risks are insured and not all risks are insurable. The principal insurable risks which nevertheless remain uninsured across our fleet are “loss of hire” and “strikes.” We will not insure these risks because we regard the costs as disproportionate. These insurances provide, subject to a deductible, a limited indemnity for hire that is not receivable by the shipowner for reasons set forth in the policy. For example, loss of hire risk may be covered on a 14/90/90 basis, with a 14-day deductible, 90-day cover per incident and a 90-day overall limit per vessel per year. Should a vessel on time charter, where the vessel is paid a fixed hire day by day, suffer a serious mechanical breakdown, the daily hire will no longer be payable by the charterer. The purpose of the loss of hire insurance is to secure the loss of hire during such periods.

ENVIRONMENTAL REGULATION

Sources of Applicable Rules and Standards

Shipping is one of the world’s most heavily regulated industries, and it is subject to many industry standards. Government regulation significantly affects the ownership and operation of vessels. These regulations consist mainly of rules and standards established by international conventions, but they also include national, state and local laws and regulations in force in jurisdictions where vessels may operate or are registered, and which may be more stringent than international rules and standards. This is the case particularly in the United States and, increasingly, in Europe.

A variety of governmental and private entities subject vessels to both scheduled and unscheduled inspections. These entities include local port authorities (the U.S. Coast Guard, harbor masters or equivalent entities), classification societies, flag state administration (country vessel of registry), and charterers, particularly terminal operators. Certain of these entities require vessel owners to obtain permits, licenses and certificates for the operation of their vessels. Failure to maintain necessary permits or approvals could require a vessel owner to incur substantial costs or temporarily suspend operation of one or more of its vessels.

Heightened levels of environmental and quality concerns among insurance underwriters, regulators and charterers continue to lead to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Vessel owners are required to maintain operating standards for all vessels that will emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with U.S. and international regulations. Because laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

The IMO has negotiated a number of international conventions concerned with preventing, reducing or controlling pollution from vessels. These conventions fall into two main categories concerning the generally safety standards of vessels and pollution prevention.

Ship Safety Regulation

A primary international safety instrument is SOLAS, together with the regulations and codes of practice that form part of its regime. Much of SOLAS is not directly concerned with preventing pollution, but some of its safety provisions are intended to prevent pollution as well as promote safety of life and preservation of property. These regulations have been and continue to be regularly amended as new and higher safety standards are introduced with which we are required to comply.

An amendment of SOLAS introduced the International Safety Management, or ISM, Code, which has been effective since July 1998. Under the ISM Code, the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by the respective flag state for the vessel, under the ISM Code.

Another amendment of SOLAS, made after the terrorist attacks in the United States on September 11, 2001, introduced special measures to enhance maritime security, including the International Ship and Port Facilities Security Code, or ISPS Code.

The vessels that we operate maintain ISM and ISPS certifications for safety and security of operations.

Regulations to Prevent Pollution from Ships

In the secondary main category of international regulation, the primary instrument is the International Convention for the Prevention of Pollution from Ships, or MARPOL, which imposes environmental standards on the shipping industry set out in Annexes I – VI of MARPOL. These contain regulations for the prevention of pollution by oil (Annex I), by noxious liquid substances in bulk (Annex II), by harmful substances in packaged forms within the scope of the International Maritime Dangerous Goods Code (Annex III), by sewage (Annex IV), by garbage (Annex V) and by air emissions (Annex VI).

These regulations have been and continue to be regularly amended as new and higher standards of pollution prevention are introduced with which we are required to comply.

For example, MARPOL Annex VI sets limits on Sulphur Oxides (SOx) and Nitrogen Oxides (NOx) emissions from vessel exhausts, prohibits deliberate emissions of ozone depleting substances and limits the emission of volotile organic compound (VOC). Limiting worldwide SOx emissions will mean a cap on the content of sulphur in fuel oil and such cap will be reduced from the current 4.5% to 3.5% on or after January 2012. For special areas (SECAS) the cap is lower at currently at 1.0% and will reduce to 0.1% after January 1, 2015. In addition, within the EU Member States the current cap is now at 0.1%. Limiting NOx emissions is set on a three tier reduction, the final one of which comes into force on January 1, 2016. We anticipate incurring costs at each stage of implementation on all these areas. We are compliant in all of our vessels that we operate.

Greenhouse Gas Emissions

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the greenhouse gas emissions from international shipping do not come under the Kyoto Protocol. The European Union confirmed in April 2007 that it plans to expand the European Union emissions trading scheme by adding vessels. In the United States, the California Attorney General and a coalition of environmental groups petitioned the U.S. Environmental Protection Agency, or EPA, in October 2007 to regulate greenhouse gas emissions from ocean-going vessels under the Clean Air Act. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union or individual countries where we operate that restrict emissions of greenhouse gases from vessels could require us to make significant financial expenditures, which we cannot predict with certainty at this time.

Anti-Fouling Requirements

In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the Anti-fouling Convention. The Anti-fouling Convention prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels after September 1, 2003. The exteriors of vessels constructed prior to January 1, 2003 that have not been in drydock must, as of September 17, 2008, either not contain the prohibited compounds or have coatings applied to the vessel exterior that act as a barrier to the leaching of the prohibited compounds. Vessels of over 400 gross tons engaged in international voyages must obtain an International Anti-Fouling System Certificate and undergo a survey before the vessel is put into service or when the anti-fouling systems are altered or replaced.

Other International Regulations to Prevent Pollution

In addition to MARPOL, other more specialized international instruments have been adopted to prevent different types of pollution or environmental harm from vessel. In February 2004, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, beginning in 2009, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35.0% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard by governments that are members of the convention for it to take force. Moreover, the IMO has supported deferring the requirements of this convention that would first come into effect until December 31, 2011, even if it were to be adopted earlier.

Although the United States is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the CLC and its Protocols. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain defenses. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights, or SDR. Under an amendment to the 1992 Protocol that became effective on November 1, 2003, for vessels between 5,000 and 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability is limited to approximately 4.51 million SDR plus 631 SDR for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability is limited to 89.77 million SDR. The exchange rate between SDRs and U.S. dollars was 1 SDR = U.S.$ 1.589130 on June 23, 2011. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless conduct. Vessels trading with states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that of the convention. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

IMO regulations also require owners and operators of vessels to adopt Ship Oil Pollution Emergency Plans. Periodic training and drills for response personnel and for vessels and their crews are required.

European Regulations

European regulations in the maritime sector are in general based on international law most of which were promulgated by the IMO and then adopted by the Member States. However, since the Erika incident in 1999, when the Erika broke in two off the coast of France while carrying heavy fuel oil, the European Community has become increasingly active in the field of regulation of maritime safety and protection of the environment. It has been the driving force behind a number of amendments of MARPOL (including, for example, changes to accelerate the timetable for the phase-out of single hull tankers, and prohibiting the carriage in such tankers of heavy grades of oil), and if dissatisfied either with the extent of such amendments or with the timetable for their introduction it has been prepared to legislate on a unilateral basis. In some instances where it has done so, international regulations have subsequently been amended to the same level of stringency as that introduced in Europe, but the risk is well established that EU regulations (and other jurisdictions) may from time to time impose burdens and costs on shipowners and operators which are additional to those involved in complying with international rules and standards.

In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment of international law. Notably, it adopted in 2005 a directive on ship-source pollution, imposing criminal sanctions for pollution not only where this is caused by intent or recklessness (which would be an offense under MARPOL), but also where it is caused by “serious negligence.” The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Experience has shown that in the emotive atmosphere often associated with pollution incidents, retributive attitudes towards vessel interests have found expression in negligence being alleged by prosecutors and found by courts on grounds which the international maritime community has found hard to understand. Moreover, there is skepticism that the notion of “serious negligence” is likely to prove any narrower in practice than ordinary negligence. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

Compliance Enforcement

The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for the implementation and enforcement of international maritime regulations for all vessels granted the right to fly its flag. The “Shipping Industry Guidelines on Flag State Performance” evaluates flag states based on factors such as sufficiency of infrastructure, ratification of international maritime treaties, implementation and enforcement of international maritime regulations, supervision of surveys, casualty investigations and participation at IMO meetings. The vessels that we operate are flagged in the Marshall Islands. Marshall Islands-flagged vessels have historically received a good assessment in the shipping industry.

Noncompliance with the ISM Code or other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have, for example, indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and European Union ports, respectively. As of the date of this prospectus, each of our vessels is ISM Code certified. However, there can be no assurance that such certificate will be maintained.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations may have on our operations.

United States Environmental Regulations and Laws Governing Civil Liability for Pollution

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which shipowners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution.

U.S. federal legislation, including notably the OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including bunker oil spills from dry bulk vessels as well as cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges of oil from their vessels. In addition to potential liability under the OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred.

Title VII of the U.S. Coast Guard and Maritime Transportation Act of 2004 amended the OPA to require the owner or operator of any non-tank vessel of 400 gross tons or more that carries oil of any kind as a fuel for main propulsion, including bunkers, to prepare and submit a response plan for each vessel. Prior to this amendment, these provisions of the OPA applied only to vessels that carried oil in bulk as cargo. The vessel response plans must include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of oil from the vessel due to operational activities or casualties. The OPA limits the liability of responsible parties to the greater of $1,000 per gross ton or approximately $855,000 per non-tank vessel (subject to possible adjustment for inflation).

These limits of liability do not apply if an incident was proximately caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

In addition, the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, which applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $0.5 million for vessels not carrying hazardous substances as cargo or residue, unless the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited.

We maintain, for each of the vessels that we operate, insurance coverage against certain pollution liability risks in the amount of $1.0 billion per event. This insurance coverage is subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the $1.0 billion limitation of coverage per event, our cash flow, profitability and financial position could be adversely impacted.

The OPA requires owners and operators of all vessels over 300 gross tons, even those that do not carry petroleum or hazardous substances as cargo, to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. The U.S. Coast Guard has implemented regulations requiring evidence of financial responsibility for containerships in the amount of $1,300 per gross ton, which includes the OPA limitation on liability of $1,000 per gross ton and the CERCLA liability limit of $300 per gross ton for vessels not carrying hazardous substances as cargo or residue. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. We believe our insurance coverage as described above meets the requirements of the OPA.

Under the OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessel in the fleet having the greatest maximum liability under the OPA. Under the self-insurance provisions, the shipowner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility.

The U.S. Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with the OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party.

The OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.

The Environmental Protection Agency, or EPA, regulates the discharge of ballast water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based non-numeric effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. However, because of a March 2011 settlement, the EPA has agreed to propose numeric concentration-based effluent limits by November 2012. Further, as one of the conditions of the Vessel General Permit, permittees must comply with all U.S. Coast Guard mandatory ballast water requirements. U.S. Coast Guard regulates ballast water under the U.S. National Invasive Species Act, or NISA, by requiring mandatory saltwater flushing, but it does not currently impose numeric limits. However, the U.S. Coast Guard has proposed a rule that, if finalized as proposed, will implement more stringent ballast water requirements in two phases. Phase one would become effective with respect to newbuildings in January 2012 with later compliance dates for existing vessels, and reflects the mandatory concentration limits of the IMO’s BWM Convention discussed above. Phase two would become effective in January 2016 and could establish a standard that is 1,000 times more stringent than the phase one standard.

In addition, pursuant to section 401 of the CWA, which requires each state to certify federal discharge permits such as the VGP, certain states have enacted additional discharge standards as conditions to their certification of the VGP. These local standards bring the VGP into compliance with more stringent state requirements, such as those further restricting ballast water discharges and preventing the introduction of non-indigenous species considered to be invasive. The VGP and related state-specific regulations and any similar restrictions enacted in the future will increase the costs of operating in the relevant waters.

NISA was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by vessels in foreign ports. NISA established a ballast water management program for vessels entering U.S. waters. Under NISA, mid-ocean ballast water exchange is voluntary, except for vessels heading to the Great Lakes or Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil. However, NISA’s reporting and record keeping requirements are mandatory for vessels bound for any port in the United States. Although ballast water exchange is the primary means of compliance with NISA’s guidelines, compliance can also be achieved through the retention of ballast water on board the ship, or the use of environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. If water treatment requirements are instituted, the cost of compliance could increase for ocean carriers and the overall impact on our industry may be difficult to predict.

Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In November 2002, the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in

December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect on July 1, 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;
•	on-board installation of ship security alert systems;
•	the development of vessel security plans; and
•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. The vessels in our fleet that we operate have on board valid International Ship Security Certificates and, therefore, will comply with the requirements of the MTSA.

International Laws Governing Civil Liability to Pay Compensation or Damages

In 2001, the IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, which imposes strict liability on shipowners for pollution damage in jurisdictional waters of ratifying states caused by discharges of “bunker oil.” The Bunker Convention defines “bunker oil” as “any hydrocarbon mineral oil, including lubricating oil, used or intended to be used for the operation or propulsion of the ship, and any residues of such oil.” The Bunker Convention also requires registered owners of vessels over a certain size to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended, or the 1976 Convention). The Bunker Convention entered into force in November 2008, and in early 2009 it was in effect in 22 states. In other jurisdictions, liability for spills or releases of oil from vessels’ bunkers continues to be determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Outside the United States, national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowners’ intentional or reckless conduct. Some states have ratified the 1996 LLMC Protocol to the 1976 Convention, which provides for liability limits substantially higher than those set forth in the 1976 Convention to apply in such states. Finally, some jurisdictions are not a party to either the 1976 Convention or the 1996 LLMC Protocol, and, therefore, shipowners’ rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

ORGANIZATIONAL STRUCTURE

We own nine operational subsidiaries, eight of which are Marshall Islands corporations and one of which is incorporated in Malta. Six of our operational subsidiaries each own one vessel. One of our subsidiaries has entered into a memorandum of agreement to acquire the m/v Sun Globe. Our subsidiary incorporated in Malta entered into the DVB Loan Agreement. Our Manager is our eighth operational subsidiary and has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries, except those with vessels employed on a bareboat charter, to provide in-house commercial and technical management services exclusively for such vessels.

PROPERTY

In August 2006, our Manager entered into a rental agreement for 350 square meters of office space for our operations within a building owned by Cyberonica S.A., a company owned by Mr. Feidakis. Rental expense is currently €14,578 per month. The rental agreement provides for an annual increase in rent of 2.0% above the rate of inflation as set by the Bank of Greece. The contract runs for nine years and can be terminated by us with six months notice. We do not presently own any real estate.

We have no manufacturing capacity, nor do we produce any products.

We believe that our existing facilities are adequate to meet our needs for the foreseeable future.

EXCHANGE CONTROLS

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

CORPORATE INFORMATION

Globus Maritime is a holding company originally incorporated on July 26, 2006 in Jersey pursuant to the Companies (Jersey) Law 1991 (as amended). Globus Maritime redomiciled to the Marshall Islands on November 24, 2010 pursuant to the BCA and is currently registered with registration number 44376. Our executive office is located at the office of our Manager, 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece. Our telephone number is 011 30 210 960 8300. Our registered agent in the Marshall Islands is The Trust Company of the Marshall Islands, Inc. and our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. We maintain our website at www.globusmaritime.gr. Information that will be available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

LEGAL PROCEEDINGS

We have not been involved in any legal proceedings which may have, or have had, a significant effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

LOAN ARRANGEMENTS

The following summary of the material terms of our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read each of our Credit Facility, the Kelty Loan Agreement and the DVB Loan Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

CREDIT SUISSE CREDIT FACILITY

General

In November 2007, we entered into a $120.0 million secured reducing revolving Credit Facility for vessel acquisitions and working capital purposes with Credit Suisse AG, which we have supplemented from time to time. As of March 31, 2011, our Credit Facility had a remaining term of approximately 4 years and 8 months.

Our Credit Facility permits us to borrow funds up to the reducing facility limit, which is reduced every six months (each May and November) on certain “Reduction Dates” according to the following agreed schedule: (1) by $10.0 million on each of the first to fourth Reduction Dates, inclusive, (2) by $4.5 million on each of the fifth to fifteenth Reduction Dates, inclusive, and (3) by $30.5 million on the sixteenth and final Reduction Date, which is November 2015. Consequently, on every Reduction Date that the outstanding balance exceeds the then-applicable facility limit, we must pay a principal installment to the bank to ensure that the outstanding balance remains at or below such prevailing facility limit.

We can voluntarily prepay principal in a minimum of $4.5 million and multiples thereof to the bank without penalty at any time between Reduction Dates. Such voluntarily prepaid principal amounts become undrawn amounts under our Credit Facility and we can re-borrow such amounts, or parts thereof, subject to the prevailing facility limit. Our Credit Facility has commitment fees of 0.25% per annum on any undrawn amounts under the facility, other than undrawn amounts currently relating to approximately $14.9 million, in which the commitment fee is 0.5%. Interest on outstanding balances is payable at 0.95% per annum over LIBOR, except when the aggregate security value of the mortgaged vessels is more than 200.0% of the outstanding balances, in which case the interest is 0.75% per annum over LIBOR.

Our ability to borrow amounts under our Credit Facility is subject to satisfaction of certain customary conditions precedent and compliance with terms and conditions included in our Credit Facility documentation. To the extent that the vessels in our fleet that secure our obligations under our Credit Facility are insufficient to satisfy minimum security requirements, we will be required to grant additional security or obtain a waiver or consent from the lender.

Security

Our obligations under our Credit Facility are currently secured by a first preferred mortgage on four vessels, the m/v Tiara Globe, the m/v River Globe, the m/v Sky Globe and the m/v Star Globe, and such other vessels that we may from time to time include with the approval of our lender. Our Credit Facility is also secured by a first priority assignment of any time charter or other contract of employment of any vessel that acts as security, a first priority account pledge over the operating account of the vessel-owning company and an assignment of the vessel’s insurances and earnings. We may grant additional security from time to time in the future. Each of the vessel-owning subsidiaries that owns a vessel pledged as security under our Credit Facility has guaranteed our obligations under the facility.

Covenants

Our Credit Facility contains financial and other covenants requiring us, among other things, to ensure that:

•	the aggregate market value of the four vessels in our fleet financed by our Credit Facility at all times is or exceeds 133.0% of the outstanding balance under our Credit Facility plus the notional or actual cost of terminating any relating hedging arrangements minus the aggregate amount, if any, standing to the credit of our operating accounts or any bank accounts opened with Credit Suisse AG, which are subject to an encumbrance in favor of Credit Suisse AG and designated as a “security account” by Credit Suisse AG for purposes of our Credit Facility;
•	the ratio of our consolidated market adjusted net worth to our total assets will not be less than 0.35:1.0;
•	Mr. Feidakis maintains at least 35.0% of our total issued voting share capital; and
•	we maintain consolidated cash and cash equivalents not less than the greater of (1) $10.0 million; and (2) the sum determined by Credit Suisse AG to be the aggregate of the total principal amount of all borrowed money, and interest accruing thereon, payable by us and our subsidiaries and which falls due in the six-month period commencing on any relevant day.

Our Credit Facility also contains general covenants that require us to comply with the ISPS Code, carry all required licenses and provide financial statements to the bank. In addition, our Credit Facility includes customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, representation and warranty, a cross-default to other indebtedness and non-compliance with security documents. We are permitted to pay dividends in respect of any of our financial quarters so long as we are not in default of our Credit Facility at the time of the declaration or payment of the dividends nor would a default occur as a result of the declaration or payment of such dividends.

As of March 31, 2011, we had an outstanding principal balance of $71.0 million under our Credit Facility, which was equal to the prevailing facility limit. We therefore could not draw down any additional funds thereunder. In May 2011, the facility limit under our Credit Facility was further reduced by $4.5 million, when we repaid such amount to Credit Suisse, and as a result we currently have outstanding principal balance of $66.5 million under our Credit Facility. The next scheduled reduction of the facility limit is in November 2011.

KELTY LOAN AGREEMENT

In June 2010, through our wholly owned subsidiary, Kelty Marine Ltd., we entered into the $26.7 million Kelty Loan Agreement with Deutsche Schiffsbank Aktiengesellschaft and used funds borrowed thereunder to finance part of the purchase price for the m/v Jin Star. We act as guarantor for this loan.

The Kelty Loan Agreement has a term of seven years and is payable in 28 equal quarterly installments of $500,000 starting in September 2010, as well as a balloon payment of $12.65 million payable together with the 28th and final installment payable in June 2017. Interest on outstanding balances under the Kelty Loan Agreement is payable at LIBOR plus a variable margin. The applicable margin is determined on the basis of the “loan to value ratio,” which is a fraction where the numerator is the principal amount outstanding under the Kelty Loan Agreement and the denominator is the charter free market value of the m/v Jin Star and any amount of free liquidity maintained with Deutsche Schiffsbank Aktiengesellschaft. Set forth below is the margin that will apply to the loan, depending on the applicable loan to value ratio in any given application period:

Loan to Value Ratio	Margin
Less than 45.0%	2.25%
Equal or greater than 45.0% and less than or equal to 60.0%	2.40%
Greater than 60.0% and less than or equal to 70.0%	2.50%
Greater than 70.0%	2.75%

Kelty Marine can prepay the loan in a minimum amount of $1 million and multiples thereof, up to $2 million per year without any penalty. The Kelty Loan Agreement had a commitment fee of 0.5% per annum on the amount of the undrawn balance of the agreement through September 30, 2010, and had a 0.75% flat management fee on the loan amount. As of March 31, 2011, the loan was fully drawn and the outstanding principal balance was $25.2 million. The next quarterly installment is due in June 2011.

Security

The loan is secured by a first preferred mortgage on the m/v Jin Star, assignment of insurances, earnings and requisition compensation on the vessel and assignment of the bareboat charter.

Covenants

The Kelty Loan Agreement contains financial and other covenants requiring Kelty Marine to, among other things, ensure that:

•	Kelty Marine does not undergo a change of control;
•	Kelty Marine and/or the Company maintain at least $1 million in minimum liquidity with Deutsche Schiffsbank Aktiengesellschaft;
•	the ratio of our shareholders’ equity to total assets is not less than 25.0%;
•	we must have a minimum equity of $50 million;
•	the market value of the m/v Jin Star and any additional security provided, including the minimum liquidity with Deutsche Schiffsbank Aktiengesellschaft, is or exceeds 130.0% of the aggregate principal amount of debt outstanding under the Kelty Loan Agreement; and
•	Mr. Feidakis and Mr. Karageorgiou, our founders, maintain in the aggregate at least 37.0% of the shareholding in us.

The Kelty Loan Agreement permits us to declare and pay dividends without prior written permission of the lender so long as there is no event of default under such agreement.

As of March 31, 2011, we believe we are not in default of our covenants relating to our Credit Facility or the Kelty Loan Agreement.

NEW FINANCING ARRANGEMENT

During the first half of 2011, we contracted to expand the size of our fleet with our planned acquisition of the m/v Sun Globe and the m/v Moon Globe. The m/v Moon Globe was delivered in June 2011 and we expect the m/v Sun Globe to be delivered during the third quarter of 2011. In June 2011, we, through our wholly owned subsidiaries Artful Shipholding S.A. and Longevity Maritime Limited, entered into the DVB Loan Agreement, which contains customary terms and conditions. We act as guarantor for the DVB Loan Agreement. In June 2011, Artful Shipholding S.A. drew down $19.0 million to pay a portion of the purchase price of the m/v Moon Globe.

The obligations under the DVB Loan Agreement are currently secured by a first priority mortgage on the m/v Moon Globe and will be secured by a first priority mortgage on the m/v Sun Globe upon its delivery, as well as assignment of the time charters and assignments of earnings, insurances and requisition compensation of the m/v Moon Globe and the m/v Sun Globe upon its delivery.

The DVB Loan Agreement contains the following provisions:

•	the DVB Loan Agreement is available for drawdown from the date of such agreement through September 30, 2011, with a final maturity date of 7.5 years from the full drawdown of the DVB Loan Agreement, but no later than March 30, 2019;
•	two tranches, Tranche A (from which $19.0 million was drawn in June 2011) and Tranche B (which will be the lesser of $20.0 million and 65.0% of the charter free fair market value of the m/v Moon Globe). Tranche A is payable in 30 quarterly installments of $440,000 and a balloon payment of $5.8 million payable together with the 30th and last installment and, assuming we draw $20.0 million under Tranche B, Tranche B will be payable in 30 quarterly installments of $462,500 and a balloon payment of $6.1 million payable together with the 30th and last installment;
•	interest on outstanding loan balances is payable at LIBOR plus 2.5% per annum;

•	any outstanding amount under the DVB Loan Agreement may be prepaid in a multiple of $500,000 on any interest payment date with five days business prior written notice. A variable prepayment fee applies in case of refinancing of the DVB Loan Agreement by another lender within the first three years of the DVB Loan Agreement, but is not applicable in case of the sale of a vessel or repayment of such agreement by equity;
•	a commitment fee of 0.6% per annum on the amount of the undrawn balance commenced on the signing of the DVB Loan Agreement;
•	dividends are permitted so long as there is no event of default under the DVB Loan Agreement at the time of declaration or payment of such dividends or would occur as a result of the declaration or payment of such dividends.

The DVB Loan Agreement and related documentation contain financial and other covenants requiring us, among other things, to ensure that:

•	the aggregate fair market value of the m/v Sun Globe and the m/v Moon Globe must equal or exceed 120.0% of the outstanding balance under the DVB Loan Agreement less any cash up to $1 million held in the operating accounts that are pledged to the lender during the first two years, and 130.0% thereafter. If such minimum is not met, DVB Bank has the right to require each of the vessel-owning subsidiaries that owns a vessel pledged as security under the DVB Loan Agreement and/or us to provide additional security and/or prepay a portion of the amount outstanding under the DVB Loan Agreement within 30 days.
•	the vessel-owning subsidiaries as borrowers under the DVB Loan Agreement must each maintain a minimum liquidity of $500,000 in an account pledged to DVB Bank;
•	the ratio of our market adjusted net worth to our total assets must be greater than 35.0%;
•	we maintain a minimum market adjusted net worth of more than $50.0 million and a minimum liquidity of the lesser of $10.0 million and $1.0 million per vessel owned by us;
•	Mr. Feidakis and Mr. Karageorgiou maintain at least 35.0% of our total voting share capital;
•	Mr. Feidakis be a member of our board of directors and Mr. Karageorgiou be our Chief Executive Officer; and
•	we maintain our listing on the Nasdaq Stock Market.

MANAGEMENT

The following table sets forth information regarding our executive officers and our directors. Our articles of incorporation provide for a board of directors serving staggered, three-year terms, other than any members of our board of directors that may serve at the option of the holders of preferred shares, if any. The term of our Class I directors expires at our annual general meeting of shareholders in 2011, the term of our Class II directors expires at our annual general meeting of shareholders in 2012 and the term of our Class III directors expires at our annual general meeting of shareholders in 2013. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated. The business address of each of the directors and officers is c/o Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece.

Name	Position	Age
Georgios Feidakis	Chairman of the board of directors	60
Georgios Karageorgiou	Director, President and Chief Executive Officer	46
Elias S. Deftereos	Director, Chief Financial Officer and Secretary	50
Amir Eilon	Director	62
Jeffrey O. Parry	Director	51

Georgios (“George”) Feidakis is a Class III director and is our founder and principal shareholder. Mr. Feidakis has served as Chairman of the board of directors since inception. Mr. Feidakis is also the major shareholder and Chairman of FG Europe, a company Mr. Feidakis has been involved with since 1994 and that has been listed on the Athens Stock Exchange since 1968, and acts as a director and executive for several of its subsidiaries. FG Europe is active in four lines of business and distributes well known brands in Greece, the Balkans, Turkey and Italy. FG Europe is in the air-conditioning and white/brown electric goods market in Greece and is active in power generation and mobile telephony. Mr. Feidakis is also the director and chief executive officer of R.F. Energy S.A., a company that plans, develops and controls the operation of energy projects, and acts as a director and executive for several of its subsidiaries.

Georgios (“George”) Karageorgiou is a Class I director and has served as our Chief Executive Officer since our inception and was appointed our President in 2011. Mr. Karageorgiou worked from 1992 to March 2004 as a director for Stelmar Shipping Ltd, a shipping company listed on the New York Stock Exchange between 2001 and 2004, and for a short period he also served as corporate secretary. Mr. Karageorgiou worked as a projects engineer for Kassos Maritime Enterprises from 1990 to 1992. Mr. Karageorgiou was also a director of easyGroup Ltd, easyJet Holdings Ltd, easyInternetCafe Ltd, easyCruise Ltd, Stelinvest Corp. and a number of other easyGroup subsidiaries from 1995 through March 2005. Mr. Karageorgiou holds a B.E. in Mechanical Engineering and an M.E. in Ocean Engineering from Stevens Institute of Technology and an M.Sc. in Shipping Trade and Finance from City University Business School.

Elias S. Deftereos is a Class II director and has served as our Chief Financial Officer and a member of our board of directors since April 2007. Mr. Deftereos previously worked as a finance director at Astron Maritime from March 2005 to July 2006 and as the finance director of Konkar Shipping Agencies S.A. from January 2004 to February 2005, each of which company managed fleets of dry bulk vessels. Mr. Deftereos worked as the group treasurer of Mytilineos Holdings from 1999 to 2001, a company listed on the Athens Stock Exchange, and as an investment manager for Lehman Brothers from 1997 to 1998. Mr. Deftereos worked as an account officer for ship financing for ABN AMRO Bank from 1994 to 1996, and an analyst for Olympic Maritime of the Onassis Group from 1988 to 1991. Mr. Deftereos holds a B.A. in Economics from the State University of New York at Buffalo and an MBA in Finance from the University of Chicago.

Amir Eilon is a Class III director and has served as our director since June 2007. Mr. Eilon has been a director of Eilon & Associates Limited since February 1999, which provides general corporate advice. Mr. Eilon was previously a non-executive chairman of Spring plc, listed on the London Stock Exchange, from mid-2004 to August 2009 and a director of Flamingo Holdings, a venture capital backed private company, from March 2007 to April 2009. Mr. Eilon was the managing director of Credit Suisse First Boston Private Equity from 1998 to 1999, the managing director of BZW from 1990 to 1998, where he was head of global capital markets, and the managing director of Morgan Stanley, London from 1985 to 1990, where he was responsible for international equity capital markets.

Jeffrey O. Parry is a Class II director and has served as our director since July 2010. Mr. Parry is currently the president of Mystic Marine Advisors LLC, a Connecticut-based advisory firm specializing in turnaround and emerging shipping companies, and has been affiliated with such company since August 1998. From July 2008 to October 2009, he was president and chief executive officer of Nasdaq-listed Aries Maritime Transport Limited (now named NewLead Holdings Ltd.). Mr. Parry has also served as the managing director of A.G. Pappadakis & Co. Ltd, an Athens-based shipowner from March 2007 to July 2008, and managing director of Poten Capital Services LLC, a U.S. broker/dealer firm specializing in shipping from February 2003 to March 2007. Mr. Parry holds a B.A. from Brown University and an MBA from Columbia University. Mr. Parry started his career as a stevedore on the New York waterfront.

There are no family relationships between any of our directors or senior management. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management.

BOARD & COMMITTEE PRACTICES

Our board of directors and executive officers will oversee and supervise our operations.

Each director holds office until his successor is elected or appointed, unless his office is earlier vacated in accordance with the articles of incorporation or with the provisions of the BCA. In addition to cash compensation, we pay each of Mr. Eilon and Mr. Parry $20,000 in our shares annually. If Mr. Parry or Mr. Eilon ceases to be a director as a result of a change of control in us, then such individual will immediately receive the number of shares that he would have otherwise received had his appointment been for two years. The members of our senior management are appointed to serve at the discretion of our board of directors. Our board of directors and committees of our board of directors schedule regular meetings over the course of the year. Under the Nasdaq rules, we believe that Mr. Eilon and Mr. Parry are independent.

We have an Audit Committee, a Remuneration Committee and a Nomination Committee.

The Audit Committee is comprised of Amir Eilon and Jeffrey O. Parry. It is responsible for ensuring that our financial performance is properly reported on and monitored, for reviewing internal control systems and the auditors’ reports relating to our accounts and for reviewing and approving all related party transactions. Our board of directors has determined that Amir Eilon is our Audit Committee financial expert. Each Audit Committee member has experience in reading and understanding financial statements, including statements of financial position, statements of comprehensive income and statements of cash flows.

The Remuneration Committee is comprised of George Feidakis, Amir Eilon and Jeffrey O. Parry. The committee is responsible for determining, subject to approval from our board of directors, the remuneration guidelines to apply to our executive officers, secretary and other members of the executive management. It is also responsible for determining the total individual remuneration packages of each director including, where appropriate, bonuses, incentive payments and share options. The Remuneration Committee will also liaise with the Nomination Committee to ensure that the remuneration of newly appointed executives falls within our overall remuneration policies.

The Nomination Committee is comprised of George Feidakis, Amir Eilon and Jeffrey O. Parry. The committee is responsible for reviewing the structure, size and composition of our board of directors and identifying and nominating candidates to fill board positions as necessary.

CODE OF ETHICS

We have adopted a code of ethics that applies to our directors, officers and employees. Our code of ethics is posted on our website, www.globusmaritime.gr, and is available upon written request by our shareholders at no cost to Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece. We intend to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics by posting such information on our website.

EMPLOYEES

As of March 31, 2011, we had approximately eleven full-time employees and four consultants, including the senior management, all of whom were hired through our Manager. All of these employees are located in Greece and are engaged in the service and management of our fleet. None of our employees are covered by collective bargaining agreements, although certain crew members are parties to collective bargaining agreements. We do not employ a significant number of temporary employees.

COMPENSATION

Non-Executive Directors’ Fees

In 2010, 2009 and 2008, fees in cash to non-executive directors amounted to $124,000, $143,000 and $158,000, respectively. In addition to that, in 2010, 2009 and 2008, non-executive directors received an aggregate of 2,822 common shares, 8,477 common shares and 3,100 common shares, respectively. We reimburse our non-executive directors for actual expenses incurred while acting in their capacity as a director.

Executives of Globus Maritime

Our Manager has entered into employment agreements with each of Mr. Karageorgiou and Mr. Deftereos for work performed in Greece and we have also entered into separate consulting agreements with companies wholly owned by each of them that assist and advise the Chief Executive Officer and Chief Financial Officer in respect of his duties performed outside of Greece.

Compensation Philosophy and Objectives

We believe that our executive compensation program should reward executives for enhancing our long-term performance while delivering favorable annual operating results. The Remuneration Committee evaluates both performance and compensation so that we may attract and retain superior executives and maintain compensation competitive to that of our peer companies for similarly situated executives. The principal components of compensation for our executives currently are salary, annual cash bonuses and equity awards in the form of common shares issued pursuant to our long term incentive plan.

Annual Salary and Bonus

The salaries of our executive officers are reviewed on an annual basis. Adjustments in salary are based on the evaluation of individual performance, our overall performance during a given financial year and the individual’s contribution to our overall performance. With respect to determining bonuses, the Remuneration Committee considers the following factors:

•	average operating expenses per vessel per day;
•	overall fleet utilization;
•	average overhead burden per vessel per day (excluding corporate-related expenses);
•	unplanned incidents;
•	drydocking budget performance; and
•	growth in earnings before interest, taxes, depreciation and amortization (EBITDA).

An individual may not be granted a bonus in excess of 100.0% of his annual base salary in any fiscal year.

The aggregate compensation, excluding share based compensation, to our executive officers was $0.2 million for each of the three-month periods ended March 31, 2011 and 2010, $0.7 million for 2010, $0.9 million for 2009 and $0.8 million for 2008. The executive officers also received an aggregate of 29,521 common shares in 2010, 64,203 common shares in 2009 and 4,224 common shares in 2008. The executive officers did not receive any common shares during the three-month period ended March 31, 2011.

We do not have a retirement plan for our officers or directors.

THE INCENTIVE PLAN

We allocate a portion of annual compensation to awards of our common shares, or awards, under our long term incentive plan, because we believe that equity awards are important to align our employees’ interests with those of our shareholders. Our long term incentive plan is administered by our Remuneration Committee.

Our board of directors believes that these awards will keep our employees focused on our growth, as well as dividend growth and its impact on our share price, over an extended time period. In addition, our board of directors believes the gradual vesting schedule of these awards will help us retain both our executive officers and key employees. The amount of awards we grant to any person under our long term incentive plan is subject to the performance condition as set out below.

Grant of Awards

Awards are generally granted on an annual basis. Awards may generally only be granted in the period of four weeks commencing on the day following any amendment to our long term incentive plan taking effect; or an announcement by us of our results for any period, or the issue by us of a prospectus or similar document. The grant of any awards under our long term incentive plan will be subject to performance conditions.

Performance Condition

The Remuneration Committee generally compares our performance in terms of total shareholder return, which is calculated based on changes in share price and dividends paid over a calendar year, and which we refer to as TSR, relative to a peer group of publicly listed dry bulk shipping companies. The current peer group that we use is comprised of the following companies, which is subject to change at the discretion of our Remuneration Committee: Diana Shipping Inc., Excel Maritime Carriers Ltd., Paragon Shipping Inc., DryShips Inc., Eagle Bulk Shipping Inc., Euroseas Ltd., FreeSeas Inc., Genco Shipping & Trading Limited, OceanFreight Inc. and Seanergy Maritime Holdings Corp.

We believe that TSR, measured relative to the performance of comparable companies, is the best way of evaluating our performance and measuring value creation for shareholders.

If, on the purported date of grant, we rank below the twentieth percentile within the peer group, then no awards may be granted. If we achieve or exceed the twentieth percentile, the number of common shares which may be made subject to an award to a particular individual on the date of grant shall be restricted to a percentage of the “individual limit” referred to below. This percentage shall be calculated on a straight-line basis from 17.5% of the individual limit (if we achieve the twentieth percentile) to the maximum value we are permitted to grant under our long term incentive plan (if we achieve the hundredth percentile and therefore rank first compared to our then existing peer group). These targets will be reviewed annually.

Individual Limit

In any fiscal year, no participant may be granted awards over common shares with a market value (on the relevant date(s) of grant) in excess of 200.0% of the aggregate of the participant’s annual salary and bonus.

Vesting of Awards

Subject to what is set out below, awards vest proportionally over a three-year period from their date of grant and vested common shares subject to awards will be delivered to participants within the 30 days that follow the first, second and third anniversaries of the date of grant of the relevant award. If the participant is summarily dismissed from his employment, his award in respect of vested and unvested common shares will lapse in its entirety. In all other circumstances of cessation of employment (unless the Remuneration Committee acting in its absolute discretion otherwise determines), the participant shall retain his vested award but any unvested award shall lapse. Vested common shares subject to awards in such circumstances will be delivered to participants within the 30 days that follow cessation of employment.

Lock In

After shares are issued under our long term incentive plan, they are subject to a one-year “lock-in” period pursuant to the terms of our long term incentive plan.

Overall Limit

Not more than 10.0% of our issued share capital (including shares held in treasury) may be made subject to awards or options granted under our long term incentive plan or any other share-based employee incentive plan established by us in any ten-year period.

2010 and 2011 Grants

No awards were granted for the year ended December 31, 2010. As awards are generally granted on an annual basis, no awards were granted for the three-month period ended March 31, 2011.

2009 Grants

On December 10, 2009, we granted to our two executive officers and a number of managers and staff of our Manager a conditional award of 575,199 shares, which following our one-for-four reverse stock split of our common shares, became an effective award of 143,799, with a conditional right for the shares to be allotted and delivered to them in the future at no cost. If a cash dividend is paid during the vesting period, additional shares will be granted and calculated in accordance with the terms of our long term incentive plan. Due to the cash dividends declared and paid during the year ended December 31, 2010 and during the three-month period ended March 31, 2011, an additional 4,686 common shares were added to the initially granted shares. On December 10, 2010, the first anniversary of the 2009 grant, 47,823 common shares were issued and delivered to the relevant award holders. The outstanding award, as of March 31, 2011, adjusted for the effects of dividends paid, award forfeitures, reverse stock split and common shares allotted and delivered became as follows:

•	255,536 ordinary shares were granted to George Karageorgiou, our President and Chief Executive Officer, which following our one-for-four reverse stock split of our common shares, dividends paid and common shares vested and delivered, became an effective award remaining to be vested of 44,455;
•	94,679 ordinary shares were granted to Elias Deftereos, our Chief Financial Officer, which following our one-for-four reverse stock split of our common shares, dividends paid and common shares vested and delivered, became an effective award remaining to be vested of 16,471; and
•	224,984 ordinary shares were granted to 14 managers and staff of Globus Shipmanagement, which following our one-for-four reverse stock split of our common shares, dividend paid, award forfeitures and common shares vested and delivered, became an effective award remaining to be vested of 37,776.

Our long term incentive plan provides that these shares vest on a daily basis over a three year period starting from the date of grant, and one-third of these shares will be allotted and delivered to them at no cost on each of the first, second and third anniversaries, subject to their continuing employment.

There are no other outstanding awards.

RELATED PARTY TRANSACTIONS

We and our Manager have entered into various agreements that will affect our business. These agreements are not the result of third party negotiations as they were negotiated with related parties. According to its charter, our Audit Committee will review and approve all related party transactions.

CONSULTING AGREEMENTS

We have entered into separate consulting agreements with companies wholly owned by each of our executive officers that assist and advise the Chief Executive Officer and Chief Financial Officer in respect of their duties performed outside of Greece.

LEASE

During the 2010, 2009 and 2008 fiscal years, we paid $232,000, $239,000 and $242,000, respectively, to Cyberonica S.A., a company owned by Mr. Feidakis, for the rental of 350 square meters of office space for our operations. During the three-month period ended March 31, 2011, we paid $59,000 to Cyberonica S.A for the rental of the office space.

BROKERAGE SERVICES

In November 2009, we entered into memoranda of agreement for the sale of the m/v Sea Globe and the m/v Coral Globe for an aggregate price of $34 million, for which North South Maritime Ltd. provided brokerage services. The managing director of North South Maritime Ltd, Arjun Batra, was a member of our board of directors who resigned in 2010 as a result of his family’s relocation from the United Kingdom to Singapore. North South Maritime Ltd. received brokerage commission fees of 2.5% on the total sale price of the vessels, which amounted to $850,000.

BUSINESS OPPORTUNITIES AGREEMENT

In November 2010, Mr. Feidakis entered into a business opportunities arrangement with us. Under this agreement, Mr. Feidakis is required to disclose to us any business opportunities relating to dry bulk shipping that may arise during his service to us as a member of our board of directors that could reasonably be expected to be a business opportunity that we may pursue. Mr. Feidakis agreed to disclose all such opportunities, and the material facts attendant thereto, to our board of directors for our consideration and if our board of directors fails to adopt a resolution regarding an opportunity within seven business days of disclosure, we will be deemed to have declined to pursue the opportunity, in which event Mr. Feidakis will be free to pursue it. Mr. Feidakis is also prohibited for six months after the termination of the agreement to solicit any of our or our subsidiaries’ senior employees or officers. Mr. Feidakis’ obligations under the business opportunities agreement will also terminate when he no longer beneficially owns our shares representing at least 30.0% of the combined voting power of all our outstanding shares or any other equity, or no longer serves as our director. Mr. Feidakis remains free to conduct his other businesses that are not related to dry bulk shipping.

REGISTRATION RIGHTS AGREEMENT

In November 2010, we entered into a registration rights agreement with Firment Trading Limited and Kim Holdings S.A., pursuant to which we granted to them and their affiliates, including Mr. George Feidakis and Mr. George Karageorgiou, and certain of their transferees, the right, under certain circumstances and subject to certain restrictions to require us to register under the Securities Act our common shares held by them. Under the registration rights agreement, these persons have the right to request that we register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by shareholders or initiated by us.

RELATIONSHIP AGREEMENT

In May 2007, we, Firment Trading Limited and Mr. George Feidakis entered into a relationship agreement, which provided that Firment Trading is entitled to appoint the chairman of our board of directors for so long as Firment Trading and Mr. Feidakis held directly or indirectly at least 30.0% of our outstanding shares. The agreement also provided, among other things, that Firment Trading and Mr. Feidakis would not compete with us, and contained provisions relating to related party transactions. This agreement was terminated in November 2010. In connection with such termination, we intend to issue one preferred share to Mr. Feidakis or his affiliate that will provide the holder with the ability to appoint any one person to be a director, who may also be the chairman of our board of directors, for so long as such holder and his or its affiliates also hold in the aggregate at least 30.0% of the voting power of our shares. Such preferred share will have no voting or dividend rights.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of our common shares in the United States will have on the market price of our common shares. Nevertheless, sales of substantial amounts of our common shares in the public market, or the perception that such sales may occur, could materially and adversely affect the market price of our common shares and could impair our ability to raise capital through the sale of our equity or equity-related securities.

As of June 24, 2011, 7,289,688 of our common shares are outstanding. We currently have no Class B shares outstanding and we will not issue any Class B shares in 2011. Upon completion of this offering, we will have 9,789,688 common shares outstanding, or 10,164,688 common shares outstanding if the underwriters exercise their over-allotment option in full. Of the common shares acquired in this offering, 2,500,000 common shares, or 2,875,000 common shares assuming the underwriters exercise their over-allotment option in full, will be freely transferable in the United States without restriction under the Securities Act, except for any shares acquired by one of our affiliates. We have been informed that Firment Trading Limited intends to purchase at least 250,000 common shares and each of Kim Holdings S.A. and Elias Deftereos intends to purchase 5,000 common shares through the directed share program.

Our common shares registered in our registration statement to which this prospectus relates will be freely transferable in the United States without restriction under the Securities Act. Certain of our other common shares may be considered “restricted securities.” Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.

Under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned our common shares to be sold for at least six months, would be entitled to sell an unlimited number of our common shares, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned our common shares to be sold for at least one year, would be entitled to sell an unlimited number of shares.

In general, under Rule 144 as currently in effect, our affiliates who have beneficially owned our common shares for at least one year are entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	1.0% of our then-outstanding common shares; and
•	the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell our common shares that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Shares sold outside the United States pursuant to Regulation S would not be subject to these restrictions.

On November 24, 2010, a resale registration statement covering the resale of 6,117,389 of our common shares, which included 4,750,505 common shares owned by our executive officers and directors, was declared effective by the SEC. We agreed to keep such resale registration statement effective until the earlier of one year following the date the registration statement was declared effective and such time as all securities covered by such registration statement has been sold or may be sold without volume restrictions pursuant to Rule 144(e) under the Securities Act.

We entered into a registration rights agreement in November 2010 with Firment Trading Limited and Kim Holdings S.A. pursuant to which we granted to them and their affiliates and certain of their transferees, the right, under certain circumstances and subject to certain restrictions to require us to register under the Securities Act our common shares held by them. When registered under any registration statement, our common shares held by them will be available for sale in the open market unless restrictions apply. In addition, these common shares would be available for sale into the public market after one year pursuant to Rule 144, Regulation S and other exemptions under the Securities Act, subject to the limitations contained therein, as described above.

Our officers, directors and affiliates have agreed not to sell any common shares they beneficially own for a period of 90 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning ownership of our common shares as of June 24, 2011 by persons who beneficially own more than 5.0% of our outstanding common shares, each person who is a director of our company, each executive officer named in this prospectus and all directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The numbers of shares and percentages of beneficial ownership are based on approximately 7,289,688 common shares outstanding. All common shares owned by the shareholders listed in the table below have the same voting rights as the other of our outstanding common shares.

The address for those individuals for which an address is not otherwise indicated is: c/o Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece.

Name and address of beneficial owner	Number of common shares beneficially owned as of June 24, 2011	Percentage of common shares beneficially owned as of June 24, 2011	Percent of common shares beneficially owned after the offering(1)
George Feidakis(2)	4,474,475	61.4%	45.7%
George Karageorgiou(3)	271,697	3.7%	2.8%
Ioannis Panayiotopoulos(4)	428,928	5.9%	4.4%
Commerzbank AG(5)	481,615	6.6%	4.9%
Elias S. Deftereos	22,981	*	*
Amir Eilon	10,401	*	*
Jeffrey O. Parry	472	*	*
All executive officers and directors as a group (five persons)	4,780,026	65.6%	48.8%

*	Less than 1.0% of the outstanding shares.
(1)	Assuming that such shareholder does not purchase any common shares in this offering. We have been informed that Firment Trading Limited intends to purchase at least 250,000 common shares and each of Kim Holdings S.A. and Elias Deftereos intends to purchase 5,000 common shares through the directed share program.
(2)	Mr. George Feidakis beneficially owns his common shares through Firment Trading Limited, a Cypriot company, for which he exercises sole voting and investment power through two companies that hold Firment Trading’s shares in trust for Mr. Feidakis. Mr. Feidakis and Firment Trading Limited disclaim beneficial ownership over such common shares except to the extent of the voting and dispositive interests in such shares.
(3)	Mr. George Karageorgiou beneficially owns his common shares through Kim Holdings S.A., a Marshall Islands company, for which we believe he exercises sole voting and investment power.
(4)	Mr. Ioannis Panayiotopoulos beneficially owns his common shares through Lipati Shipping Company Limited, a Cypriot company, for which we believe he exercises sole voting and investment power. Its address is 56 Pindou Street, Halandri, 152 33 Athens, Greece. Mr. Panayiotopoulos and Lipati Shipping Company Limited disclaim beneficial ownership over such common shares except to the extent of the voting and dispositive interests in such shares.
(5)	Commerzbank AG, a publicly traded company in Germany, maintains its address at P.O. Box 52715, 30 Gresham Street, London EC2P 2XY. Ownership is based on Schedule 13G filed by Commerzbank AG on February 11, 2011.

To the best of our knowledge, except as disclosed in the table above, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. To the best of our knowledge, there are no agreements in place that could result in a change of control of us.

In the normal course of business, there have been investors that buy and sell our shares. It is possible that significant changes in the percentage ownership of these investors will occur. Kairos Fund Limited, a company unrelated to us other than by its ownership of our shares, held more than five percent of our shares in 2009 and no longer holds any of our shares.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our articles of incorporation and bylaws that we adopted in connection with our redomiciliation to the Marshall Islands. The description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the articles of incorporation and bylaws. Because the following is only a summary, it does not contain all information that you may find important.

AUTHORIZED CAPITAL

Our articles of incorporation provide that the authorized number of shares consist of (1) 500,000,000 shares of common stock, par value $0.004 per share, (2) 100,000,000 shares of Class B common stock, par value $0.001 per share, which we refer to as the Class B shares, and (3) 100,000,000 preferred shares, par value $0.001 per share, which we refer to as the preferred shares. All of our common shares are in registered form. As of June 24, 2011, 7,289,688 of our common shares are outstanding and no Class B shares are outstanding. Although we may determine to issue Class B shares in the future, we will not issue any Class B shares in 2011. We also intend to issue one preferred share to Mr. Feidakis or his affiliate that will provide the holder with the ability to appoint any one person to be a director, who may also be the chairman of our board of directors, for so long as such holder and his or its affiliates also hold in the aggregate at least 30.0% of the voting power of our shares. Such preferred share will have no voting or dividend rights.

The following table shows our history of share capital for the last three years. None of the share numbers below prior to August 2010 reflect the one-for-four reverse stock split of our shares:

Effective Date of Issuance	Number of ordinary shares Issued	Price per share	Gross Proceeds or Fair Value of Share Transaction	Process/ Consideration
December 17, 2010	47,823	—	n/a	Part of the annual compensation award
October 8, 2010	472	—	n/a	Payment for acting as board member
September 13, 2010	541	—	n/a	Payment for acting as board member
June 29, 2010	2,256	—	n/a	Payment for acting as board member
March 16, 2010	4,980	—	n/a	Payment for acting as board member
December 9, 2009	8,572	—	n/a	Payment for acting as board member
November 19, 2009	171,052	—	n/a	Bonus payment for services rendered
September 15, 2009	8,888	—	n/a	Payment for acting as board member
June 16, 2009	8,000	—	n/a	Payment for acting as board member
April 9, 2009	8,450	—	n/a	Payment for acting as board member
March 5, 2009	85,760	—	n/a	Part of the annual compensation award
December 9, 2008	8,282	—	n/a	Payment for acting as board member
September 3, 2008	1,412	—	n/a	Payment for acting as board member
June 2, 2008	1,206	—	n/a	Payment for acting as board member
May 1, 2008	16,897	—	n/a	Bonus payment for services rendered
March 12, 2008	1,500	—	n/a	Payment for acting as board member

Please read “Management — Board & Committee Practices” and “Management — The Incentive Plan” for a discussion of shares that may be awarded in the near future.

PURPOSE

Our objects and purposes, as provided in Section 1.3 of our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

COMMON SHARES AND CLASS B SHARES

Generally, Marshall Islands law provides that the holders of a class of stock of a Marshall Islands corporation are entitled to a separate class vote on any proposed amendment to the relevant articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely. Except as described below, holders of our common shares and Class B shares have equivalent economic rights, but holders of our common shares are entitled to one vote per share and holders of our Class B shares are entitled to 20 votes per share. Each holder of Class B shares (not including the Company) may convert, at its option, any or all of the Class B shares held by such holder into an equal number of common shares.

Except as otherwise provided by the BCA, holders of our common shares and Class B shares vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

The rights, preferences and privileges of holders of our shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities.

There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws.

PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish and issue up to 100 million preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;
•	the number of preferred shares in the series;
•	the preferences and relative participating option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series (subject to terms set forth below with regard to the policy of our board of directors regarding preferred shares).

Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of management. We intend to issue one preferred share to Mr. Feidakis or his affiliate that will provide the holder with the ability to appoint any one person to be a director, who may also be the chairman of our board of directors, for so long as such holder and his or its affiliates also hold in the aggregate at least 30.0% of the voting power of our shares. Such preferred share will have no voting or dividend rights.

LIQUIDATION

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to our creditors and the holders of preferred shares, our remaining assets and funds shall be distributed pro rata to the holders of our common shares and Class B shares, and the holders of common shares and the holders of Class B shares shall be entitled to receive the same amount per share in respect thereof.

DIVIDENDS

Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on a series of factors and risks described under “Risk Factors,” and include risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or if we would be rendered insolvent upon paying the dividend.

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common shares and Class B shares will be entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends.

CONVERSION

Our common shares will not be convertible into any other shares of our capital stock. Each of our Class B shares will be convertible at any time at the election of the holder thereof into one of our common shares. All conversions will be effected on a one-for-one basis. We will not reissue or resell any Class B shares that shall have been converted into common shares.

DIRECTORS

Our directors will be elected by the vote of the plurality of the votes cast by holders with voting power of our voting shares. Our articles of incorporation provide that our board of directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock (subject to the rights of any holders of preferred shares). The board of directors may change the number of directors only by a majority vote of the entire board of directors. We intend to issue one preferred share to Mr. Feidakis or his affiliate that will provide the holder with the ability to appoint any one person to be a director, who may also be the chairman of our board of directors, for so long as such holder and his or its affiliates also hold in the aggregate at least 30.0% of the voting power of our shares. Such preferred share will have no voting or dividend rights.

No contract or transaction between us and one or more of our directors or officers will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to his or her or their relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or the committee and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors, by unanimous vote of the disinterested directors; or (2) the material facts as to his or her or their relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders.

CLASSIFIED BOARD OF DIRECTORS

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year.

REMOVAL OF DIRECTORS; VACANCIES

Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock. Our bylaws require parties to provide advance written notice of nominations for the election of directors other than the board of directors and shareholders holding 30.0% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote.

NO CUMULATIVE VOTING

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our articles of incorporation provide otherwise. Our articles of incorporation prohibit cumulative voting.

SHAREHOLDER MEETINGS

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the chairman of our board of directors, by resolution of our board of directors or by holders of 30.0% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

DISSENTERS’ RIGHT OF APPRAISAL AND PAYMENT

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange to fix the value of the shares.

SHAREHOLDERS’ DERIVATIVE ACTIONS

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

Except as otherwise provided by law, any provision in our articles of incorporation requiring a vote of shareholders may only be amended by such a vote. Further, certain sections may only be amended by affirmative vote of the holders of at least a majority of the voting power of the voting shares.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

Certain provisions of our articles of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a takeover attempt or hostile change of control that a shareholder may consider in its best interest, including those attempts that may result in a premium over the market price for our common shares held by shareholders.

Two Classes of Shares

Our Class B shares are entitled to 20 votes per share, while our common shares, which is the only class of shares that is currently outstanding and is the only class of shares listed on an established U.S. securities exchange, have one vote per share. Because of this share structure, any issuance of Class B shares may cause such holders to be able to significantly influence matters submitted to our shareholders for approval even if such holders and their affiliates come to own significantly less than 50.0% of the aggregate number of outstanding common shares and Class B shares. This control over shareholder voting could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial and which would require shareholder approval.

Blank Check Preferred Shares

Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of blank check preferred shares.

Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board of directors provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our articles of incorporation provide otherwise. Our articles of incorporation prohibit cumulative voting.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors or by holders of 30.0% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that, with a few exceptions, shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

BUSINESS COMBINATIONS

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under or redomiciled pursuant to the laws of the Marshall Islands and “interested shareholders,” these provisions are contained in our articles of incorporation. Specifically, our articles of incorporation contain provisions that prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the voting power of the voting shares that are not owned by the interested shareholder.

Among other transactions, a “business combination” includes any merger or consolidation of us or any directly or indirectly majority-owned subsidiary of ours with (1) the interested shareholder or any of its affiliates or (2) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity (other than us and any direct or indirect majority-owned subsidiary of ours) that:

•	owns 15.0% or more of our outstanding voting shares;
•	is an affiliate or associate of ours and was the owner of 15.0% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; or

•	is an affiliate or associate of any person listed in the first two bullets, except that any person who owns 15.0% or more of our outstanding voting shares, as a result of action taken solely by us will not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us and not caused, directly or indirectly, by such person.

Additionally, the restrictions regarding business combinations do not apply to persons that became interested shareholders prior to the effectiveness of our articles of incorporation.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law and provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses to our directors and officers and expect to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A. Its principal business address is 250 Royall Street, Canton, Massachusetts 02021.

LISTING

On November 24, 2010, we redomiciled to the Marshall Islands pursuant to the BCA and a resale registration statement covering the resale of 6,117,389 of our common shares was declared effective by the SEC. Once the resale registration statement was declared effective by the SEC, our common shares began trading on the Nasdaq Global Market under the ticker “GLBS.”

REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA specifically incorporates the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, the rights and fiduciary responsibilities of directors under Marshall Islands law are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions and there have been few judicial cases in the Marshall Islands interpreting the BCA. Shareholder rights may differ as well. We cannot predict whether the Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more uncertainty and difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law, or DGCL, relating to shareholders’ rights.

BCA	DGCL
Shareholder Meetings
• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
• May be held within or outside the Marshall Islands	• May be held within or outside Delaware
• Notice:	• Notice:

º

Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

    º

Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

º A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	º Written notice shall be given not less than 10 nor more than 60 days before the meeting
Shareholder’s Voting Rights
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting
• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

•

For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

BCA	DGCL
• Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting

•

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting

•

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting

•

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when and as so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote

•

Any domestic corporation owning at least 90.0% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation

•

Any corporation owning at least 90.0% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting

•

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation

•

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides

Directors
• Board must consist of at least one member	• Board must consist of at least one member
• Number of members can be changed by an amendment to the bylaws, by the shareholders or by action of the board

•

Number of members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

BCA	DGCL
• Removal:	• Removal:
º Any or all of the directors may be removed for cause by vote of the shareholders

    º

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part

º If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders
Dissenter’s Rights of Appraisal
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions

•

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•

The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

º Alters or abolishes any preferential right of any outstanding shares having preference;
º Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares;
º Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
º Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

BCA	DGCL
Shareholder’s Derivative Actions

•

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands
• Attorney’s fees may be awarded if the action is successful

•

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5.0% of any class of stock and the shares have a value of less than $50,000

TAXATION

MARSHALL ISLANDS TAX CONSIDERATIONS

The following discussion is the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, as to the current laws of the Republic of the Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Marshall Islands.

Because we do not, and we do not expect that we or any of our future subsidiaries will, conduct business or operations in the Marshall Islands, and because we anticipate that all documentation related to any offerings of our securities will be executed outside of the Marshall Islands, under current Marshall Islands law our shareholders will not be subject to Marshall Islands taxation or withholding tax on our distributions. In addition, our shareholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common shares, and our shareholders will not be required by the Marshall Islands to file a tax return related to our common shares.

Each shareholder is encouraged to consult its own tax counsel or other advisor with regard to the legal and tax consequences under the laws of all pertinent jurisdictions, including the Marshall Islands, of its investment in us.

U. S. TAX CONSIDERATIONS

This section is a discussion of the material United States federal income tax considerations that may be relevant to holders of Globus Maritime’s common shares who are individual citizens or residents of the United States and is the opinion of Watson, Farley & Williams (New York) LLP, counsel to the Company, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This discussion is based upon provisions of the Code, existing final, temporary and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the effective date of the registration statement to which this prospectus relates and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No rulings have been or are expected to be sought from the Internal Revenue Service, or IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

Further, the following summary does not deal with all United States federal income tax consequences applicable to any given holder of Globus Maritime’s common shares, nor does it address the United States federal income tax considerations applicable to categories of investors subject to special taxation rules, such as expatriates, banks, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, partnerships, S corporations, estates and trusts, investors that hold their common shares as part of a hedge, straddle or an integrated or conversion transaction, investors whose “functional currency” is not the United States dollar or investors that own, directly or indirectly 10.0% or more of Globus Maritime’s common shares by vote or value. Furthermore, the discussion does not address alternative minimum tax consequences or estate or gift tax consequences, or any state tax consequences, and is generally limited to investors that will hold their common shares as “capital assets” within the meaning of Section 1221 of the Code. Each prospective shareholder is encouraged to consult, and discuss with his or her own tax advisor the United States federal, state, local and non-United States tax consequences particular to it, him or her of the acquisition, ownership or disposition of common shares. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it, him or her.

U.S. Federal Income Taxation of the Company

Taxation of Operating Income

Unless exempt from United States federal income taxation under the rules described below in “— The Section 883 Exemption,” or an applicable tax treaty, a foreign corporation that earns only transportation income is generally subject to United States federal income taxation under one of two alternative tax regimes: (1) the 4.0% gross basis tax or (2) the net basis tax and branch profits tax. Globus Maritime and its vessel owning subsidiaries and the Manager are incorporated in or redomiciled into the Marshall Islands. There is no comprehensive income tax treaty between the Marshall Islands and the United States, so Globus Maritime and such subsidiaries cannot claim an exemption from this tax under a treaty.

The 4.0% Gross Basis Tax

The United States imposes a 4.0% United States federal income tax (without allowance of any deductions) on a foreign corporation’s United States source gross transportation income to the extent such income is not treated as effectively connected with the conduct of a United States trade or business. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter, spot charter and bareboat charter income). The United States source portion of transportation income is 50.0% of the income attributable to voyages that begin or end, but not both begin and end, in the United States. As a result of this sourcing rule, the effective tax rate is 2.0% of the gross income attributable to U.S. voyages. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source income, and consequently none of the transportation income attributable to such voyages is subject to this 4.0% tax. (Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, neither Globus Maritime nor any of its subsidiaries expects to have any transportation income from voyages that both begin and end in the United States).

The Net Basis Tax and Branch Profits Tax

Globus Maritime and its subsidiaries do not expect to engage in any activities in the United States (other than port calls of its vessels) or otherwise have a fixed place of business in the United States. Consequently, Globus Maritime and its subsidiaries are not expected to be subject to the U.S. federal net basis or branch profits taxes. Nonetheless, if this situation were to change or if Globus Maritime or a subsidiary were to be treated as engaged in a United States trade or business, all or a portion of Globus Maritime’s or such subsidiary’s taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income, net of allowable deductions, would be subject to United States federal corporate income tax (with the highest statutory rate currently being 35.0%). In addition, an additional 30.0% branch profits tax would be imposed on Globus Maritime or such subsidiary at such time as Globus Maritime’s or such subsidiary’s after-tax effectively connected income is deemed to have been repatriated to Globus Maritime’s or such subsidiary’s offshore office. The 4.0% gross basis tax described above is inapplicable to income that is treated as effectively connected income. A non-United States corporation’s United States source gross transportation income would be considered to be effectively connected income only if the non-United States corporation has or is treated as having a fixed place of business in the United States involved in the earning of the transportation income and substantially all of its United States source gross transportation income is attributable to regularly scheduled transportation (such as a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States). Globus Maritime believes that the vessels will not operate to and from the United States on a regularly scheduled basis. Based on the intended mode of shipping operations and other activities, Globus Maritime does not expect it or its subsidiaries to have any United States effectively connected transportation income.

The Section 883 Exemption

Both the 4.0% gross basis tax and the net basis and branch profits taxes described above are inapplicable to transportation income that qualifies for the Section 883 Exemption. To qualify for the Section 883 Exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption, or an Equivalent Exemption, from tax to corporations organized in the United States, or the Country of Organization Test;
•	satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50.0% ownership test, or 50.0% Ownership Test, (2) the controlled foreign corporation test, or CFC Test, or (3) the Publicly Traded Test; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

Globus Maritime is a Marshall Islands corporation and each of the vessels in its fleet is owned by a separate wholly owned subsidiary organized in the Marshall Islands. The U.S. Department of the Treasury recognizes the Marshall Islands as a jurisdiction that grants an Equivalent Exemption; therefore, Globus Maritime and each of its subsidiaries satisfies the Country of Organization Test.

The 50.0% Ownership Test

In order to satisfy the 50.0% Ownership Test, a non-United States corporation must be able to substantiate that more than 50.0% of the value of its shares is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the Treasury regulations promulgated under Section 883 of the Code, or the Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that satisfy the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. In order for a shareholder to be a qualified shareholder, there generally cannot be any bearer shares in the chain of ownership between the shareholder and the taxpayer claiming the exemption (unless such bearer shares are maintained in a dematerialized or immobilized book-entry system as permitted under the Section 883 Regulations). A corporation claiming the Section 883 Exemption based on the 50.0% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50.0% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). For taxable years prior to 2011, Globus Maritime believes that it and its subsidiaries met the 50.0% Ownership Test based on the beneficial ownership of more than 50.0% of the value of their shares by a qualifying individual shareholder. However, after the offering to which this prospectus relates, Globus Maritime and its subsidiaries may not be able to qualify for the 50.0% Ownership Test on the basis of beneficial ownership by qualifying individual shareholders. As described below, if Globus Maritime meets the requirements of the Publicly Traded Test for a taxable year, it will be a qualified shareholder for purposes of the 50.0% Ownership Test as to any of its subsidiaries claiming the Section 883 Exemption for such taxable year.

The CFC Test

None of Globus Maritime or its subsidiaries is expected to be a controlled foreign corporation at the completion of the offering to which this prospectus relates and, hence, Globus Maritime does not believe that the requirements of the CFC Test will be met with respect to Globus Maritime or any of its subsidiaries.

The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50.0% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption. The Section 883 Regulations provide, in relevant part, that the shares of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Section 883 Regulations also generally provide that shares will be considered to be “regularly traded” on an established securities market if one or more classes of shares in the corporation representing in the aggregate more than 50.0% of the total combined voting power and value of all classes of shares of the corporation are listed on an established securities market. Also, with respect to each class relied upon to meet this requirement (1) such class of shares must be traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, and (2) the aggregate number of shares of such class of shares traded on such market during the taxable year is at least 10.0% of the average number of shares of such class of shares outstanding during such year or as adjusted for a short taxable year. These two tests are deemed to be satisfied if such class of shares is traded on an established market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the Section 883 Regulations provide, in relevant part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50.0% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5.0% or more of the vote and value of such class of outstanding shares, to which we refer as the 5 Percent Override Rule.

For purposes of being able to determine the persons who actually or constructively own 5.0% or more of the vote and value of Globus Maritime’s common shares, or 5.0% Shareholders, the Section 883 Regulations permit Globus Maritime to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as owning 5.0% or more of Globus Maritime’s common shares.

In the event the 5 Percent Override Rule is triggered, the Section 883 Regulations provide that such rule will not apply if Globus Maritime can establish that within the group of 5.0% Shareholders, there are sufficient qualified shareholders within the meaning of Section 883 of the Code and the Section 883 Regulations to preclude non-qualified shareholders in such group from owning 50.0% or more of the total value of Globus Maritime’s common shares for more than half the number of days during the taxable year.

A foreign corporation can only claim the Section 883 Exemption if it receives the ownership statements required under the Section 883 Regulations certifying as to the matters required to satisfy the relevant ownership test, each an Ownership Statement.

The stock in Globus Maritime’s subsidiaries is not publicly traded, but if for a taxable year Globus Maritime meets all of the requirements of the Publicly Traded Test described above, it will be a qualified shareholder for purposes of applying the 50.0% Ownership Test as to any of its subsidiaries claiming the Section 883 Exemption for such taxable year. If Globus Maritime meets the requirements of the Publicly Traded Test, it intends to provide each subsidiary with an Ownership Statement to enable such subsidiary to claim the Section 883 Exemption.

A corporation’s qualification for the Section 883 Exemption is determined for each taxable year. Although Globus Maritime believes that it should satisfy the Publicly Traded Test for the 2011 taxable year, there can be no assurance that the actual stock ownership or trading during 2011 and any subsequent year will permit it or any subsidiary to claim the benefit of the Section 883 Exemption for the relevant year. Moreover, if Globus Maritime issues the Class B shares in a future year, and after such issuance the Class B shares are not publicly traded and the common shares represent less than 50.0% of the voting power of Globus Maritime, Globus Maritime would not be able to satisfy the Publicly Traded Test for such period because less than 50.0% of the stock of Globus Maritime, measured by voting power, would be listed on an established securities market. If Globus Maritime and its subsidiaries were not to qualify for the Section 883 Exemption in any year, the United States federal income taxes that become payable would have a negative effect on the business of Globus Maritime and its subsidiaries, and would result in decreased earnings available for distribution to Globus Maritime’s shareholders.

United States Taxation of Gain on Sale of Vessels

If Globus Maritime’s subsidiaries qualify for the Section 883 Exemption, then gain from the sale of any vessel would be exempt from tax under Section 883. If, however, the gain is not exempt from tax under Section 883 of the Code, Globus Maritime and the selling subsidiary will not be subject to United States federal income taxation with respect to such gain, provided that the income from the vessel has never constituted effectively connected income and that the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. To the extent possible, Globus Maritime will attempt to structure any sale of a vessel so that it is considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders

As used herein, “United States Holder” means a beneficial owner of Globus Maritime’s common shares that is an individual citizen or resident of the United States for United States federal income tax purposes, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to United States federal income taxation regardless of its source or a trust where a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust (or a trust that has made a valid election under U.S. Department of the Treasury regulations to be treated as a domestic trust). A “Non-United States Holder” generally means any owner (or beneficial owner) of common shares that is not a United States Holder, other than a partnership. If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding common shares are encouraged to consult their own tax advisors regarding the tax consequences of an investment in the common shares (including their status as United States Holders or Non-United States Holders).

Distributions

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by Globus Maritime with respect to the common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or qualified dividend income as described in more detail below, to the extent of Globus Maritime’s current or accumulated earnings and profits as determined under United States federal income tax principles. Distributions in excess of Globus Maritime’s earnings and profits will be treated as a nontaxable return of capital to the extent of the United States Holder’s tax basis in its common shares and, thereafter, as capital gain. United States Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from Globus Maritime.

Dividends paid on the shares of a non-U.S. corporation to an individual generally will not be treated as qualified dividend income that is taxable at a maximum tax rate of 15.0% through 2012. The preferential rate of U.S. federal income tax on qualified dividends will expire unless Congress enacts legislation to extend it beyond December 31, 2012. However, dividends paid in respect of Globus Maritime’s common shares paid prior to that date may qualify as qualified dividend income if: (1) the common shares are readily tradable on an established securities market in the United States; (2) Globus Maritime is not a PFIC for the taxable year during which the dividend is paid or in the immediately preceding taxable year; (3) the United States Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend and (4) the United States Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. The first requirement is met as the common shares are listed on the Nasdaq Global Market. The second requirement may be met as more fully described below under “— Consequences of Possible PFIC Classification,” however, the PFIC determination must be made as of the end of the taxable year and circumstances could change. Satisfaction of the final two requirements will depend on the particular circumstances of each United States Holder. Consequently, if any of these requirements are not met, the dividends paid to individual United States Holders in respect of Globus Maritime’s common shares would not to be treated as qualified dividend income and would be taxed as ordinary income at ordinary rates.

After December 31, 2012, dividend income will be taxed at ordinary tax rates and, therefore, the rate of tax on such dividend income will increase, unless Congress enacts legislation to extend the preferential rates. However, legislation has been proposed in the past and may again be proposed in the future that would have the effect of classifying dividends paid by non-United States corporations such as Globus Maritime as other than qualified dividends, with the result that no United States Holder would be eligible for the preferential tax rates applicable to qualified dividend income even if the preferential tax rate is extended in respect of United States corporations.

Amounts distributed by Globus Maritime that are taxable as dividends generally will be treated as income from sources outside the United States and will, depending on each shareholder’s circumstances, be “passive” or “general” income which, in either case, is treated separately for purposes of computing the foreign tax credit allowable to you. However, if (1) Globus Maritime is 50.0% or more owned, by vote or value, by United States persons and (2) at least 10.0% of Globus Maritime’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the United States. Under such circumstances, with respect to any dividend paid for any taxable year, the United States source ratio of Globus Maritime’s dividends for foreign tax credit purposes would be equal to the portion of Globus Maritime’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of Globus Maritime’s earnings and profits for such taxable year.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75.0% or more of its gross income is “passive” income or (2) 50.0% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election). A United States Holder of shares in a PFIC would be required to file an annual information return with the IRS containing information regarding the PFIC as required by U.S. Department of the Treasury.

While there are legal uncertainties involved in this determination, including as a result of adverse recent case law described herein, based upon Globus Maritime’s and its subsidiaries’ expected operations as described herein and based upon the current and expected future activities and operations of Globus Maritime and its subsidiaries, the income of Globus Maritime and such subsidiaries from time charters should not constitute “passive income” for purposes of applying the PFIC rules, and the assets that Globus Maritime owns for the production of this time charter income should not constitute assets that produce or that are held for the production of “passive income” for purposes of applying the PFIC rules.

Although there is no legal authority directly on point, this view is based principally on the position that the gross income that we derive from time charters constitutes services income rather than passive rental income. Recently, the Fifth Circuit Court of Appeals decided in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir., April 13, 2009), that a typical time charter is a lease, and not a contract for the provision of transportation services. In that case, the court was considering a tax issue that turned on whether the taxpayer was a lessor where a vessel was under a time charter, and the court did not address the definition of “passive income” or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under the PFIC rules. If the reasoning of the Tidewater case is applied to Globus Maritime’s situation and Globus Maritime’s or its subsidiaries’ time charters are treated as leases, Globus Maritime’s or its subsidiaries’ time charter income could be classified as rental income, in which case Globus Maritime would be a PFIC unless more than 25.0% of the income of Globus Maritime (taking into account the subsidiary look through rule) is from spot charters plus other active income or an active leasing exception applies. The IRS has announced that it will not follow the reasoning of the Tidewater case and would have treated the income from the time charters at issue in that case as services income, including for other purposes of the Code. Globus Maritime intends to take the position that all of its time, voyage and spot chartering activities generate active services income and not passive leasing income, but in the absence of direct legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with this position. Also, if the reasoning of the Tidewater case is applied to the time charters, the vessels subject to time charters could be treated as assets held for the production of passive income for purposes of the PFIC asset test described above. Cash on hand is treated as a passive asset for purposes of the PFIC asset test, and the cash proceeds of this Offering will be treated as passive assets until spent or invested in non-passive assets.

Although the matter is not free from doubt as described herein, based on Globus Maritime’s intention and the expectation that (applying the subsidiary look through rule) its income from spot, time and voyage chartering activities plus other active operating income will be greater than 25.0% of its total gross income at all relevant times and the gross value of the vessels subject to such time, voyage or spot charters plus other non-passive assets will exceed the gross value of all passive assets at all relevant times, Globus Maritime does not expect that it will be treated as a PFIC for the current taxable year or with respect to any future taxable year.

Globus Maritime will try to manage its vessels and its business so as to avoid being classified as a PFIC during any future taxable year; however there can be no assurance that the nature of Globus Maritime’s assets, income and operations will remain the same in the future (notwithstanding Globus Maritime’s current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept Globus Maritime’s position that the time charters that Globus Maritime’s subsidiaries have entered into or any other time charter that Globus Maritime or a subsidiary may enter into will give rise to active income rather than passive income for purposes of the PFIC rules, or that future changes of law will not adversely affect this position. Globus Maritime has not obtained a ruling from the IRS on its time charters or its PFIC status and does not intend to seek one. Any contest with the IRS may materially and adversely impact the market for the common shares and the prices at which they trade. In addition, the costs of any contest on the issue with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by Globus Maritime’s shareholders.

If Globus Maritime were to be classified as a PFIC in any year, each United States Holder of Globus Maritime’s shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125.0% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the shares) (including the shareholder’s pro rata share of any amounts distributed to Globus Maritime by one of its subsidiaries that is itself a PFIC), and (2) any gain realized upon the sale or other disposition of the common shares (and the shareholder’s pro rata share of any gain on an actual or deemed disposition by Globus Maritime of shares in one of its subsidiaries that is itself a PFIC). Under these rules:

•	the excess distribution or gain will be allocated ratably over the United States Holder’s holding period;
•	the amount allocated to the current taxable year and any year prior to the first year in which Globus Maritime was a PFIC will be taxed as ordinary income in the current year; and
•	the amount allocated to each of the other taxable years in the United States Holder’s holding period will be subject to United States federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In order to avoid the application of the PFIC rules, United States Holders may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code in respect of their common shares. Even if a United States Holder makes a QEF election for a taxable year of Globus Maritime, if Globus Maritime was a PFIC for a prior taxable year during which such holder held the common shares and for which such holder did not make a timely QEF election, the United States Holder would also be subject to the more adverse rules described above. Additionally, to the extent any of Globus Maritime’s subsidiaries is a PFIC, an election by a United States Holder to treat Globus Maritime as a “QEF” would not be effective with respect to such Holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary is required. In lieu of the PFIC rules discussed above, a United States Holder that makes a timely, valid QEF election will, in very general terms, be required to include its pro rata share of Globus Maritime’s (or in the case of a subsidiary, such subsidiary’s) ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if no actual distributions are received for that year in respect of the common shares. If Globus Maritime later distributes the income or gain on which the United States Holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the United States Holder. A United States Holder’s tax basis in any common shares as to which a

QEF election has been validly made will be increased by the amount included in such United States Holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the United States Holder. On the disposition of a common share, a United States Holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made by filing a Form 8621 with the United States Holder’s federal income tax return on or before the due date for filing such Holder’s federal income tax return for the first taxable year for which Globus Maritime is a PFIC or, if later, the first taxable year for which the United States Holder held common shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that Globus Maritime first determines that it is a PFIC, Globus Maritime will use commercially reasonable efforts to provide any United States Holder of common shares, upon request, with the information necessary for such United States Holder to make the QEF election.

In addition to the QEF election, Section 1296 of the Code permits United States Holders to make a “mark-to-market” election with respect to marketable shares in a PFIC, generally meaning shares regularly traded on a qualified exchange or market and certain other shares considered marketable under U.S. Department of the Treasury regulations. As Globus Maritime’s common shares are listed on an established securities market, such common shares are marketable for purposes of this election. If a United States Holder makes a mark-to-market election in respect of its common shares, such United States Holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over such United States Holder’s adjusted tax basis in the common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such United States Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the United States Holder’s tax basis in the common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). On the disposition of a common share, a United States Holder making a mark-to-market election will realize ordinary income equal to the excess, if any, between the amount realized on such disposition and its adjusted tax basis in the common share. If the United States Holder recognizes a loss, such loss will be treated as an ordinary loss to the extent not exceeding the net mark-to-market gains previously included as income by the United States Holder. The consequences of this election are generally less favorable than those of a QEF election for United States Holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case.

United States Holders are urged to consult their tax advisors as to the consequences of making a mark-to-market or QEF election, as well as other United States federal income tax consequences of holding shares in a PFIC.

As previously indicated, if Globus Maritime were to be classified as a PFIC for a taxable year in which Globus Maritime pays a dividend or the immediately preceding taxable year, dividends paid by Globus Maritime would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of United States federal income tax that is available through 2012.

Sale, Exchange or Other Disposition of Common Shares

A United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such common shares. Assuming Globus Maritime does not constitute a PFIC for any taxable year, this gain or loss will generally be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. A United States Holder’s ability to deduct capital losses is subject to several limitations.

U.S. Federal Income Taxation of Non-United States Holders

A Non-United States Holder will generally not be subject to United States federal income tax on dividends paid in respect of the common shares or on gains recognized in connection with the sale or other disposition of the common shares provided that the Non-United States Holder makes certain tax representations regarding the identity of the beneficial owner of the common shares, that such dividends or gains are not effectively connected with the Non-United States Holder’s conduct of a United States trade or business and that, with respect to gain recognized in connection with the sale or other disposition of the common shares by a non-resident alien individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and other conditions are met. If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and gain from the sale, exchange or other disposition of the common stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed above relating to the taxation of United States Holders.

Backup Withholding and Information Reporting

Information reporting to the IRS may be required with respect to payments on the common shares and with respect to proceeds from the sale of the common shares. With respect to Non-United States Holders, copies of such information returns may be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of any applicable income tax treaty or exchange of information agreement. A “backup” withholding tax may also apply to those payments if:

•	a holder of the common shares fails to provide certain identifying information (such as the holder’s taxpayer identification number or an attestation to the status of the holder as a Non-United States Holder);
•	such holder is notified by the IRS that he or she has failed to report all interest or dividends required to be shown on his or her federal income tax returns; or
•	in certain circumstances, such holder has failed to comply with applicable certification requirements.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s United States federal income tax liability, if any), provided that certain required information is furnished to the IRS in a timely manner.

United States Holders of common shares may be required to file forms with the IRS under the applicable reporting provisions of the Code. For example, such United States Holders may be required, under Sections 6038, 6038B and/or 6046 of the Code, to supply the IRS with certain information regarding the United States Holder, other United States Holders and Globus Maritime if (1) such person owns at least 10.0% of the total value or 10.0% of the total combined voting power of all classes of shares entitled to vote or (2) the acquisition, when aggregated with certain other acquisitions that may be treated as related under applicable regulations, exceeds $100,000. In the event a United States Holder fails to file a form when required to do so, the United States Holder could be subject to substantial tax penalties.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable. We encourage each United States Holder and Non-United States Holder to consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of holding and disposing of Globus Maritime’s common shares, including the applicability of any federal, state, local or any foreign tax laws and any proposed changes in applicable law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated         , the underwriters named below, for whom Knight Capital Americas, L.P. and Wunderlich Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Underwriter	Number of Common Shares
Knight Capital Americas, L.P.(1)
Wunderlich Securities, Inc.(2)
Ladenburg Thalmann & Co. Inc.(3)
DVB Capital Markets LLC(4)
Total	2,500,000

(1)	320 Park Avenue, 15th Floor, New York, New York 10022
(2)	6000 Poplar Ave., Ste. 150, Memphis, Tennessee 38119
(3)	520 Madison Avenue, 9th Floor, New York, New York 10022
(4)	609 Fifth Avenue, New York, New York 10017

The underwriters are offering our common shares subject to their acceptance of our common shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of our common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of our common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for our common shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of our common shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $     a common share under the public offering price. Any underwriter may allow, and such dealers may also allow, a concession not in excess of $     a share to other underwriters or to certain dealers. After the initial offering of our common shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 375,000 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of our common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, and excluding common shares committed to be purchased through the directed share program, the total price to the public would be $    , the total underwriters’ discounts and commissions would be $     and the total proceeds to us would be $    .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of common shares offered by them.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional common shares.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us*	$	$	$	$
Expenses payable by us	$	$	$	$

*	No underwriting discounts or commissions are being paid to the underwriters with respect to directed shares. Accordingly, to the extent purchased, proceeds to us (before expenses) include the full per share offering price of these shares.

Our common shares are listed on the Nasdaq Global Market under the symbol “GLBS.”

We, our directors and our executive officers have agreed that, without the prior written consent of Knight Capital Americas, L.P. and Wunderlich Securities, Inc., on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares;
•	file any registration statement with the SEC relating to the offering of any common shares or any securities convertible into or exercisable or exchangeable for common shares; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of common shares to the underwriters;
•	the issuance by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;
•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for the transfer of common shares; provided that such plan does not provide for the transfer of common shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made;
•	awards under our long term incentive plan or pursuant to any agreements with our directors as part of their compensation as directors;
•	any amendments or supplements to any registration statement currently outstanding relating to our common shares;
•	filing a registration statement pursuant to an existing registration rights agreement;
•	transactions by any person other than us relating to common shares or other securities acquired in open market transactions after completion of this offering; or

•	transfers or distributions of common shares or any security convertible into common shares (i) as a bona fide gift or gifts or (ii) to limited partners or stockholders of the transferor or distributor; provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer.

In order to facilitate the offering of the common shares to which this prospectus relates, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in the offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

At our request, the underwriters have reserved for sale, at the public offering price, up to 500,000 common shares offered in this prospectus for our officers, directors, affiliates and other persons associated with the Company. The number of common shares available for sale to the general public will be reduced to the extent such person purchases such reserved common shares. Any reserved common shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other common shares offered in this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. No underwriting discounts or commissions shall be paid to the underwriters with respect to these directed shares. We have been informed that Firment Trading Limited intends to purchase at least 250,000 common shares and each of Kim Holdings S.A. and Elias Deftereos intends to purchase 5,000 common shares through the directed share program.

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

If you purchase common shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the common shares directly or indirectly, or distribute this prospectus or any other offering material relating to the common shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

The public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our future prospects and that of our industry in general, our earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those in which we engage. The estimated offering price set forth elsewhere in this prospectus is subject to change as a result of market conditions and other factors.

Relationships

The underwriters and their affiliates may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business, for which they may receive customary fees and expenses. An affiliate of DVB Capital Markets LLC has entered into the DVB Loan Agreement, as described in more detail in “Loan Arrangements — New Financing Arrangement.” This affiliate will not receive any of the net proceeds from this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of our common shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to this offering which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of our common shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of this offering and our common shares to be offered so as to enable an investor to decide to purchase or subscribe our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom, “FSMA”) received by it in connection with this offering in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to this offering in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate our expenses in connection with the distribution of our common shares in this offering, other than the underwriting discounts and commissions, will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.

SEC Registration Fee	$2,670.30
Printing Expenses	$100,000.00
Legal Fees and Expenses	$175,000.00
Accountants’ Fees and Expenses*	$84,000.00
Nasdaq Fee	$5,000.00
FINRA Fee	$6,250.00
Transfer Agent’s Fees and Expenses	$2,500.00
Miscellaneous Costs	$25,000.00
Total	$400,420.30

*	Using a Euro to U.S. dollar exchange rate of 1.0:1.4.

LEGAL MATTERS

The validity of our common shares and certain other legal matters with respect to the laws of the Marshall Islands and other legal matters relating to United States law will be passed upon for us by Watson, Farley & Williams (New York) LLP. The underwriters have been represented in connection with this offering by Seward & Kissel LLP.

EXPERTS

The consolidated financial statements of Globus Maritime as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., an independent registered public accounting firm with its address at 11th km, National Road Athens-Lamia, 144 51 Metamorfosi, Athens, Greece, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The sections in this prospectus entitled “Prospectus Summary — Trends in the Dry Bulk Shipping Industry,” “Risk Factors,” “The Dry Bulk Industry,” and the statistical and graphical information contained therein, and “Business,” and in any other instance where Drewry, a independent maritime advisor with its address at 15-17 Christopher Street, London EC2A 2BS, England, has been identified as the source of information included in this prospectus, have been reviewed by Drewry, which has confirmed to us that it accurately describes the dry bulk shipping market industry.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to our common shares offered by this prospectus. This prospectus is a part of that registration statement. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, as a “foreign private issuer,” our officers, directors and principal shareholders will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INDUSTRY AND MARKET DATA

The industry-related statistical and graphical information we use in this prospectus has been compiled by Drewry from its database. Some of the industry information in this prospectus is based on estimates or subjective judgments in circumstances where data for actual market transactions either does not exist or is not publicly available, and consequently, Drewry cannot assure us that it reflects actual industry and market experience. Drewry compiles and publishes data for the benefit of its customers. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market. The published information of other maritime data collection experts may differ from the data presented in this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our executive offices are located outside of the United States. Certain of our directors, executive officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, executive officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

GLOSSARY

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus:

Annual survey.  The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast.  A voyage during which the vessel is not laden with cargo.

Bareboat charter.  A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers.  Fuel oil used to operate a vessel’s engines, generators and boilers.

Capesize.  A dry bulk vessel with a cargo-carrying of approximately 110,000 to 199,999 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

Charter.  The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer.  The company that hires a vessel pursuant to a charter.

Charter hire.  Money paid to the shipowner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.

Charter rate.  The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel’s charter hire.

Classification society.  An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Deadweight ton or “dwt.”  A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Draft.  Vertical distance between the waterline and the bottom of the vessel’s keel.

Dry bulk.  Non-liquid cargoes of commodities shipped in an unpackaged state.

Dry bulk vessels.  Vessels which are specially designed and built to carry large volumes of dry bulk.

Drydocking.  The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.

Freight.  Money paid to the shipowner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

Gross ton.  A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax.  Handymax vessels have a cargo carrying capacity of approximately 40,000 to 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels that are less than 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure. These vessels are generally called “geared” vessels.

Handysize.  Handysize vessels have a cargo carrying capacity of approximately 10,000 to 39,999 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

Hull.  Shell or body of a vessel.

IMO.  International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Intermediate survey.  The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.

Kamsarmax.  Kamsarmax vessels (sometimes known as Post Panamax) have a cargo carrying capacity of approximately 80,000 to 109,999 dwt. These vessels tend to be shallower and have a larger beam than a standard Panamax vessel with a higher cubic capacity. These vessels have been designed specifically for loading high cubic cargoes from draught restricted ports, and cannot transit the Panama Canal.

Metric ton.  A unit of weight equal to 1,000 kilograms.

Newbuilding.  A new vessel under construction or just completed.

Off-hire.  The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.

OPA.  Oil Pollution Act of 1990 of the United States, as amended.

Orderbook.  The orderbook refers to the total number of currently placed orders for the construction of vessels or a specific type of vessel worldwide.

Panamax.  Panamax vessels have a cargo carrying capacity of approximately 60,000 to 79,999 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax dry bulk vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

Protection and indemnity (or P&I) insurance.  Insurance obtained through mutual associations (called “P&I clubs”) formed by vessel-owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Scrapping.  The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Sister ships.  Vessels of the same type and specification which were built by the same shipyard.

SOLAS.  The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey.  An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.

Spot charter.  A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, consisting mostly of a single voyage between one load port and one discharge port.

Strict liability.  Liability that is imposed without regard to fault.

Supramax.  Supramax vessels have a cargo carrying capacity of approximately 50,000 to 59,999 dwt. These vessels normally offer cargo loading and unloading flexibility with on-board cranes, while at the same time possess the cargo carrying capability approaching conventional Panamax bulk vessels.

Tanker.  Vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products and liquid chemicals. The vessel may have equipment designed for the loading and unloading of cargoes with a high viscosity.

TCE.  Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. dollars/day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenue and dividing the net amount (time charter equivalent revenues) by the round-trip voyage duration. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Time charter.  A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Vessel operating expenses.  The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the vessel-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

Voyage charter.  A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses.  Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Globus Maritime Limited

We have audited the accompanying consolidated statements of financial position of Globus Maritime Limited (“Globus”) as of December 31, 2010 and 2009, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of Globus’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Globus’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Globus’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Globus Maritime Limited at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
March 28, 2011

GLOBUS MARITIME LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Expressed in thousands of U.S. Dollars)

		December 31,
	Notes	2010	2009
ASSETS
NON-CURRENT ASSETS
Vessels, net	5	191,506	93,166
Office furniture and equipment		40	28
Other non-current assets		10	10
Total non-current assets		191,556	93,204
CURRENT ASSETS
Cash and bank balances and bank deposits	3	24,618	59,157
Trade receivables, net		281	336
Inventories	6	467	355
Prepayments and other assets	7	1,530	1,488
Total current assets		26,896	61,336
Non-current assets classified as held for sale	5	—	33,030
		26,896	94,366
TOTAL ASSETS		218,452	187,570
EQUITY AND LIABILITIES
EQUITY ATTRIBUTABLE TO SHAREHOLDERS
Share capital	10	29	29
Share premium	10	88,817	88,516
Retained earnings		28,942	24,913
Total equity		117,788	113,458
NON-CURRENT LIABILITIES
Long-term borrowings, net of current portion	12	85,332	36,175
Provision for staff retirement indemnities	2.19	56	43
Total non-current liabilities		85,388	36,218
CURRENT LIABILITIES
Current portion of long-term borrowings	12	10,906	33,900
Trade accounts payable	8	1,346	1,158
Accrued liabilities and other payables	9	698	1,095
Derivative financial instruments	18	1,800	1,230
Deferred revenue		526	511
Total current liabilities		15,276	37,894
TOTAL LIABILITIES		100,664	74,112
TOTAL EQUITY AND LIABILITIES		218,452	187,570

The accompanying notes form an integral part of these financial statements.

GLOBUS MARITIME LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Expressed in thousands of U.S. Dollars, except per share data)

		For the year ended December 31,
	Notes	2010	2009	2008
REVENUE:
Time charter revenue		28,860	52,812	98,597
EXPENSES & OTHER OPERATING INCOME:
Voyage expenses	14	(2,152)	(3,742)	(6,674)
Vessel operating expenses	14	(5,887)	(10,137)	(12,537)
Depreciation	5	(7,367)	(11,204)	(17,407)
Depreciation of drydocking costs	5	(410)	(1,512)	(1,572)
Administrative expenses	15	(2,310)	(2,004)	(2,122)
Administrative expenses payable to related parties	4	(1,066)	(1,272)	(1,216)
Share based payments	13	(311)	(1,754)	(770)
Impairment loss	5	—	(28,429)	(20,224)
Gain/(loss) on sale of vessels	19	7	(802)	15,095
Other expenses, net		(35)	(106)	408
Operating profit/(loss) before financing activities		9,329	(8,150)	51,578
Interest income from bank balances and bank deposits		247	1,032	946
Interest expense and finance costs	16	(2,133)	(2,926)	(7,707)
(Loss)/gain on derivative financial instruments	18	(570)	143	(1,373)
Foreign exchange losses, net		(870)	(178)	(626)
Total finance costs, net		(3,326)	(1,929)	(8,760)
TOTAL PROFIT/(LOSS) FOR THE YEAR		6,003	(10,079)	42,818
Other Comprehensive Income/(loss)		—	—	—
TOTAL COMPREHENSIVE INCOME/(LOSS) FOR THE YEAR		6,003	(10,079)	42,818
Earnings/(loss) per share:
– Basic earnings/(loss) per share for the year	11	0.83	(1.40)	5.98
– Diluted earnings/(loss) per share for the year	11	0.82	(1.40)	5.93

The accompanying notes form an integral part of these financial statements.

GLOBUS MARITIME LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Expressed in thousands of U.S. Dollars, except share and per share data)

	Common Stock
	Pre-reverse split equivalent
	Number of Shares	Par Value	Number of Shares	Par Value	Issued share Capital	Share Premium	Retained Earnings	Total Equity
Balance at January 1, 2008	28,636,153	0.001	7,159,039	0.004	29	87,411	9,237	96,677
Profit for the year	—	—	—	—	—	—	42,818	42,818
Other comprehensive income/(loss)	—	—	—	—	—	—	—	—
Total comprehensive income for the year	—	—	—	—	—	—	42,818	42,818
Share based payment (note 13)	29,297	0.001	7,324	0.004	—	189	581	770
Dividends paid (note 17)	—	—	—	—	—	—	(18,482)	(18,482)
Balance at December 31, 2008	28,665,450	0.001	7,166,363	0.004	29	87,600	34,154	121,783
Loss for the year	—	—	—	—	—	—	(10,079)	(10,079)
Other comprehensive income/(loss)	—	—	—	—	—	—	—	—
Total comprehensive loss for the year	—	—	—	—	—	—	(10,079)	(10,079)
Share based payment (note 13)	290,722	0.001	72,680	0.004	—	916	838	1,754
Dividends paid (note 17)	—	—	—	—	—	—	—	—
Balance at December 31,2009	28,956,172	0.001	7,239,043	0.004	29	88,516	24,913	113,458
Profit for the year	—	—	—	—	—	—	6,003	6,003
Other comprehensive income/(loss)	—	—	—	—	—	—	—	—
Total comprehensive income for the year	—	—	—	—	—	—	6,003	6,003
Share based payment (note 13)	202,580	0.001	50,645	0.004	—	301	10	311
Dividends paid (note 17)	—	—	—	—	—	—	(1,984)	(1,984)
Balance at December 31, 2010	29,158,752	0.001	7,289,688	0.004	29	88,817	28,942	117,788

The accompanying notes form an integral part of these financial statements.

GLOBUS MARITIME LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(Expressed in thousands of U.S. Dollars)

		For the year ended December 31,
	Notes	2010	2009	2008
Cash flows from operating activities:
Profit/(loss) for the year		6,003	(10,079)	42,818
Adjustments for:
Depreciation	5	7,367	11,204	17,407
Depreciation of drydocking costs	5	410	1,512	1,572
Payment of drydocking costs	5	(19)	(1,135)	(2,823)
(Gain)/loss on sale of vessels	19	(7)	802	(15,095)
Impairment loss	5	—	28,429	20,224
Provision for staff retirement indemnities	2.19	13	13	—
Loss/(gain) on derivative financial instruments	18	570	(143)	1,373
Interest expense and finance costs	16	2,133	2,926	7,707
Interest income		(247)	(1,032)	(946)
Foreign exchange losses, net		36	178	626
Share based payment	13	311	1,754	770
(Increase)/decrease in:
Trade receivables, net		55	494	(795)
Inventories		(112)	210	(12)
Prepayments and other assets		(149)	(46)	(591)
Increase/(decrease) in:
Trade accounts payable		188	(1,054)	(881)
Accrued liabilities and other payables		(385)	380	110
Deferred revenue		15	(847)	(1,081)
Net cash generated from operating activities		16,182	33,566	70,383
Cash flows from investing activities:
Vessel acquisitions	5	(106,084)	—	—
Vessels improvements	5	—	—	(307)
Time deposits with maturity of three months or more		—	10,000	(10,000)
Net proceeds from sale of vessels	5.19	33,037	49,031	36,752
Purchases of office furniture and equipment		(26)	(2)	(24)
Interest received		354	1,224	656
Net cash (used in)/generated from investing activities		(72,719)	60,253	27,077
Cash flows from financing activities:
Proceeds from issuance of long-term debt	12	62,170	—	95,000
Repayment of long-term debt	12	(36,082)	(87,038)	(120,635)
Pledged bank deposits		5,000	15,400	(21,400)
Restricted cash		—	—	732
Payment of financing costs		(200)	—	(284)
Dividends paid	17	(1,984)	—	(18,482)
Interest paid		(1,870)	(2,858)	(7,788)
Net cash generated from/(used in) financing activities		27,034	(74,496)	(72,857)
Net (decrease)/increase in cash and cash equivalents		(29,503)	19,323	24,603
Foreign exchange losses on cash and bank deposits		(36)	(108)	(2)
Cash and cash equivalents at the beginning of the year	3	53,157	33,942	9,341
Cash and cash equivalents at the end of the year	3	23,618	53,157	33,942

The accompanying notes form an integral part of these financial statements.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

1.  Basis of Presentation and General Information

The accompanying consolidated financial statements include the financial statements of Globus Maritime Limited (“Globus”) and its wholly owned subsidiaries (collectively the “Company”). Globus was formed on July 26, 2006 under the laws of Jersey. On June 1, 2007, Globus concluded its initial public offering in the United Kingdom and its shares were admitted for trading on the Alternative Investment Market on the London Stock Exchange (“AIM”). On November 24, 2010, Globus redomiciled to the Marshall Islands and its shares were admitted for trading in the United States on the NASDAQ Global Market pursuant to a registration statement filed under the Securities Act of 1933, as amended. On November 26, 2010, Globus’ shares were effectively delisted from AIM.

The address of the registered office of Globus is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

The principal business of the Company is the ownership and operation of a fleet of dry bulk motor vessels (“m/v”), providing maritime services for the transportation of dry cargo products on a worldwide basis. The Company conducts its operations through its vessel-owning subsidiaries.

The consolidated financial statements of the Company include the financial statements of the following companies:

Company	Country of Incorporation/ Redomiciliation	Date of Incorporation/ Redomiciliation	Activity
Globus Maritime Limited	Marshall Islands	November 24, 2010	Holding Co.
Globus Shipmanagement Corp.	Marshall Islands	July 26, 2006	Management Co.

The operations of the vessels are managed by Globus Shipmanagement Corp. (the “Manager”), a wholly owned Marshall Islands corporation. The Manager has an office in Greece, located at 128 Vouliagmenis Avenue, 166 74 Glyfada, Greece and provides the commercial, technical, cash management and accounting services necessary for the operation of the fleet in exchange for a management fee. The management fee is eliminated on consolidation.

The consolidated financial statements also include the financial statements of the following vessel-owning subsidiaries, all wholly owned by Globus as of December 31, 2010, 2009 and 2008:

Company	Country of Incorporation	Vessel Delivery Date	Vessel Owned
Chantal Maritime Co. (The company was dissolved on February 19, 2010)	Marshall Islands	September 15, 2006	m/v Ocean Globe (sold in November 2008)
Sibelle Marine Inc.	Marshall Islands	September 26, 2006	m/v Sea Globe (Sold in February 2010)
Supreme Navigation Co.	Marshall Islands	November 14, 2006	m/v Coral Globe (Sold in February 2010)
Adagio Marine S.A.	Marshall Islands	December 6, 2006	m/v Lake Globe (sold in November 2009)
Abrosa Shipping Inc.	Marshall Islands	January 11, 2007	m/v Gulf Globe (sold in October 2009)

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

1.  Basis of Presentation and General Information  – (continued)

Company	Country of Incorporation	Vessel Delivery Date	Vessel Owned
Eleanor Maritime Limited (the company was dissolved on January 25, 2011)	Marshall Islands	July 9, 2007	m/v Island Globe (sold in September 2009)
Devocean Maritime Ltd.	Marshall Islands	December 18, 2007	m/v River Globe
Elysium Maritime Limited	Marshall Islands	December 18, 2007	m/v Tiara Globe
Domina Maritime Ltd.	Marshall Islands	May 19, 2010	m/v Sky Globe
Dulac Maritime S.A.	Marshall Islands	May 25, 2010	m/v Star Globe
Kelty Marine Ltd.	Marshall Islands	June 29, 2010	m/v Jin Star

The consolidated financial statements as of December 31, 2010 and 2009 and for the three years in the period ended December 31, 2010, were approved for issuance by the Board of Directors on March 24, 2011.

2.  Basis of Preparation and Significant Accounting Policies

2.1	Basis of Preparation: The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value. The consolidated financial statements are presented in U.S. dollars and all values are rounded to the nearest thousand, except when otherwise indicated.

Statement of Compliance:  These consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company also previously prepared consolidated financial statements as of December 31, 2009 and for the years ended December 31, 2009 and 2008, in accordance with IFRS as endorsed by the European Union (“EU”). There are no significant differences between the Company’s consolidated financial statements prepared in accordance with IFRS as issued by the IASB and the Company’s consolidated financial statements prepared in accordance with IFRS as endorsed by the EU.

Basis of Consolidation:  The consolidated financial statements comprise the financial statements of Globus and its subsidiaries listed in note 1. The financial statements of the subsidiaries are prepared for the same reporting period as Globus, using consistent accounting policies. All inter-company balances and transactions have been eliminated upon consolidation. Subsidiaries are fully consolidated from the date on which control is transferred to the Company and cease to be consolidated from the date on which control is transferred out of the Company.

The Company has adopted the following new and amended IFRS and IFRIC interpretations as of January 1, 2010:

•	IFRIC 17, “Distributions of Non-cash Assets to Owners”
•	IAS 39, “Financial Instruments: Recognition and Measurement (Amended)” — eligible hedged items
•	IFRS 2, “Group Cash-settled Share-based Payment Transactions”(Amended)
•	IFRS 3, “Business Combinations (Revised) and IAS 27 Consolidated and Separate Financial Statements” (Amended)

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

•	Improvements to IFRS (May 2008) All amendments issued are effective as at December 31, 2009, apart from the following: IFRS 5 Non-current Assets Held for Sale and Discontinued Operations: clarifies when a subsidiary is classified as held for sale, all its assets and liabilities are classified as held for sale, even when the entity remains a non-controlling interest after the sale transaction. The amendment is applied prospectively.
•	Improvements to IFRS (April 2009)
•	Amendments resulting from improvements to IFRS (April 2009) to the following standards did not have an effect on the accounting policies, financial position or performance of the Company:
•	IFRS 2, “Share-based Payment”
•	IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations”
•	IFRS 8, “Operating Segment Information”
•	IAS 1, “Presentation of Financial Statements”
•	IAS 7, “Statement of Cash Flows”
•	IAS 17, “Leases”
•	IAS 18, “Revenue”
•	IAS 36, “Impairment of Assets”
•	IAS 38, “Intangible Assets”
•	IAS 39, “Financial Instruments: Recognition and Measurement”
•	IFRIC 9, “Reassessment of Embedded Derivatives”
•	IFRIC 16, “Hedges of a Net Investment in a Foreign Operation”

Standards issued but not yet effective and not early adopted:

•	IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments”
The interpretation is effective for annual periods beginning on or after July 1, 2010. This interpretation addresses the accounting treatment when there is a renegotiation between the entity and the creditor regarding the terms of a financial liability and the creditor agrees to accept the entity’s equity instruments to settle the financial liability fully or partially. IFRIC 19 clarifies such equity instruments are “consideration paid” in accordance with paragraph 41 of IAS 39. As a result, the financial liability is derecognized and the equity instruments issued are treated as consideration paid to extinguish that financial liability. The Company does not expect that the amendment will have impact on the financial position or performance of the Company, as the Company does not expect to settle any of its financial liabilities by the use of an equity instrument.

•	IFRIC 14, “Prepayments of a Minimum Funding Requirement” (Amended)
The amendment is effective for annual periods beginning on or after January 1, 2011. The purpose of this amendment was to permit entities to recognize as an asset some voluntary prepayments for minimum funding contributions. Earlier application is permitted and must be applied retrospectively. The Company does not expect that the amendment will have impact on the financial position or performance of the Company, as the Company did not have or expect to have any such voluntary prepayments.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

•	IFRS 9, “Financial Instruments” — Phase 1 financial assets, classification and measurement
The new standard is effective for annual periods beginning on or after January 1, 2013. Phase 1 of this new IFRS introduces new requirements for classifying and measuring financial assets. Early adoption is permitted. The Company is in the process of assessing the impact of the new standard on the financial position or performance of the Company.
•	IAS 32, “Classification on Rights Issues” (Amended)
The amendment is effective for annual periods beginning on or after February 1, 2010. This amendment relates to the rights issues offered for a fixed amount of foreign currency which were treated as derivative liabilities by the existing standard. The amendment states that if certain criteria are met, these should be classified as equity regardless of the currency in which the exercise price is denominated. The amendment is to be applied retrospectively. The Company does not expect that this amendment will have an impact on the financial position or performance of the Company.
•	IAS 24, “Related Party Disclosures” (Revised)
The revision is effective for annual periods beginning on or after January 1, 2011. This revision relates to the judgment which is required so as to assess whether a government and entities known to the reporting entity to be under the control of that government are considered a single customer. In assessing this, the reporting entity shall consider the extent of economic integration between those entities. Early application is permitted and adoption shall be applied retrospectively. The Company does not expect that this amendment will have an impact on the financial position or performance of the Company.
•	In May 2010, the IASB issued its third omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. The effective dates of the improvements are various and the earliest is for the financial year beginning July 1, 2010. Early application is permitted in all cases.
•	IFRS 1, “First-time Adoption of International Financial Reporting Standards” is effective for annual periods beginning on or after January 1, 2011. This improvement clarifies the treatment of accounting policy changes in the year of adoption after publishing an interim financial report in accordance with IAS 34 Interim Financial Reporting, allows first-time adopters to use an event-driven fair value as deemed cost and expands the scope of ‘deemed cost’ for property, plant and equipment or intangible assets to include items used subject to rate regulated activities.
•	IFRS 3, “Business Combinations” is effective for annual periods beginning on or after July 1, 2010. This improvement clarifies that the amendments to IFRS 7 Financial Instruments: Disclosures, IAS 32 Financial Instruments: Presentation and IAS 39 Financial Instruments: Recognition and Measurement, that eliminate the exemption for contingent consideration, do not apply to contingent consideration that arose from business combinations whose acquisition dates precede the application of IFRS 3 (as revised in 2008). Moreover, this improvement limits the scope of the measurement choices (fair value or at the present ownership instruments’ proportionate share of the acquiree’s identifiable net assets) only to the components of non-controlling interest that are present ownership interests that entitle their holders to a proportionate share of the entity’s net assets. Finally, it requires an entity (in a business combination) to account for the replacement of the acquiree’s share-based payment transactions (whether obliged or voluntarily), i.e., split between consideration and post combination expenses.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

•	IFRS 7, “Financial Instruments: Disclosures” is effective for annual periods beginning on or after January 1, 2011. This improvement gives clarifications of disclosures required by IFRS 7 and emphasizes the interaction between quantitative and qualitative disclosures and the nature and extent of risks associated with financial instruments.
•	IAS 1, “Presentation of Financial Statements” is effective for annual periods beginning on or after January 1, 2011. This amendment clarifies that an entity will present an analysis of other comprehensive income for each component of equity, either in the statement of changes in equity or in the notes to the financial statements.
•	IAS 27, “Consolidated and Separate Financial Statements” is effective for annual periods beginning on or after July 1, 2010. This improvement clarifies that the consequential amendments from IAS 27 made to IAS 21. The Effect of Changes in Foreign Exchange Rates, IAS 28 Investments in Associates and IAS 31. Interests in Joint Ventures apply prospectively for annual periods beginning on or after July 1, 2009 or earlier when IAS 27 is applied earlier.
•	IAS 34, “Interim Financial Reporting” is effective for annual periods beginning on or after January 1, 2011. This improvement provides guidance to illustrate how to apply disclosure principles in IAS 34 and adds disclosure requirements.
•	IFRIC 13, “Customer Loyalty Programmes” is effective for annual periods beginning on or after January 1, 2011. This improvement clarifies that when the fair value of award credits is measured based on the value of the awards for which they could be redeemed, the amount of discounts or incentives otherwise granted to customers not participating in the award credit scheme is to be taken into account.
•	IFRS 7, “Financial Instruments: Disclosures” as part of its comprehensive review of off balance sheet activities (Amended). The amendment is effective for annual periods beginning on or after July 1, 2011. The purpose of this amendment is to allow users of financial statements to improve their understanding of transfer transactions of financial assets (e.g., securitizations), including understanding the possible effects of any risks that may remain with the entity that transferred the assets. The amendment also requires additional disclosures if a disproportionate amount of transfer transactions are undertaken around the end of a reporting period. The amendments broadly align the relevant disclosure requirements of IFRSs and U.S. GAAP. The Company does not expect that this amendment will have an impact on the financial position or performance, however additional disclosures may be required.
•	IAS 12, “Deferred tax: Recovery of Underlying Assets” (Amended).
The amendment is effective for annual periods beginning on or after January 1, 2012. This amendment concerns the determination of deferred tax on investment property measured at fair value and also incorporates SIC-21 Income Taxes — Recovery of Revalued Non-Depreciable Assets into IAS 12 for non-depreciable assets measured using the revaluation model in IAS 16.

The aim of this amendment is to include (a) a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale and (b) a requirement that deferred tax on non-depreciable assets, measured using the revaluation model in IAS 16, should always be measured on a sale basis. The Company does not expect that this amendment will have an impact on the financial position or performance of the Company.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

2.3	Significant accounting judgments, estimates and assumptions: The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Judgments:  In the process of applying the Company’s accounting policies, management has made the following judgments that had a significant effect on the amounts recognized in the financial statements.

•	Non-current assets held for sale: On November 11, 2009, the Company entered into a memorandum of agreement for the sale of two vessels, namely m/v Sea Globe and m/v Coral Globe. The Company considered the vessels met the criteria to be classified as held for sale at that date for the following reasons:
º	The sale was considered highly probable and the vessels were available for immediate sale in their present condition.
º	The delivery was expected to take place during February 2010. The actual delivery of the vessels took place on February 17, 2010.

Estimates and assumptions:  The key assumptions concerning the future and other key sources of estimation uncertainty at the financial position date, which have a significant risk of causing a significant adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

•	Carrying amount of vessels, net: Vessels are stated at cost, less accumulated depreciation and accumulated impairment losses. The estimates and assumptions that have the most significant effect on the vessels carrying amount are estimations in relation to useful lives of vessels, their salvage value and estimated drydocking dates. The key assumptions used are further explained in notes 2.10 to 2.13.
•	Impairment of Non-Financial Assets: The Company’s impairment test for non-financial assets is based on the assets’ recoverable amount, where the recoverable amount is the greater of fair value less costs to sell and value in use. The Company engaged independent valuation specialists to determine the fair value of non-financial assets as at December 31, 2010. The value in use calculation is based on a discounted cash flow model. The value in use calculation is most sensitive to the discount rate used for the discounted cash flow model as well as the expected net cash flows and the growth rate used for extrapolation (refer to note 5).
2.4	Accounting for revenue and related expenses: The Company generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered using time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. If a time charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized on a straight line basis over the period of the time charter. Such revenues are treated in accordance with IAS 17 as lease income as explained in note 2.23 below. Associated voyage expenses, which primarily consist of commissions, are recognized on a pro-rata basis over the duration of the period of the time charter. Deferred revenue relates to cash received prior to the financial position date and is related to revenue earned after such date. Deferred revenue also includes the value ascribed to

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

time charter agreements assumed upon the purchase of a vessel, if any. This ascribed amount is amortized over the remaining term of the time charter and the amortized portion for the period is included in revenue for the period.

Interest income:  Revenue is recognized as interest accrues (using the effective interest method).

Voyage expenses:  Voyage expenses primarily consist of port expenses and owners’ expenses paid by the charterer, canal and bunker expenses that are unique to a particular charter under time charter arrangements or by the Company under voyage charter arrangements. Furthermore, voyage expenses include commission on income paid by the Company. The Company defers bunker expenses under voyage charter agreements and amortizes them over the related voyage.

Vessel operating expenses:  Vessel operating expenses are accounted for on an accruals basis.

2.5	Foreign currency translation: The functional currency of Globus and its subsidiaries is the U.S. dollar, which is also the presentation currency of the Company, because the Company’s vessels operate in international shipping markets, whereby the U.S. dollar is the currency used for transactions. Transactions involving other currencies during the period are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the financial position dates, monetary assets and liabilities, which are denominated in currencies other than the U.S. dollar, are translated into the functional currency using the period-end exchange rate. Gains or losses resulting from foreign currency transactions are included in foreign currency gain or loss in the consolidated statement of comprehensive income.
2.6	Cash and cash equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with original maturity of three months or less to be cash and cash equivalents.
2.7	Restricted cash: Restricted cash refers to retention accounts that can only be used to fund the loan installments coming due. Under a loan facility, the Company was required to hold bank deposits, which were used to fund the loan installments coming due. These funds could only be used for the purpose of loan repayment and are shown as “Restricted cash” under current assets that as of December 31, 2010 and 2009 amounted to nil in the accompanying consolidated statement of financial position. The relevant loan facility was repaid during March 2008.
2.8	Trade receivables, net: The amount shown as trade receivables at each financial position date includes estimated recoveries from charterers for hire, freight and demurrage billings, net of an allowance for doubtful accounts. Trade receivables are measured at amortized cost less impairment losses, which are recognized in the consolidated statement of comprehensive income. At each financial position date, all potentially uncollectible accounts are assessed individually for the purpose of determining the appropriate allowance for doubtful accounts. There is no provision for doubtful accounts at December 31, 2010 and 2009.
2.9	Inventories: Inventories consist of lubricants and gas cylinders and are stated at the lower of cost or net realizable value. The cost is determined by the first-in, first-out method.
2.10	Vessels, net: Vessels are stated at cost, less accumulated depreciation and accumulated impairment losses. Vessel cost consists of the contract price for the vessel and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest, commissions paid and on-site supervision costs incurred during the construction periods). Any seller’s credit, i.e., amounts received from the seller of the vessels until date of delivery is deducted from the cost of the vessel. Subsequent expenditures for conversions and major improvements are also capitalized when the recognition criteria are met. Otherwise these amounts are charged to expenses as incurred. When the Company acquires a vessel with a time charter agreement assumed, the cost of acquisition is allocated between the individual

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

assets and / or liabilities assumed based on their relative fair values at the time of acquisition. The time charter agreement assumed can be assigned a positive value (asset) or a negative value (deferred revenue) or zero value. During the year ended December 31, 2010, the Company acquired m/v Jin Star with a bareboat time charter assumed. The bareboat time charter agreement assumed was assigned a zero value since the terms of the agreement were considered to be at fair (market) value. During the years ended December 31, 2009 and 2008, no vessels were purchased with a time charter agreement attached.
2.11	Drydocking costs: Vessels are required to be drydocked for major repairs and maintenance that cannot be performed while the vessels are operating. Drydockings occur approximately every 2.5 years. The costs associated with the drydockings are capitalized and depreciated on a straight-line basis over the period between drydockings, to a maximum of 2.5 years. At the date of acquisition of a secondhand vessel, management estimates the component of the cost that corresponds to the economic benefit to be derived until the first scheduled drydocking of the vessel under the ownership of the Company and this component is depreciated on a straight-line basis over the remaining period through the estimated drydocking date.
2.12	Depreciation: The cost of each of the Company’s vessels is depreciated on a straight-line basis over each vessel’s remaining useful economic life, after considering the estimated salvage value of each vessel, beginning when the vessel is ready for its intended use. Management estimates that the useful life of new vessels is 25 years, which is consistent with industry practice. The salvage value of a vessel is the product of its lightweight tonnage and estimated scrap value per lightweight ton.
2.13	Impairment of long-lived assets: The Company assesses at each reporting date whether there is an indication that a vessel may be impaired. The vessel’s recoverable amount is estimated when events or changes in circumstances indicate the carrying value may not be recoverable. If such indication exists and where the carrying value exceeds the estimated recoverable amounts, the vessel is written down to its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the vessel. Impairment losses are recognized in the consolidated statement of comprehensive income. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of comprehensive income. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.
2.14	Long-term debt: Long-term debt is initially recognized at the fair value of the consideration received net of financing costs directly attributable to the borrowing. After initial recognition, long-term debt is subsequently measured at amortized cost using the effective interest rate method. Amortized cost is calculated by taking into account any financing costs and any discount or premium on settlement. Gains and losses are recognized in net profit or loss when the liabilities are derecognized or impaired, as well as through the amortization process.
2.15	Financing costs: Fees incurred for obtaining new loans or refinancing existing loans are deferred and amortized over the life of the related debt, using the effective interest rate method. Any unamortized balance of costs relating to loans repaid or refinanced is expensed in the period the repayment or refinancing is made.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

2.16	Borrowing costs: Borrowing costs are expensed to the income statement component of the consolidated statement of comprehensive income as incurred except borrowing costs that relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use. Borrowing costs that relate to qualifying assets are capitalized. For the years ended December 31, 2010, 2009 and 2008, the Company had no qualifying assets.
2.17	Operating segment: The Company reports financial information and evaluates its operations by charter revenues and not by length of ship employment for its customers, i.e., spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one operating segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.
2.18	Provisions and contingencies: Provisions are recognized when (1) the Company has a present legal or constructive obligation as a result of past events, (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and (3) a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each financial position date and adjusted to reflect the present value of the expenditure expected to be required to settle the obligation. Contingent liabilities are not recognized in the financial statements but are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote, in which case there is no disclosure. Contingent assets are not recognized in the financial statements but are disclosed when an inflow of economic benefits is probable.
2.19	Pension and retirement benefit obligations: The crew on board the vessels owned by the ship-owning companies owned by Globus is under short-term contracts (usually up to nine months) and, accordingly, no one is liable for any pension or post retirement benefits payable to the crew.

Provision for employees’ severance compensation:  The employees of the Company located in Greece are bound by the Greek Labour law. Accordingly, compensation is payable to such employees upon dismissal or retirement. The amount of compensation is based on the number of years of service and the amount of remuneration at the date of dismissal or retirement. If the employees remain in the employment of the Company until normal retirement age, they are entitled to retirement compensation which is equal to 40% of the compensation amount that would be payable if they were dismissed at that time. The number of employees that will remain with the Company until retirement age is not known. The Company has provided for the employees’ retirement compensation liability, an amount of $56 as at December 31, 2010 (2009:$43), calculated by using the Projected Unit Credit Method and disclosed under non-current liabilities in the consolidated statement of financial position.

2.20	Offsetting of financial assets and liabilities: Financial assets and liabilities are offset and the net amount is presented in the consolidated financial position only when the Company has a legally enforceable right to set off the recognized amounts and intend either to settle such asset and liability on a net basis or to realize the asset and settle the liability simultaneously.
2.21	Derecognition of financial assets and liabilities:
(i)	Financial assets: A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

•	the rights to receive cash flows from the asset have expired;
•	the Company retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a “pass-through” arrangement; or
•	the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the assets, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Company has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Company continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

(ii)	Financial liabilities: A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability and the difference in the respective carrying amounts is recognized in profit or loss.

2.22	Leases — where the Company is the lessee: Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement component of the consolidated statement of comprehensive income on a straight-line basis over the period of the lease.
2.23	Leases — where an entity is the lessor: Leases of vessels where the entity does not transfer substantially all the risks and benefits of ownership of the vessel are classified as operating leases. Lease income on operating leases is recognized on a straight-line basis over the lease term. Contingent rents are recognized as revenue in the period in which they are earned.
2.24	Insurance: The Company recognizes insurance claim recoveries for insured losses incurred on damage to vessels. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company’s vessels suffer insured damages. They include the recoveries from the insurance companies for the claims, provided there is evidence the amounts are virtually certain to be received.
2.25	Share based compensation: The Company operates an equity-settled, share based compensation plan. The value of the service received in exchange of the grant of shares is recognized as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the share awards at the grant date. The relevant expense is recognized in the income statement component of the consolidated statement of comprehensive income, with a corresponding impact in equity.
2.26	Share capital: Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares are recognized in equity as a deduction from the proceeds.
2.27	Dividends: Dividends to shareholders are recognized in the period in which the dividends are declared and appropriately authorized and are accounted for as dividends payable until paid.
2.28	Derivative financial instruments at fair value through profit and loss: Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

subsequently remeasured at fair value. Historically, the Company’s derivative financial instruments have not qualified for hedge accounting, therefore changes in the fair value of these instruments are recognized immediately in the income statement component of the consolidated statement of comprehensive income.
2.29	Non-current assets held for sale: Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. If the carrying amount exceeds fair value less costs to sell, the Company recognizes a loss under impairment loss in the income statement component of the consolidated statement of comprehensive income. Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a complete sale within one year from the date of classification. Property, plant and equipment and intangible assets once classified as held for sale are not depreciated or amortized.

3.  Cash and Bank Balances and Bank Deposits

For the purpose of the consolidated statement of financial position, cash and bank balances and bank deposits comprise the following:

	December 31,
	2010	2009
Cash on hand	6	8
Bank balances	686	1,315
Bank deposits	23,926	57,834
Total	24,618	59,157

Cash held in banks earns interest at floating rates based on daily bank deposit rates. Bank deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Company and earn interest at the respective bank deposit rates. The fair value of cash and bank balances and bank deposits as at December 31, 2010 and 2009 was $24,618 and $59,157, respectively.

As at December 31, 2010 and 2009, the Company had pledged a part of its bank deposits in order to fulfill collateral requirements. Refer to note 18 for further details.

For the purpose of the consolidated statement of cash flow, the following reconciliation with cash and cash equivalents at December 31, 2010 and 2009 is provided as follows:

	December 31,
	2010	2009
Cash and bank balances and bank deposits	24,618	59,157
Less: pledged bank deposits	(1,000)	(6,000)
Cash and cash equivalents	23,618	53,157

4.  Transactions with Related Parties

The Company is controlled by Firment Trading Limited (incorporated in Cyprus), which as at December 31, 2010 and 2009 owned 61.4% and 61.8%, respectively, of the Globus shares. The

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

4.  Transactions with Related Parties  – (continued)

remaining percentage of the shares is widely held. The ultimate controlling party of the Company is Mr. George Feidakis. The following are the major transactions, which have been entered into with related parties during the years ended December 31, 2010, 2009 and 2008:

On August 20, 2006, Globus Shipmanagement Corp. entered into a rental agreement for 350 square meters of office space for its operations within a building owned by Cyberonica S.A. (a company related through common control). Rental expense is Euro 14,578 ($20) per month up to August 20, 2015. The rental agreement provides for a yearly increase in rent of 2% above the rate of inflation as set by the Bank of Greece. The contract runs for 9 years and can be terminated by the Company with 6 months notice. During the years ended December 31, 2010, 2009 and 2008, rent expense was $232, $239 and $242, respectively. The expense is recognized in the income statement component of the statement of comprehensive income under administrative expenses payable to related parties.

In November 2009, the Company entered into memoranda of agreements for the sale of m/v Sea Globe and m/v Coral Globe for an aggregate price of $34,000. North South Maritime Ltd. offered brokerage services on the aforementioned agreements. The managing director of North South Maritime Ltd. was a non-executive director of Globus’ Board of Directors. On the completion of the sale that took place in February 2010, the related party company received brokerage commission fees of 2.5% on the total sale price, which was $850. The brokerage commission was recognized in the income statement component of the consolidated statement of comprehensive income under gain/(loss) on sale of vessels.

In November 2010, Mr. Feidakis entered into a business opportunities agreement with Globus. Under this agreement, Mr. Feidakis is required to disclose to Globus any business opportunities relating to dry bulk shipping that may arise during his service to Globus as a member of the board of directors that could reasonably be expected to be a business opportunity that Globus may pursue.

Mr. Feidakis agreed to disclose all such opportunities, and the material facts attendant thereto, to the board of directors of Globus for consideration and if the board of directors fails to adopt a resolution regarding an opportunity within seven business days of disclosure, Globus will be deemed to have declined to pursue the opportunity, in which event Mr. Feidakis will be free to pursue it. Mr. Feidakis is also prohibited for six months after the termination of the agreement to solicit any of the Company’s senior employees or officers. Mr. Feidakis’ obligations under the business opportunities agreement will also terminate when he no longer beneficially owns Globus shares representing at least 30% of the combined voting power of all of Globus’ outstanding shares, or no longer serves as a director. Mr. Feidakis remains free to conduct his other businesses that are not related to dry bulk shipping.

In May 2007, Globus, Firment Trading Limited and Mr. George Feidakis entered into a relationship agreement, which provided that Firment Trading is entitled to appoint the chairman of our board of directors for so long as Firment Trading and Mr. Feidakis held directly or indirectly at least 30% of our outstanding shares. The agreement also provided, among other things, that Firment Trading and Mr. Feidakis would not compete with us, and contained provisions relating to related party transactions. This agreement was terminated in November 2010.

In November 2010, Globus entered into a registration rights agreement with Firment Trading Limited and Kim Holdings S.A., pursuant to which it granted to them and their affiliates (including Mr. George Feidakis and Globus’ chief executive officer) and certain of their transferees, the right, under certain circumstances and subject to certain restrictions to require Globus to register under the Securities Act of 1933, as amended, common shares held by them. Under the registration rights agreement, these persons have the right to request Globus to register the sale of shares held by them on their behalf and may require to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

4.  Transactions with Related Parties  – (continued)

In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by shareholders or initiated by Globus.

Compensation of Key Management Personnel of the Company:

Compensation to Globus non-executive directors is analyzed as follows:

	For the year ended December 31,
	2010	2009	2008
Cash	124	143	158
Share based payments (note 13)	31	38	44
Total	155	181	202

Compensation to the Company’s executive directors is analyzed as follows:

	For the year ended December 31,
	2010	2009	2008
Executive directors’ remuneration	674	849	752
Executive directors employer’s contributions	27	33	30
Share based payments (note 13)	173	307	726
Other benefits	9	8	34
Total	883	1,197	1,542

5.  Vessels, Net

The amounts in the consolidated statement of financial position are analyzed as follows:

Vessel Cost	Cost	Accumulated Depreciation	Net Book Value
Balance as of January 1, 2008	283,455	(11,449)	272,006
Vessel improvements	307	—	307
Vessel disposals	(24,817)	3,319	(21,498)
Impairment loss	—	(20,224)	(20,224)
Depreciation for the year	—	(17,390)	(17,390)
Balance at December 31, 2008	258,945	(45,744)	213,201
Vessel disposals	(63,032)	14,545	(48,487)
Impairment loss	—	(28,429)	(28,429)
Depreciation for the year	—	(11,172)	(11,172)
Vessels held for sale	(42,761)	10,404	(32,357)
Balance at December 31, 2009	153,152	(60,396)	92,756
Vessels additions, net	106,084	—	106,084
Depreciation for the year	—	(7,353)	(7,353)
Balance at December 31, 2010	259,236	(67,749)	191,487

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

5.  Vessels, Net  – (continued)

Drydocking Cost	Cost	Accumulated Depreciation	Net Book Value
Balance at January 1, 2008	2,880	(1,166)	1,714
Drydocking additions	2,823	—	2,823
Disposals	(406)	247	(159)
Depreciation for the year	—	(1,572)	(1,572)
Balance at December 31, 2008	5,297	(2,491)	2,806
Drydocking additions	1,135	—	1,135
Disposals	(3,104)	1,758	(1,346)
Depreciation for the year	—	(1,512)	(1,512)
Vessels held for sale	(1,947)	1,274	(673)
Balance at December 31, 2009	1,381	(971)	410
Drydocking additions	19	—	19
Depreciation for the year	—	(410)	(410)
Balance at December 31, 2010	1,400	(1,381)	19
Vessel net book value at December 31, 2008	264,242	(48,235)	216,007
Vessel net book value at December 31, 2009	154,533	(61,367)	93,166
Vessel net book value at December 31, 2010	260,636	(69,130)	191,506

For the purpose of the consolidated statement of comprehensive income, depreciation, as stated in the income statement component, comprises the following:

	For the year ended December 31,
	2010	2009	2008
Depreciation on vessel cost	7,353	11,172	17,390
Depreciation on office furniture and equipment	14	32	17
Total	7,367	11,204	17,407

During the year ended December 31, 2010, the Company acquired m/v Star Globe and m/v Sky Globe for a purchase price of $32,825 each and m/v Jin Star (with a bareboat time charter attached) for a purchase price of $41,112.

During the year ended December 31, 2009, the Company sold and delivered to their new owners the vessels, m/v Island Globe, m/v Gulf Globe and m/v Lake Globe for a selling price of $19,100, $15,500 and $16,500, respectively. These vessels were measured at the lower of carrying amount and fair value less costs to sell, since the conditions described in note 2.29 were satisfied. In this respect, the Company recognized an impairment loss of $22,325.

During November 2009, the Company entered into memoranda of agreement for the sale of m/v Sea Globe and m/v Coral Globe for a selling price of $17,500 and $16,500, respectively. The conditions described in Note 2.29 were satisfied and the vessels were classified as held for sale and measured at the lower of their carrying amount and fair value less costs to sell.

The Company recognized an impairment loss of $6,104. At December 31, 2009 these vessels were shown in the consolidated statement of financial position as ‘non-current assets classified as held for sale’ and amounted to $33,030. Both vessels were delivered to their new owners in February 2010.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

5.  Vessels, Net  – (continued)

During the year ended December 31, 2008, the Group sold the m/v Ocean Globe for a selling price of $37,000. The vessel was delivered on November 12, 2008.

The Company’s vessels have been pledged as collateral to secure the bank loans discussed in note 12.

The Company assesses at each reporting date whether there is an indication that its vessels may be impaired. The vessels’ recoverable amount is estimated when events or changes in circumstances indicate the carrying value may not be recoverable. If such indication exists and where the carrying value exceeds the estimated recoverable amounts, the vessel is written down to its recoverable amount. The recoverable amount is the greater of fair value less costs to sell and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the vessel. Impairment losses are recognized in the consolidated statement of comprehensive income. Discounted future cash flows for each vessel were determined and compared to the vessel’s carrying value. The projected net discounted future cash flows were determined by considering an estimate daily time charter equivalent (based on the most recent blended (for modern and older vessels) average historical one-year time charter rates available for each type of vessel) over the remaining estimated life of each vessel, net of brokerage commissions, expected outflows for scheduled vessels maintenance and vessel operating expenses assuming an average annual inflation rate of 4%. Historical ten-year blended average one-year time charter rates used in the impairment test exercise were in line with the overall chartering strategy, especially in periods/years of depressed charter rates; reflecting the full operating history of vessels of the same type and particulars with the Company’s operating fleet (Supramax and Panamax vessels with a dwt of over 50,000 and 70,000, respectively) and they covered at least one full business cycle. The average annual inflation rate applied on vessels’ maintenance and operating costs approximated current projections for global inflation rate for the remaining useful life of the Company’s vessels. Effective fleet utilization was assumed at 92%, taking into account the period(s) each vessel is expected to undergo her scheduled maintenance (drydocking and special surveys), as well as an estimate of the period(s) needed for finding suitable employment and off-hire for reasons other than scheduled maintenance, assumptions in line with the Company’s expectations for future fleet utilization under the current fleet deployment strategy. During the year ended December 31, 2008, the Company concluded that the recoverable amount for two of the vessels namely, the m/v Tiara Globe and m/v River Globe, was lower than their carrying values. Subsequently, the Company recognized an impairment loss of $20,224 in 2008. As of December 31, 2010 and 2009, none of the aforementioned assumptions have changed significantly, however, no impairment losses were recognized as the value in use for all the vessels of the fleet exceeded their respective carrying values.

6.  Inventories

Inventories in the consolidated statement of financial position are analyzed as follows:

	December 31,
	2010	2009
Lubricants (at cost)	417	314
Gas cylinders (at cost)	50	41
Total	467	355

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

7.  Prepayments and Other Assets

Prepayments and other assets in the consolidated statement of financial position are analyzed as follows:

	December 31,
	2010	2009
Insurance claims	46	26
Interest receivable	1	106
Bunkers	1,169	1,155
Other prepayments	314	201
Total	1,530	1,488

8.  Trade Accounts Payable

Trade accounts payable in the consolidated statement of financial position as at December 31, 2010 and 2009, amounted to $1,346 and $1,158, respectively. Trade accounts payable are non-interest bearing and are normally settled on 60-day terms.

9.  Accrued Liabilities and Other Payables

Accrued liabilities and other payables in the consolidated statement of financial position are analyzed as follows:

	December 31,
	2010	2009
Accrued interest	149	161
Accrued audit fees	72	80
Other accruals	389	739
Other payables	88	115
Total	698	1,095
•	Interest is normally settled quarterly throughout the year.
•	Other payables are non-interest bearing and are normally settled on monthly terms.

10.  Share Capital and Share Premium

The share capital of Globus consisted of the following:

	December 31,
	2010	2009	2008
Authorized share capital:
100,000,000 Common Shares of par value $0.001 each	—	100	100
500,000,000 Common Shares of par value $0.004 each	2,000	—	—
100,000,000 Class B common shares of par value $0.001 each	100	—	—
100,000,000 Preferred shares of par value $0.001 each	100	—	—
Total authorized share capital	2,200	100	100

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

10.  Share Capital and Share Premium  – (continued)

	Number of shares pre-reverse split	Number of shares	USD
Common shares issued and fully paid
At January 1, 2008	28,636,153	7,159,039	28,636
Issued during the year (share based compensation note 13)	29,297	7,324	29
At December 31, 2008	28,665,450	7,166,363	28,665
Issued during the year (share based compensation note 13)	290,722	72,680	291
At December 31, 2009	28,956,172	7,239,043	28,956
Issued during the year (share based compensation note 13)	202,580	50,645	203
At December 31, 2010	29,158,752	7,289,688	29,159

At the annual general shareholders meeting that took place on July 28, 2010, the shareholders of Globus approved a reverse split of four ordinary shares of $0.001 each, in the capital of Globus into one ordinary share of $0.004 each. Such reverse split occurred on July 29, 2010. As a consequence, authorized common shares after the reverse split amounted to 25,000,000 of $0.004 each.

At the annual general shareholders meeting that took place on July 28, 2010, the shareholders of Globus approved the transfer of Globus’ place of domicile to the Marshall Islands and the filing of its new articles of incorporation in the Marshall Islands. On November 24, 2010, upon the redomiciliation to the Marshall Islands, Globus’ authorized share capital amounted to 700,000,000 shares analyzed as follows: (i) 500,000,000 common shares of par value $0.004 each, (ii) 100,000,000 class B common shares of par value $0.001 each and (iii) 100,000,000 preferred shares of par value $0.001 each.

During the years ended December 31, 2010, 2009 and 2008, Globus issued 50,645, 72,680 and 7,324 common shares (202,580, 290,722 and 29,297 pre-reverse split equivalent) respectively as share based payments (note 13). As of December 31, 2010, no Class B shares or preferred shares have been issued.

Share premium includes the contribution of the Company’s shareholders to the acquisition of the Company’s vessels. Additionally, share premium includes the effects of the acquisition of non-controlling interest, the effects of the Globus’ initial public offering and the effects of the share based payments described in note 13. Accordingly, at December 31, 2010, 2009 and 2008, Globus’ share premium amounted to $88,817, $88,516 and $87,600, respectively.

11.  Earnings/(Loss) Per Share

Basic earnings/(loss) per share (“EPS”/”LPS”) is calculated by dividing the net profit/(loss) for the year attributable to Globus’ shareholders by the weighted average number of shares issued, paid and outstanding.

Diluted earnings/(loss) per share is calculated by dividing the net profit/(loss) attributable to common equity holders of the parent by the weighted average shares outstanding during the year plus the weighted average number of common shares that would be issued on the conversion of all the dilutive potential common shares into common shares.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

11.  Earnings/(Loss) Per Share  – (continued)

The following reflects the profit/(loss) and share data used in the basic and diluted earnings per share computations:

	For the year ended December 31,
	2010	2009	2008
Net profit/(loss) attributable to common equity holders	6,003	(10,079)	42,818
Weighted average number of shares for basic EPS	7,243,340	7,192,369	7,162,564
Effect of dilution:
Effect of shares awarded treated as options “LTIP” (note 13)	96,881	—	64,203
Weighted average number of shares adjusted for the effect of dilution	7,340,221	7,192,369	7,226,767

12.  Long-Term Debt, Net

Long-term debt in the consolidated statement of financial position is analyzed as follows:

	Borrower	Loan Balance	Unamortized Debt Discount	Total Borrowings
(a)	Globus Maritime Limited	71,000	(230)	70,770
(b)	Kelty Marine Ltd.	25,650	(182)	25,468
	Total at December 31, 2010	96,650	(412)	96,238
	Less: Current Portion	11,000	(94)	10,906
	Long-Term Portion	85,650	(318)	85,332
	Total at December 31, 2009	70,562	(487)	70,075
	Less: Current Portion	34,157	(257)	33,900
	Long-Term Portion	36,405	(230)	36,175
(a)	In November 2007, Globus entered into a secured reducing revolving Credit Facility for $120,000 with a bank in order to: (i) refinance the then existing indebtedness on m/v Island Globe, (ii) finance part of the purchase price of m/v Tiara Globe and m/v River Globe and (iii) to provide general working capital to the Company.

The $120,000 facility is in the name of Globus Maritime Limited as borrower and, at the time of execution, was guaranteed by the vessel-owning subsidiaries of m/v Island Globe, m/v Tiara Globe and m/v River Globe collateralized by first preferred mortgages over their vessels.

This reducing revolving Credit Facility bears interest at LIBOR plus a margin of 0.95% per annum if the market values of the mortgaged vessels are less than 200% of the outstanding loan balance and 0.75% per annum if the market values of the mortgaged vessels are more than 200% of the outstanding loan balance. On September 2, 2009, following the sale of m/v Island Globe, an amount of $18,500 was repaid. During May 2010, following the acquisition of m/v Star Globe and m/v Sky Globe, an amount of $35,520 was drawn down. The balance outstanding as of December 31, 2010 was $71,000 payable in 10 equal semi-annual installments of $4,500 starting May 2011, as well as a balloon payment of $26,000 due together with the 10th and final installment due in November 2015.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

12.  Long-Term Debt, Net  – (continued)

Following the sale of m/v Island Globe in September 2009 and the acquisition of m/v Star Globe and m/v Sky Globe in May 2010, the loan is secured as follows:

•	First preferred mortgage over: m/v Tiara Globe, m/v River Globe, m/v Star Globe and m/v Sky Globe.
•	Guarantees from the owning companies of these vessels.
•	First preferred assignment of all insurances and earnings of the mortgaged vessels.
•	General pledge of earnings account or any other accounts to be held with the lender.

The Credit Facility contains various covenants, including, amongst others, restrictions (a) that prohibit changes in management and ownership of the mortgaged vessel without prior written consent of the lender, (b) that prohibit the incurrence of additional indebtedness other than in the normal course of business without the prior written consent of the lender, (c) relating to mortgaging the vessel, (d) that prohibit payment of dividends that exceed 75% of the net income recorded for the preceding financial year without the bank’s prior consent, (e) that set forth minimum requirements for the vessels’ market value and insured value in relation to the loan’s outstanding balance and (f) that set forth the requirement to maintain at the end of each accounting period and all other times during the security period, cash and bank balances and bank deposits of at least $10,000.

(b)	In June 2010, Kelty Marine Ltd. entered into a $26,650 loan agreement with a bank to partially finance the acquisition of m/v Jin Star. The loan facility is in the name of Kelty Marine Ltd. as the borrower and is guaranteed by Globus Maritime Limited (“Guarantor”). The loan facility bears interest at LIBOR plus a margin of 2.25% if the ratio of the outstanding loan to the market value of m/v Jin Star and any additional security provided at the time being, plus any amount of minimum free liquidity maintained with the bank (Loan to Value ratio, “LtV”) is less than 45%, a margin of 2.40% if the LtV is equal to or exceeds 45% but is less than or equal to 60%, a margin of 2.50% if the LtV exceeds 60% but is less than or equal to 70% and a margin of 2.75% if the LtV exceeds 70%. The balance outstanding at December 31, 2010 was $ 25,650 payable in 26 equal quarterly installments of $500 starting March 2011, as well as a balloon payment of $12,650 due together with the 26th and final installment due in June 2017.

The loan is secured as follows:

•	First preferred mortgage over m/v Jin Star.
•	Guarantees from the owning company and from Globus Maritime Limited.
•	First preferred assignment of all insurances and earnings of the mortgaged vessel as well as of the bareboat charter agreement attached to the vessel.

The loan agreement contains various covenants requiring Kelty Marine Ltd. to, amongst others things, ensure that (a) Kelty Marine Ltd. does not undergo a change of control, (b) the ratio of the Company’s shareholders’ equity to total assets is not less than 25% (c) the Guarantor must have a minimum equity of $50 million (d) it maintains minimum requirements for the vessel’s market value in relation to the loan’s outstanding balance and (e) Kelty Marine Ltd. and/or the Guarantor maintain at the end of each accounting period and all other times during the security period, cash and bank balances and bank deposits of at least $1,000.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

12.  Long-Term Debt, Net  – (continued)

(c)	In March 2008, the Company entered into a credit facility of up to $85,000 with a bank in order to: (i) refinance the existing indebtedness on m/v Coral Globe, m/v Gulf Globe, m/v Lake Globe, m/v Ocean Globe, and m/v Sea Globe and (ii) to provide general working capital to the Company. The balance outstanding as of December 31, 2009, was $27,007 and was fully repaid during February 2010 following the sale of m/v Sea Globe and m/v Coral Globe.

The contractual annual loan principal payments per bank loan to be made subsequent to December 31, 2010 are as follows:

December 31	Bank Loan (a)	(b)	Total
2011	9,000	2,000	11,000
2012	9,000	2,000	11,000
2013	9,000	2,000	11,000
2014	9,000	2,000	11,000
2015	35,000	2,000	37,000
2016 and thereafter	—	15,650	15,650
Total	71,000	25,650	96,650

The contractual annual loan principal payments per bank loan to be made subsequent to December 31, 2009, were as follows:

December 31	Bank Loan (a)	(c)	Total
2010	7,150	3,510	10,660
2011	7,150	3,510	10,660
2012	7,150	3,510	10,660
2013	7,150	3,510	10,660
2014	7,150	3,510	10,660
2015 and thereafter	7,805	9,457	17,262
Total	43,555	27,007	70,562

13.  Share Based Payment

Share based payment comprise the following:

	For the year ended December 31, 2010
	Common Shares pre-reverse split	Common shares	Share premium	Retained earnings
Non executive directors payment (note 4)	11,288	2,822	22	9
“LTIP” shares issued	191,292	47,823	279	(17)
“LTIP” accrued current year	—	—	—	17
“LTIP” portion forfeited	—	—	—	1
Total	202,580	50,645	301	10

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

13.  Share Based Payment  – (continued)

	For the year ended December 31, 2009
	Common Shares pre-reverse split	Common shares	Share premium	Retained earnings
Non executive directors payment (note 4)	33,910	8,477	38	—
Extra payment	171,052	42,763	175	—
“LTIP” shares issued	85,760	21,440	703	(581)
“LTIP” accrued current year	—	—	—	17
“LTIP” portion cancelled	—	—	—	1,402
Total	290,722	72,680	916	838

	For the year ended December 31, 2008
	Common Shares pre-reverse split	Common shares	Share premium	Retained earnings
Non executive directors payment (note 4)	12,400	3,100	44	—
Extra payment	16,897	4,224	145	—
“LTIP” accrued current year	—	—	—	581
Total	29,297	7,324	189	581

For the year ended December 31, 2010:

Long Time Incentive Plan (“LTIP”):

The board of directors on December 10, 2009 decided to grant a conditional award totaling 143,800 (575,199 pre-reverse split equivalent) common shares of Globus to all employees of the Company existing at that date under the LTIP. According to the rules of the LTIP, subject to the employees continuing service, these shares will vest on a daily basis over the next three years, and one third of these shares will be allotted and delivered to them at nil cost on each of the first, second and third anniversaries of the grant date subject to (i) the employee remaining in employment on the date of vesting (vesting-service condition) and (ii) Globus being listed on NASDAQ or have raised more than $30,000 from third parties or both (non-vesting conditions) by the year ended December 31, 2010. On November 24, 2010, the shares of Globus were admitted for trading to the NASDAQ Global Market and thus condition (ii) was satisfied. On December 10, 2010, the first anniversary of the LTIP, 47,823 (191,292 pre-reverse split equivalent) common shares of Globus were issued and allotted to the relevant award holders. The fair (market) value as at December 10, 2009, (grant date) of the common shares issued and allotted on December 10, 2010 was $279. From December 10, 2010 to December 31, 2010, the Company recognized an accrued expense of $17 (2009:$17) in the consolidated statement of comprehensive income with a corresponding increase in equity under retained earnings.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

13.  Share Based Payment  – (continued)

For the year ended December 31, 2009:

Extra payment:

The remuneration committee on November 12, 2009 decided to allot 42,763 (171,052, pre-reverse split equivalent) common shares of Globus to the chief executive officer as an extra payment for services rendered. The Company recorded an expense of $175 equal to the fair (market) value of the shares as at November 12, 2009 (the grant date), which amount is included in the consolidated statement of comprehensive income, under share based payments, with a corresponding increase in equity under share capital and share premium. All shares were issued and allotted on November 19, 2009.

LTIP:

For the year ended December 31, 2009, the Company recorded an expense of $122 relating to the LTIP in the consolidated statement of comprehensive income with a corresponding increase in equity under retained earnings. On March 5, 2009, on the first anniversary of the LTIP, 21,440 (85,760 pre-reverse split equivalent) common shares of Globus were issued and allotted to the chief executive officer pursuant to the terms of this grant. The fair (market) value as at March 4, 2008 (grant date) of the shares issued and allotted to the director on March 5, 2009 was $703. On April 21, 2009, the board of directors in agreement with the chief executive officer of Globus, decided to release the unvested 42,763 (171,052 pre-reverse split equivalent) common shares awarded to him under the LTIP on March 4, 2008. The Company accounted for the cancellation of the award as an acceleration of vesting conditions and therefore recognized immediately the amount that otherwise would have been recognized for services received over the remaining vesting period to March 4, 2011. The amount recognized due to the cancellation of the unvested award was $1,402 and was included in the income statement component of the consolidated statement of comprehensive income under share based payments with a corresponding increase in equity under retained earnings.

For the year ended December 31, 2008:

Extra payment:

The remuneration committee on April 15, 2008 decided to allot 4,224 (equivalent to 16,897 pre- reverse split) ordinary shares of Globus to the chief financial officer of Globus as an extra payment for services rendered. The Company recorded an expense of $145 equal to the fair (market) value of the shares on April 21, 2008 (the grant date), the amount of which is included in the consolidated statement of comprehensive income, under share-based payments, with a corresponding increase in equity under share capital and share premium. All shares were issued on May 1, 2008.

Long Time Incentive Plan (“LTIP”):

By a remuneration committee resolution dated March 4, 2008, it was decided to grant a conditional award to the chief executive officer of Globus of 59,335 (237,342 pre-reverse split equivalent) common shares of Globus under the LTIP, with the conditional right for the shares to be allotted and delivered to him in the future at no cost. According to the rules of the LTIP, subject to the executive’s continuing service, these shares were to vest on a daily basis over a three year period and, one third of these shares would be allotted and delivered to the executive at nil cost on each of the first, second and third anniversaries of the grant date. If a cash dividend was paid during the vesting period, additional shares would be granted calculated in accordance with the rules of the LTIP. Due to the payment of cash

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

13.  Share Based Payment  – (continued)

dividends to the Globus’ shareholders after the date of grant of the conditional award of the chief executive officer of Globus, an additional 4,867 (19,469 pre-reverse split equivalent) common shares of Globus were added to the initially granted shares.

For the year ended December 31, 2008, Globus accrued an expense of $581 relating to the LTIP in the consolidated statement of comprehensive income with a corresponding increase in equity under retained earnings.

14.  Voyage Expenses and Vessel Operating Expenses

Voyage expenses and vessel operating expenses in the consolidated statement of comprehensive income consist of the following:

Voyage expenses consist of:

	For the year ended December 31,
	2010	2009	2008
Commissions	1,496	2,717	4,788
Bunkers expenses	382	521	1,597
Other voyage expenses	274	504	289
Total	2,152	3,742	6,674

Vessel operating expenses consist of:

	For the year ended December 31,
	2010	2009	2008
Crew wages and related costs	3,078	5,268	5,930
Insurance	597	1,114	1,523
Spares, repairs and maintenance	1,005	1,753	2,080
Lubricants	429	949	1,174
Stores	662	868	1,595
Other	116	185	235
Total	5,887	10,137	12,537

15.  Administrative Expenses

The amount shown in the consolidated statement of comprehensive income is analyzed as follows:

	For the year ended December 31,
	2010	2009	2008
Personnel expenses	1,249	1,556	1,435
Audit fees	189	78	96
Travelling expenses	12	12	44
Consulting fees	76	89	149
Communication	50	74	70
Stationery	7	7	14
NASDAQ registration related expenses	456	—	—
Other	271	188	314
Total	2,310	2,004	2,122

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

16.  Interest Expense and Finance Costs

The amounts in the consolidated statement of comprehensive income are analyzed as follows:

	For the year ended December 31,
	2010	2009	2008
Interest payable on long-term borrowings	1,712	2,669	6,872
Commitment fees payable on long-term borrowings	50	71	37
Bank charges	34	40	38
Amortization of debt discount	275	130	386
Other finance expenses	62	16	374
Total	2,133	2,926	7,707

17.  Dividends Paid

Dividends declared and paid during the years ended December 31, 2010, 2009 and 2008 are as follows:

	US cents per share	$	Date declared	Date Paid
Final dividend for 2007	14.50 (GBp 7.31)	4,154	February 29,2008	May 9, 2008
Interim dividend for 2008	50.00 (GBp 26.9)	14,328	August 26, 2008	September 18, 2008
Interim dividend for 2010	11.29 (GBp 7.3)	818	September 6, 2010	September 24, 2010
Quarterly dividend for 2010	16.00	1,166	December 2, 2010	December 28, 2010

18.  Derivative Financial Instruments

	December 31,
	2010		2009
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps	—	1,800	—	1,220
Foreign exchange forward contracts	—	—	—	10
Total	—	1,800	—	1,230

During November 2008, the Company entered into an interest rate swap agreement of a notional amount of $10,000 effective from November 28, 2008 to November 29, 2013. For the period from November 28, 2008 to November 23, 2010, the Company exchanged 6 month LIBOR interest rate with a fixed interest rate of 2.40%. On November 23, 2010, the swap counterparty had the option to select either (a) to exchange 6 month LIBOR interest rate with a fixed interest rate of 3.60%, or (b) to exchange 6 month LIBOR interest rate with 6 month LIBOR interest rate minus 20 basis points for the remaining period to maturity. On November 23, 2010, the swap counterparty selected option (a). As at December 31, 2010 and 2009, the aforementioned interest rate swap had a fair value of $715 and $430, respectively, in favor of the swap counterparty.

On June 17, 2010, Globus and the aforementioned swap counterparty entered into a deed of pledge for an amount of $1,000 against all existing, future and contingent claims of the swap counterparty under the interest rate swap agreement.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

18.  Derivative Financial Instruments  – (continued)

During November 2008, the Company entered into an interest rate swap agreement of a notional amount of $15,000 effective from November 28, 2008 to November 28, 2013. For the period from November 28, 2008 to November 29, 2010, the Company exchanged 3 month LIBOR interest rate with a fixed interest rate of 2.45%. At November 29, 2010 and for the remaining period to maturity, the swap counterparty has the option to select either (a) to exchange 3 month LIBOR interest rate with a fixed interest rate of 3.64%, or (b) to exchange 3 month LIBOR interest rate with 3 month LIBOR interest rate minus 20 basis points. On November 29, 2010, the swap counterparty selected option (a). As at December 31, 2010 and 2009, the aforementioned interest rate swap had a fair value of $1,085 and $790, respectively, in favor of the swap counterparty.

Gains and losses on interest rate swap contracts are recognized in the income statement component of the consolidated statement of comprehensive income in finance costs.

19.  Gain/(Loss) on Sale of Vessels

During the year ended December 31, 2008, the Group sold m/v Ocean Globe for $37,000.

During the year ended December 31, 2009, the Company sold m/v Island Globe, m/v Gulf Globe and m/v Lake Globe for a selling price of $19,100, $15,500 and $16,500 respectively.

During the year ended December 31, 2010, the Company sold m/v Sea Globe and m/v Coral Globe for a selling price of $17,500 and $16,500 respectively.

The gain/(loss) on the sale of the vessels were calculated as follows:

	For the year ended December 31,
	2010	2009	2008
Proceeds (note 5)	34,000	51,100	37,000
Carrying amount of vessel sold (note 5)	(33,030)	(49,833)	(21,657)
Other selling expenses	(963)	(2,069)	(248)
Net gain/(loss) on sale	7	(802)	15,095

20.  Contingencies

Various claims, suits and complaints, including those involving government regulations, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, environmental claims, agents, and insurers and from claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities that are material for disclosure.

21.  Commitments

The Company enters into charter arrangements on its vessels. These non-cancellable arrangements had remaining terms between 6 days (spot charter) to 49 months (time charter) as of December 31, 2010 and between ten days to five months as of December 31, 2009 assuming redelivery at the earliest possible date.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

21.  Commitments  – (continued)

Future gross minimum lease revenues receivable under non-cancellable operating leases as of December 31, 2010 and 2009 are as follows (vessel off-hires and dry-docking days that could occur but are not currently known are not taken into consideration; in addition early delivery of the vessels by the charterers is not taken into account):

	2010	2009
Within one year	14,492	2,925
After one year but not more than five years	16,017	—
More than five years	—	—
Total	30,509	2,925

These amounts include consideration for other elements of the arrangement apart from the right to use the vessel, such as maintenance and crewing and its related costs.

At December 31, 2010 and 2009, the Company was a party to an operating lease agreement as lessee. The operating lease relates to the office premises of the Manager (expiring in August 2015).

The future minimum lease payments under this agreement as of December 31, 2010 and 2009 assuming a Euro: U.S. dollar exchange rate of 1:1.4, were as follows:

	2010	2009
Within one year	253	247
After one year but not more than five years	983	1,051
More than five years	—	185
Total	1,236	1,483

Total rent expense under operating leases for the years ended December 31, 2010 and 2009 amounted to $232 and $239, respectively.

22.  Income Tax

Under the laws of the countries of the Company’s domestication/incorporation and/or vessels’ registration, the Company is not subject to tax on international shipping income. However, it is subject to registration and tonnage taxes, which are included in vessel operating expenses in the accompanying consolidated statements of income.

U.S. Federal Income Tax

Globus is a foreign corporation with wholly owned subsidiaries that are foreign corporations, which derive income from the international operation of a ship or ships from sources within the United States for U.S. federal income tax purposes. Globus believes that to the best of its knowledge under §883 of the Internal Revenue Code, its income and the income of its ship-owning subsidiaries, to the extent derived from the international operation of a ship or ships, is currently exempt from U.S. federal income tax.

The following is a summary, discussing the application of the U.S. federal income tax laws to the Company relating to income derived from the international operation of a ship or ships. The discussion and its conclusion is based upon existing U.S. federal income tax law, including the Internal Revenue Code (the “Code”) and final U.S. Treasury Regulations (the “Regs”) as currently in effect, all of which are subject to change, possibly with retroactive effect.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

22.  Income Tax  – (continued)

Application of §883 of the Code for the year ended December 31, 2010

In general, under §883, certain non-U.S. corporations are not subject to U.S. federal income tax on their U.S. source income derived from the international operation of a ship or ships.

Effective for any tax year ending on September 25, 2004 and thereafter, the Regs provide that a foreign corporation will qualify for the benefits of §883 if, in relevant part, the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the U.S. and the foreign corporation meets the qualified shareholder test described below.

A foreign corporation having more than 50 percent of the value of its outstanding shares owned, directly or indirectly by application of specific attribution rules, for at least half of the number of days in the foreign corporation’s taxable year by one or more qualified shareholders will meet the qualified shareholder test. In part, an individual who is a shareholder will be considered a qualified shareholder if such shareholder is a resident of a qualified foreign country and does not own his, her or its interest in the foreign corporation through bearer shares, either directly or indirectly by application of the attribution rules.

For the period ended December 31, 2010, Globus and Globus’ wholly owned subsidiaries deriving income from the operation of international ships are organized in foreign countries that grant equivalent exemptions to corporations organized in the United States. Globus and its relevant subsidiaries have more than 50% of the value of their stock for at least half of the number days of their taxable year indirectly owned in the form of registered shares by one individual residing in a qualified foreign country. Accordingly, all of Globus’ and ship-owning or operating subsidiaries that rely on §883 for exempting U.S. source income from the international operation of ships would not be subject to U.S. federal income tax for the period ended December 31, 2010. Globus anticipates it and its relevant subsidiaries income will continue to be exempt in the future from U.S. federal income tax. However, in the future, Globus or its subsidiaries may not continue to satisfy certain criteria in the U.S. tax laws and as such, may become subject to the U.S. federal income tax on future U.S. source shipping income.

23.  Financial Risk Management Objectives and Policies

The Company’s financial liabilities are bank loans, trade and other payables. The main purpose of these financial liabilities is to assist in the financing of Company’s operations and the acquisition of vessels. The Company has various financial assets such as trade receivables and cash and short-term deposits, which arise directly from its operations. The main risks arising from the Company’s financial instruments are cash flow interest rate risk, credit risk, liquidity risk and foreign currency risk.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates. To manage this, the Company enters into interest rate swaps, in which the Company agrees to exchange, at specific intervals, the difference between fixed and variable interest rate.

Interest amounts are calculated by reference to an agreed upon notional principal amount. After taking into account the effect of interest rate swaps, approximately 26% of the Company’s borrowings as at December 31, 2010 and 35% as of December 31, 2009 were at a fixed rate of interest.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

23.  Financial Risk Management Objectives and Policies  – (continued)

Interest rate risk table

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Company’s profit. There is no impact on the Company’s equity.

	Increase/Decrease in basis points	Effect on profit
2010
LIBOR	+15	(83)
	-20	111
2009
LIBOR	+15	(219)
	-20	292

Foreign currency risk

The following table demonstrates the sensitivity to a reasonably possible change in the Euro exchange rate, with all other variables held constant, to the Company’s profit due to changes in the fair value of monetary assets and liabilities. The Company’s exposure to foreign currency changes for all other currencies as of December 31, 2010 and 2009 was not material.

	Change in rate	Effect on profit
2010	+10%	$60
	-10%	(60)
2009	+10%	$404
	-10%	(404)

Credit risk

The Company operates only with recognized, creditworthy third parties including major charterers, commodity traders and government owned entities. Receivable balances are monitored on an ongoing basis with the result that the Company’s exposure to impairment on trade receivable is not significant. The maximum exposure is the carrying value of trade receivable as indicated in the consolidated statement of financial position. With respect to the credit risk arising from other financial assets of the Company such as cash and cash equivalents, the Company’s exposure to credit risk arises from default of the counter parties, which are recognized financial institutions.

The Company performs annual evaluations of the relative credit standing of these counter parties. The exposure of these financial instruments is equal to their carrying amount as indicated in the consolidated statement of financial position.

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

23.  Financial Risk Management Objectives and Policies  – (continued)

Concentration of credit risk table:

The following table provides information with respect to charterers who individually, accounted for approximately more than 10% of the Company’s revenue for the years ended December 31, 2010, 2009 and 2008:

	2010	%	2009	%	2008	%
A	11,239	39%	—	—	—	—
B	4,195	15%	—	—	—	—
C	2,723	9%	—	—	—	—
D	631	2%	7,373	14%	10,371	11%
E	—	—	23,162	44%	21,553	22%
F	—	—	—	—	15,756	16%
Other	10,072	35%	22,277	42%	50,917	51%
Total	28,860	100%	52,812	100%	98,597	100%

Liquidity risk

The Company mitigates liquidity risk by managing cash generated by its operations and applying cash collection targets appropriately. The vessels are normally chartered under time charter agreements where, as per the industry practice, the charterer pays for the transportation service 15 days in advance, supporting the management of cash generation. Vessel acquisitions are carefully controlled, with authorization limits operating up to board level and cash payback periods applied as part of the investment appraisal process. In this way, the Company maintains a good credit rating to facilitate fund raising. In its funding strategy, the Company’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank loans. Excess cash used in managing liquidity is only invested in financial instruments exposed to insignificant risk of changes in market value, being placed on interest bearing deposits with maturities fixed at no more than 3 months. The Company monitors its risk to shortage of funds by considering the maturity of its financial liabilities and its projected cash flows from operations.

The table below summarizes the maturity profile of the Company’s financial liabilities at December 31, 2010 and 2009, based on contractual undiscounted cash flows.

Year ended December 31, 2010	On demand	Less than 3 months	3 to 12 months	1 to 5 years	More than 5 years	Total
Long-term debt	—	791	11,563	73,978	16,210	102,542
Interest rate swap, net	—	127	699	1,659	—	2,485
Accrued liabilities and other payables	—	698	—	—	—	698
Trade payables	—	1,346	—	—	—	1,346
Total	—	2,962	12,262	75,637	16,210	107,071

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

23.  Financial Risk Management Objectives and Policies  – (continued)

Year ended December 31, 2009	On demand	Less than 3 months	3 to 12 months	1 to 5 years	More than 5 years	Total
Long-term debt	—	949	10,522	56,222	5,964	73,657
Interest rate swap, net	—	44	615	2,340	—	2,999
Accrued liabilities and other payables	—	1,095	—	—	—	1,095
Trade payables	—	1,158	—	—	—	1,158
Total	—	3,246	11,137	58,562	5,964	78,909

Capital management

The primary objective of the Company’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The Company manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares as well as managing the outstanding level of debt. No changes were made in the objectives, policies or processes during the years ended December 31, 2010 and 2009.

The Company monitors capital using the ratio of net debt to book capitalization adjusted for the market value of the Company’s vessels plus net debt. The Company includes within net debt interest bearing loans gross of unamortized debt discount, less cash and bank balances and bank deposits and restricted cash.

Adjusted book capitalization refers to total equity adjusted for the market value of the Company’s vessels plus net debt. The Company’s policy is to keep the ratio described above, below 60%.

	December 31,
	2010	2009
Interest bearing loans	96,650	70,562
Cash and bank balances and bank deposits	(24,618)	(59,157)
Net debt	72,032	11,405
Equity	117,788	113,458
Adjustment for the market value of vessels (charter-free)	(37,926)	(36,696)
Book capitalization	79,862	76,762
Adjusted book capitalization plus net debt	151,894	88,167
Ratio	47%	13%

Net debt as calculated above is not consistent with the IFRS definition of debt. The following reconciliation is provided:

	December 31,
	2010	2009
Debt in accordance with IFRS (long & short-term borrowings)	96,238	70,075
Add: Unamortized debt discount	412	487
	96,650	70,562
Less: Cash and bank balances and bank deposits	24,618	59,157
Net debt	72,032	11,405

GLOBUS MARITIME LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

24.  Financial Instruments

Fair values

Derivative financial instruments are recorded at fair value while all other financial assets and financial liabilities are recorded at amortized cost which approximates fair value at December 31, 2010 and 2009.

Fair value hierarchy

As at December 31, 2010 and 2009, the Company held the following financial instruments measured at fair value:

Liabilities at fair value	December 31, 2010	Level 1	Level 2	Level 3
Interest rate swaps	1,800	—	1,800	—
Total	1,800	—	1,800	—

Liabilities at fair value	December 31, 2009	Level 1	Level 2	Level 3
Interest rate swaps	1,220	—	1,220	—
Foreign exchange forward contracts	10	—	10	—
Total	1,230	—	1,230	—

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2:	other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
Level 3:	techniques that use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

25.  Events after the Reporting Date

Quarterly dividend declared

By a board of directors resolution dated February 24, 2011, a quarterly dividend of $0.16 per share relating to the three months ended December 31, 2010 was declared. The quarterly dividend was paid in March 2011.

Vessel Acquisition

In March 2011, the Company entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a 58,790 dwt dry bulk carrier built in 2007 for a purchase price of $30,300. The vessel is expected to be delivered during the third quarter of 2011. In addition, the vessel will be acquired with a time charter agreement attached at a gross daily rate of $16 that is expected to terminate in the first quarter of 2015.

GLOBUS MARITIME LIMITED

INTERIM CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF FINANCIAL POSITION
At March 31, 2011
(Expressed in thousands of U.S. Dollars)

	Note	March 31, 2011	December 31, 2010
		(Unaudited)
ASSETS
NON-CURRENT ASSETS
Vessels, net	5	189,718	191,506
Advances for vessel acquisitions	5	3,030	—
Office furniture and equipment		45	40
Other non-current assets		10	10
Total non-current assets		192,803	191,556
CURRENT ASSETS
Cash and bank balances and bank deposits	3	23,792	24,618
Trade accounts receivable, net		443	281
Inventories		518	467
Prepayments and other assets		2,080	1,530
Total current assets		26,833	26,896
TOTAL ASSETS		219,636	218,452
EQUITY AND LIABILITIES
EQUITY ATTRIBUTABLE TO SHAREHOLDERS OF GLOBUS MARITIME LIMITED
Share capital		29	29
Share premium		88,817	88,817
Retained earnings		30,048	28,942
Total equity		118,894	117,788
NON-CURRENT LIABILITIES
Long-term borrowings, net of current portion	8	84,854	85,332
Provision for staff retirement indemnities		59	56
Total non-current liabilities		84,913	85,388
CURRENT LIABILITIES
Current portion of long-term borrowings	8	10,908	10,906
Trade accounts payable		1,248	1,346
Accrued liabilities and other payables		1,081	698
Derivative financial instruments	9	1,701	1,800
Deferred revenue		891	526
Total current liabilities		15,829	15,276
TOTAL LIABILITIES		100,742	100,664
TOTAL EQUITY AND LIABILITIES		219,636	218,452

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

GLOBUS MARITIME LIMITED

INTERIM CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF COMPREHENSIVE INCOME
For the three months ended March 31, 2011
(Expressed in thousands of U.S. Dollars, except per share data)

		(Unaudited)
		Three months ended March 31,
	Note	2011	2010
REVENUE:
Time charter revenue		8,461	5,827
EXPENSES & OTHER OPERATING INCOME:
Voyage expenses		(995)	(484)
Vessels operating expenses		(1,583)	(1,295)
Depreciation	5	(2,273)	(1,278)
Depreciation of dry docking costs	5	(3)	(129)
Administrative expenses		(549)	(499)
Administrative expenses payable to related parties		(277)	(279)
Share based payments		(90)	(77)
Gain on sale of vessels		—	7
Other expenses, net		(45)	(6)
Operating profit before financing activities		2,646	1,787
Interest income from bank balances and deposits		15	197
Interest expense and finance costs		(585)	(585)
Gain/(loss) on derivative financial instruments	9	99	(172)
Foreign exchange gains/(losses), net		7	(768)
Total finance costs, net		(464)	(1,328)
TOTAL PROFIT FOR THE PERIOD		2,182	459
Other comprehensive income		—	—
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		2,182	459
Attributable to:
Globus Maritime Limited shareholders		2,182	459
Earnings per share (U.S.$):
– Basic earnings per share for the period	7	0.30	0.06
– Diluted earning per share for the period	7	0.30	0.06

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

GLOBUS MARITIME LIMITED

INTERIM CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF CHANGES IN EQUITY
For the three months ended March 31, 2011
(Expressed in thousands of U.S. Dollars, except share and per share data)

	Common Stock
	Number of Shares	Par Value	Issued Share Capital	Share Premium	Retained Earnings	Total Equity
Balance as of January 1, 2011	7,289,688	0.004	29	88,817	28,942	117,788
Profit for the period	—	—	—	—	2,182	2,182
Other comprehensive income	—	—	—	—	—	—
Total comprehensive income for the period	—	—	—	—	2,182	2,182
Dividends paid (note 6)	—	—	—	—	(1,166)	(1,166)
Share based payment	—	—	—	—	90	90
Balance as of March 31, 2011 (unaudited)	7,289,688	0.004	29	88,817	30,048	118,894

	Common Stock
	Number of Shares	Par Value	Issued Share Capital	Share Premium	Retained Earnings	Total Equity
Balance as of January 1, 2010	7,239,043	0.004	29	88,516	24,913	113,458
Profit for the period	—	—	—	—	459	459
Other comprehensive income	—	—	—	—	—	—
Total comprehensive income for the period	—	—	—	—	459	459
Share based payment	1,245	0.004	—	9	68	77
Balance as of March 31, 2010 (unaudited)	7,240,288	0.004	29	88,525	25,440	113,994

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

GLOBUS MARITIME LIMITED

INTERIM CONDENSED CONSOLIDATED UNAUDITED STATEMENT OF CASH FLOWS
For the three months ended March 31, 2011
(Expressed in thousands of U.S. Dollars)

		(Unaudited)
		Three months ended March 31,
	Note	2011	2010
Cash Flows from Operating Activities:
Profit for the period		2,182	459
Adjustments for:
Depreciation	5	2,273	1,278
Depreciation of deferred dry docking costs	5	3	129
Payment of deferred dry docking costs	5	(485)	—
Gain on sale of vessel		—	(7)
Provision for staff retirement indemnity		3	1
(Gain)/loss on derivative financial instruments		(99)	172
Interest expense and finance costs		585	585
Interest income		(15)	(197)
Foreign exchange (gains)/losses, net		(24)	745
Share based payment		90	77
(Increase)/decrease in:
Trade accounts receivable, net		(162)	(163)
Inventories		(51)	179
Prepayments and other assets		(547)	1,190
Increase/(decrease) in:
Trade accounts payable		(98)	(170)
Accrued liabilities and other payables		365	(555)
Deferred revenue		365	(258)
Net cash generated from operating activities		4,385	3,465
Cash Flows from Investing Activities:
Advances for vessels acquisitions	5	(3,030)	—
Net proceeds from sale of vessels		—	33,037
Purchase of office furniture and equipment		(8)	(3)
Interest received		12	299
Net cash (used in)/generated from investing activities		(3,026)	33,333
Cash Flows from Financing Activities:
Repayment of long-term debt	8	(500)	(27,007)
Pledged bank deposits		—	5,000
Dividends paid	6	(1,166)	—
Interest paid		(543)	(440)
Net cash used in financing activities		(2,209)	(22,447)
Net (decrease)/increase in cash and cash equivalents		(850)	14,351
Foreign exchange gains/(losses) on cash and bank deposits		24	(745)
Cash and cash equivalents at the beginning of the period	3	23,618	53,157
Cash and cash equivalents at the end of the period	3	22,792	66,763

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

1.  General Information

The accompanying interim condensed consolidated financial statements include the financial statements of Globus Maritime Limited (“Globus”) and its wholly owned subsidiaries (collectively, the “Company”). Globus was formed on July 26, 2006 under the laws of Jersey. On June 1, 2007, Globus concluded its initial public offering in the United Kingdom and its shares were admitted for trading on the Alternative Investment Market (“AIM”). On November 24, 2010, Globus redomiciled to the Marshall Islands pursuant to the Marshall Islands Business Corporations Act. Globus delisted its common shares from AIM on November 26, 2010. Globus’s common shares are listed for trading on the Nasdaq Global Market under the ticker “GLBS.”

The address of the registered office of Globus is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

The principal business of the Company is the ownership and operation of a fleet of dry bulk motor vessels (“m/v”), providing maritime services for the transportation of dry cargo products on a worldwide basis. The Company conducts its operations through its vessel owning subsidiaries.

The interim condensed consolidated financial statements of the Company include the interim condensed financial statements of the following companies:

Company	Country of Incorporation	Date of Incorporation	Activity
Globus Maritime Limited	Marshall Islands	November 24, 2010	Holding Co.
Globus Shipmanagement Corp.	Marshall Islands	July 26, 2006	Management Co.

The operations of the vessels not employed on a bareboat charter are managed by Globus Shipmanagement Corp. (the “Manager”), a wholly owned Marshall Islands corporation. The Manager has an office in Greece, located at 128 Vouliagmenis Avenue, 166 74 Glyfada, Greece and provides the commercial, technical, cash management and accounting services necessary for the operation of the fleet in exchange for a management fee. The management fee is eliminated on consolidation.

The interim condensed consolidated financial statements also include the interim condensed financial statements of the following vessel-owning subsidiaries, all wholly owned by Globus as of March 31, 2011 and 2010:

Company	Country of Incorporation	Vessel Delivery Date	Vessel Owned
Chantal Maritime Co. (dissolved on February 19, 2010)	Marshall Islands	September 15, 2006	m/v Ocean Globe (sold in November 2008)
Sibelle Marine Inc.	Marshall Islands	September 26, 2006	m/v Sea Globe (Sold in February 2010)
Supreme Navigation Co.	Marshall Islands	November 14, 2006	m/v Coral Globe (Sold in February 2010)
Adagio Marine S. A.	Marshall Islands	December 6, 2006	m/v Lake Globe (sold in November 2009)
Abrosa Shipping Inc.	Marshall Islands	January 11, 2007	m/v Gulf Globe (sold in October 2009)

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

1.  General Information  – (continued)

Company	Country of Incorporation	Vessel Delivery Date	Vessel Owned
Eleanor Maritime Limited. (dissolved on January 25, 2011)	Marshall Islands	July 9, 2007	m/v Island Globe (sold in September 2009)
Devocean Maritime Ltd.	Marshall Islands	December 18, 2007	m/v River Globe
Elysium Maritime Limited.	Marshall Islands	December 18, 2007	m/v Tiara Globe
Domina Maritime Ltd.	Marshall Islands	May 19, 2010	m/v Sky Globe
Dulac Maritime S.A.	Marshall Islands	May 25, 2010	m/v Star Globe
Kelty Marine Ltd.	Marshall Islands	June 29, 2010	m/v Jin Star
Rosario Maritime Inc.	Marshall Islands	Third quarter of 2011 (note 5)	To be named

The interim condensed consolidated financial statements were authorised for issue in accordance with a resolution of the Board of Directors dated as of May 10, 2011.

2.  Basis of Preparation and Significant Accounting Policies

2.1	Basis of Preparation: The interim condensed consolidated financial statements for the three months ended March 31, 2011 have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting Amended (IAS 34), as issued by the International Accounting Standards Board (“IASB”).

The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company’s annual consolidated financial statements as of December 31, 2010.

2.2	Significant accounting policies:

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2010, except for the adoption of new standards and interpretations and improvements as of January 1, 2011, noted below:

•	IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments
•	IFRIC 14 Prepayments of a Minimum Funding Requirement (Amended)
•	IAS 32 Classification on Rights Issues (Amended)
•	IAS 24 Related Party Disclosures (Revised)
•	Improvements to IFRS (May 2010)
º	In May 2010 the IASB issued its third omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording.
•	IFRS 1 First-time adoption
•	IFRS 3 Business Combinations
•	IFRS 7 Financial Instruments: Disclosures
•	IAS 1 Presentation of Financial Statements

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

2.  Basis of Preparation and Significant Accounting Policies  – (continued)

•	IAS 27 Consolidated and Separate Financial Statements
•	IAS 34 Interim Financial Reporting
•	IFRIC 13 Customer Loyalty Programmes

Standards issued but not yet effective and not early adopted:

•	IFRS 9 Financial Instruments — Phase 1 Classification and Measurement
The new standard is effective for annual periods beginning on or after January 1, 2013. Phase 1 of this new IFRS addresses classification and measurement of financial instruments. Phase 1 of IFRS 9 will have a significant impact on (i) the classification and measurement of financial assets and (ii) a change in reporting for those entities that have designated financial liabilities using the FVO. Early adoption is permitted. The Company is in the process of assessing the impact of the new standard on the financial position or performance of the Company.
•	IFRS 7 Financial Instruments: Disclosures as part of its comprehensive review of off balance sheet activities (Amended)
The amendment is effective for annual periods beginning on or after July 1, 2011. The purpose of this amendment is to allow users of financial statements to improve their understanding of transfer transactions of financial assets (e.g., securitizations), including understanding the possible effects of any risks that may remain with the entity that transferred the assets. The amendment also requires additional disclosures if a disproportionate amount of transfer transactions are undertaken around the end of a reporting period. The amendments broadly align the relevant disclosure requirements of IFRSs and U.S. GAAP. The Company does not expect that this amendment will have an impact on the financial position or performance, however additional disclosures may be required.
•	IAS 12 Deferred tax: Recovery of Underlying Assets (Amended)
The amendment is effective for annual periods beginning on or after January 1, 2012. This amendment concerns the determination of deferred tax on investment property measured at fair value and also incorporates SIC-21 Income Taxes — Recovery of Revalued Non-Depreciable Assets into IAS 12 for non-depreciable assets measured using the revaluation model in IAS 16. The aim of this amendment is to include a) a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale and b) a requirement that deferred tax on non-depreciable assets, measured using the revaluation model in IAS 16, should always be measured on a sale basis. The Company does not expect that this amendment will have an impact on the financial position or performance of the Company.

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

3.  Cash and Bank Balances and Bank Deposits

For the purpose of the interim condensed consolidated statement of financial position, cash and bank balances and bank deposits comprise the following:

	March 31, 2011	December 31, 2010
	(unaudited)
Cash on hand	8	6
Bank balances	326	686
Bank deposits	23,458	23,926
Total	23,792	24,618

Cash held in banks earns interest at floating rates based on daily bank deposit rates. Bank deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Company, and earn interest at the respective bank deposit rates. The fair value of cash and bank balances and bank deposits at March 31, 2011 and December 31, 2010 is $23,792 and $24,618, respectively.

The Company has pledged a part of its bank deposits in order to fulfil collateral requirements.

For the purpose of the interim consolidated statement of cash flow, the following reconciliation with cash and cash equivalents is provided below:

	March 31, 2011	December 31, 2010
	(unaudited)
Cash and bank balances and bank deposits	23,792	24,618
Less: pledged bank deposits	(1,000)	(1,000)
Cash and cash equivalents	22,792	23,618

4.  Transactions with Related Parties

The Company is controlled by Firment Trading Limited (incorporated in Cyprus), which currently owns 61.4% of the Company’s shares. The remaining 38.6% of the shares are widely held. The ultimate controlling party of the Company is Mr. George Feidakis. The following are the major transactions, which have been entered into with related parties during the three-month periods ended March 31, 2011 and 2010:

Operating lease

On August 20, 2006, Globus Shipmanagement Corp. entered into a rental agreement for 350 square metres of office space for its operations within a building owned by Cyberonica S.A. (a company related through common control). Rental expense is Euro 15 (US$20) per month up to August 20, 2015. The rental agreement provides for a yearly increase in rent of 2% above the rate of inflation as set by the Bank of Greece. The agreement can be terminated by the Company with 6 months notice. During the three-month periods ended March 31, 2011 and March 31, 2010, rent expense was $59 and $61, respectively.

Brokerage commission

In November 2009, the Company entered into memoranda of agreements for the sale of m/v Sea Globe and the m/v Coral Globe for an aggregate price of $34,000. North South Maritime Ltd. offered brokerage services on the aforementioned agreements. The Managing director of North South Maritime Ltd. was a

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

4.  Transactions with Related Parties  – (continued)

non-executive director of Globus’s Board of Directors. On the completion of the sale that took place in February 2010, the related party company received brokerage commission fees of 2.5% on the total sale price of $850. The brokerage commission was recognised in the income statement component of the interim consolidated statement of comprehensive income under gain/(loss) on sale of vessels.

Compensation of Key Management Personnel of the Company:

Total compensation to Globus non-executive directors for the three-month periods ended March 31, 2011 and March 31, 2010 was $47 and $42, respectively.

Total compensation to the Company’s executive directors for the three-month periods ended March 31, 2011 and March 31, 2010 was $231 and $227, respectively.

5.  Vessels, Net and Advances for Vessel Acquisitions

Vessel Cost	Cost	Accumulated Depreciation	Net Book Value
Balance at January 1, 2011	259,236	(67,749)	191,487
Depreciation for the period	—	(2,270)	(2,270)
Balance at March 31, 2011 (unaudited)	259,236	(70,019)	189,217

Dry docking Cost	Cost	Accumulated Depreciation	Net Book Value
Balance at January 1, 2011	1,400	(1,381)	19
Drydocking additions	485	—	485
Depreciation for the period	—	(3)	(3)
Balance at March 31, 2011 (unaudited)	1,885	(1,384)	501
Vessel Net Book Value at January 1, 2011	260,636	(69,130)	191,506
Vessel Net Book Value at March 31, 2011 (unaudited)	261,121	(71,403)	189,718

During the three-month period ended March 31, 2011, the Company entered into a memorandum of agreement with an unaffiliated third party for the acquisition of, subject to certain conditions, a 58,790 dwt dry bulk carrier built in 2007 for a purchase price of $30,300. During March 2011, the Company paid $3,030 representing the advance payment of the 10% of the purchase price of the vessel. The vessel is expected to be delivered during the third quarter of 2011. In addition, the vessel will be acquired with a time charter agreement attached at a gross daily rate of $16 that is expected to terminate in the first quarter of 2015. The Company has received indicative terms for bank financing, subject to customary documentation, to finance up to 65% of the market value of the vessel at the time of their delivery, but has yet to enter into any loan arrangements to finance the acquisition of such vessel.

6.  Dividends Paid

Dividends declared and paid during the three-month periods ended March 31, 2011 and 2010 are as follows:

	US cents per share	US$000’s	Date declared	Date Paid
Quarterly dividend for the fourth quarter of 2010	16.00	1,166	February 24, 2011	March 17, 2011

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

7.  Earnings per Share

Basic earnings per share (“EPS”) are calculated by dividing the profit for the period attributable to Globus’s shareholders by the weighted average number of shares issued, paid and outstanding.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary equity holders of the parent by the weighted average shares outstanding during the period plus the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares.

The following reflects the profit and share data used in the basic and diluted earnings per share computations:

	Three months ended March 30,
	(Unaudited)
	2011	2010
Net profit attributable to ordinary equity holders	2,182	459
Weighted average number of shares for basic EPS	7,289,688	7,239,264
Effect of dilution	98,702	141,839
Weighted average number of shares adjusted for the effect of dilution	7,388,390	7,381,103

8.  Long-Term Debt, net

Long-term debt in the interim consolidated statement of financial position is analysed as follows:

	Borrower	Loan Balance	Unamortised Debt Discount	Total Borrowings
(a)	Globus Maritime Limited	71,000	(215)	70,785
(b)	Kelty Marine Ltd.	25,150	(173)	24,977
	Total as of March 31, 2011 (unaudited)	96,150	(388)	95,762
	Less: Current Portion	11,000	(92)	10,908
	Long-Term Portion	85,150	(296)	84,854
	Total as of December 31, 2010	96,650	(412)	96,238
	Less: Current Portion	11,000	(94)	10,906
	Long-Term Portion	85,650	(318)	85,332

(a)	The balance outstanding as of March 31, 2011 was $71,000, payable in 10 equal semi-annual installments of $4,500 starting May 2011, as well as a balloon payment of $26,000 due together with the 10th and final installment due in November 2015.
(b)	The balance outstanding as of March 31, 2011 was $ 25,150, payable in 25 equal quarterly instalments of $500 starting June 2011, as well as a balloon payment of $12,650 due together with the 25th and final instalment due in June 2017.

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

9.  Derivative Financial Instruments

	As at March 31, 2011		As at December 31, 2010
	(unaudited)
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps	—	1,701	—	1,800
Total	—	1,701	—	1,800

During November 2008, the Company entered into an interest rate swap agreement of a notional amount of $10,000 effective from November 28, 2008 to November 29, 2013. For the period from November 28, 2008 to November 23, 2010, the Company exchanged 6 month Libor interest rate with a fixed interest rate of 2.40%.

On November 23, 2010, the swap counterparty had the option to select either (a) to exchange 6 month Libor interest rate with a fixed interest rate of 3.60% or (b) to exchange 6 month Libor interest rate with 6 month Libor interest rate minus 20 basis points for the remaining period to maturity. The swap counterparty selected option (a). As of March 31, 2011 and December 31, 2010, the aforementioned interest rate swap had a fair value of $722 and $715, respectively, in favor of the swap counterparty.

During November 2008, the Company entered into an interest rate swap agreement of a notional amount of $15,000 effective from November 28, 2008 to November 28, 2013. For the period from November 28, 2008 to November 29, 2010, the Company exchanged 3 month Libor interest rate with a fixed interest rate of 2.45%.

On November 29, 2010 and for the remaining period to maturity, the swap counterparty had the option to select either (a) to exchange 3 month Libor interest rate with a fixed interest rate of 3.64% or (b) to exchange 3 month Libor interest rate with 3 month Libor interest rate minus 20 basis points. The swap counterparty selected option (a). As of March 31, 2011 and December 31, 2010, the aforementioned interest rate swap had a fair value of $979 and $1,085, respectively, in favor of the swap counterparty.

Gains and losses on interest rate swap contracts are recognized in the income statement component of the interim consolidated statement of comprehensive income in finance costs.

10.  Contingencies

Various claims, suits and complaints, including those involving government regulations, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, environmental claims, agents, and insurers and from claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which are material for disclosure.

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

11.  Commitments

The Company enters into time charter arrangements on its vessels. These non-cancellable arrangements have remaining terms between two to fifty-five months as of March 31, 2011, assuming redelivery at the earliest possible date.

Future gross minimum lease revenues receivable upon non-cancellable operating leases as at March 31, 2011 and December 31, 2010, are as follows (vessel off-hires and dry docking days that could occur but are not currently known are not taken into consideration; in addition early delivery of the vessels by the charterers is not accounted for):

	March 31, 2011	December 31, 2010
	(unaudited)
Within one year	12,252	14,492
After one year but not more than five years	14,045	16,017
Total	26,297	30,509

These amounts include consideration for other elements of the arrangement apart from the right to use the vessel such as maintenance and crewing and its related costs.

At March 31, 2011 and December 31, 2010, the Company was a party to an operating lease agreement as lessee. The operating lease relates to the office premises of the Company (expiring in August 2015).

The future minimum lease payments under this agreement as at March 31, 2011 and December 31, 2010 are as follows:

	March 31, 2011	December 31, 2010
	(unaudited)
Within one year	255	253
After one year but not more than five years	918	983
Total	1,173	1,236

Total rent expense under operating leases for the three months ended March 31, 2011 and March 31, 2010 was $59 and $61, respectively.

12.  Financial Instruments

Fair values

Derivative financial instruments are recorded at fair value while all other financial assets and financial liabilities are recorded at amortised cost which approximates fair value at March 31, 2011.

Fair value hierarchy

As of March 31, 2011 and December 31, 2010, the Company held the following financial instruments measured at fair value:

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2:	other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.

GLOBUS MARITIME LIMITED

NOTES TO THE INTERIM CONDENSED CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
(Amounts presented in thousands of U.S. Dollars — except for share and per share data, unless otherwise stated)

12.  Financial Instruments  – (continued)

Level 3:	techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

Liabilities at fair value	March 31, 2011	Level 1	Level 2	Level 3
	(unaudited)
Interest rate swaps	1,701	—	1,701	—
Total	1,701	—	1,701	—

Liabilities at fair value	December 31, 2010	Level 1	Level 2	Level 3
Interest rate swaps	1,800	—	1,800	—
Total	1,800	—	1,800	—

13.  Events after the Interim Reporting Date

Vessel Acquisition

In May 2011, the Company entered into a memorandum of agreement with an unaffiliated third party for, subject to certain conditions, the acquisition of a 74,432 dwt dry bulk carrier built in 2005 for a purchase price of $31,400. The vessel is expected to be delivered during the third quarter of 2011. In addition, upon delivery, the vessel is expected to be chartered back to a guaranteed nominee of the seller at a net daily rate of $18 that is expected to terminate in the third quarter of 2013. In May 2011, the Company paid $3,140 representing the 10% advance payment of the vessel’s purchase price. The Company has received indicative terms for bank financing, subject to customary documentation, to finance up to 65% of the market value of the vessel at the time of their delivery, but has yet to enter into any loan arrangements to finance the acquisition of such vessel.

Quarterly Dividend Declared

By a board of directors resolution dated May 5, 2011, a quarterly dividend of $0.16 per share relating to the three months ended March 31, 2011 was declared. The quarterly dividend will be payable on or about May 31, 2011 to shareholders of record on May 17, 2011.

Amendment to Credit Facility

On May 5, 2011, Globus entered into a Sixth Supplemental Agreement relating to the credit facility, dated as of November 26, 2007, that provided:

(i)	that the Company will maintain consolidated cash and cash equivalents not less than the greater of (1) $10,000; and (2) the sum determined by the bank to be the aggregate of the total principal amount of all borrowed money; and interest accruing thereon, payable by the Company, and which falls due in the six-month period commencing on any relevant day; and
(ii)	that Globus will be permitted to pay dividends in respect of any of our financial quarters so long as Globus is not in default on the credit facility at the time of the declaration or payment of the dividends and nor would a default occur as a result of the declaration or payment of such dividends.

2,500,000 Common Shares

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless otherwise defined, all capitalized terms contained in this Part II shall have the meaning described to them in this prospectus, which forms a part of the registration statement. Globus Maritime Limited is sometimes referred to in this Part II as the “Registrant.”

Item 6. Indemnification of Directors and Officers.

The Articles of Incorporation of the Registrant provide as follows:

Section 7.1 Limitation of Director Liability.  To the fullest extent that the BCA or any other law of the Marshall Islands as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for actions taken in their capacity as director or officer of the Corporation, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of such director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any transactions from which such director derived an improper personal benefit. No amendment to or repeal of this Section 7.1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 7.2 Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the Corporation) by reason of the fact he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The purpose of this provision is to fully indemnify the Indemnitee to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 7.3 Expenses Payable in Advance.  The right to be indemnified shall include, without limitation, the right of an Indemnitee to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified hereunder.

The purpose of this provision is to advance funds to the fullest extent permitted by Section 60 of the BCA or any successor statute.

Section 7.4 Expenses of Enforcement.  An Indemnitee shall also be paid reasonable costs, expenses and attorneys’ fees (including expenses) in connection with the enforcement of rights to the indemnification granted hereunder.

Section 7.5 Non-exclusivity of Rights.  The rights of indemnification shall not be exclusive of any other rights to which an Indemnitee may be entitled and shall not be limited by the provisions of Section 60 of the BCA or any successor statute.

Section 7.6 Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or serving in such capacity in another corporation at the request of the Corporation against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Articles of Incorporation.

Section 7.7 Other Action.  The Board of Directors may take such action as it deems necessary or desirable to carry out the provisions set forth in this Article VII, including, without limitation, adopting procedures for determining and enforcing the rights guaranteed hereunder, and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

Section 7.8 Amendment or Repeal of Article VII.  Neither the amendment or repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce any right to indemnification afforded by this Article VII to any person with respect to his or her status or any activities in his or her official capacities prior to such amendment, repeal or adoption.

Section 7.9 Amendment of BCA.  If the BCA is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended from time to time. No repeal or modification of this Section 7.9 by the shareholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section 7.9 at the time of such repeal or modification.

Section 60 of the Business Corporations Act of the Marshall Islands entitled “Indemnification of directors and officers” provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful.  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

The Registrant will also enter into indemnification agreements with its directors and officers pursuant to which it will agree to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Item 7. Recent Sales of Unregistered Securities.

There were no sales of unregistered securities of the Registrant within the past three years from the date of this Registration Statement.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement (previously filed as Exhibit 1.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
3.1	Articles of Incorporation of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
3.2	Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
5.1	Legal opinion of Watson, Farley & Williams (New York) LLP as to the validity of the common shares (previously filed as Exhibit 5.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
8.1	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain Marshall Islands tax matters (previously filed as Exhibit 8.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
8.2	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain U.S. tax matters (previously filed as Exhibit 8.2 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
10.1	Credit Facility between Credit Suisse AG and Global Maritime Limited, as supplemented (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.2	Loan Agreement between Deutsche Schiffsbank Aktiengesellschaft and Kelty Marine Ltd. (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.3	Long Term Incentive Plan of Globus Maritime Limited (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.4	Business Opportunities Agreement between Globus Maritime Limited and Georgios Feidakis (incorporated by reference to Exhibit 10.4 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.5	Registration Rights Agreement between Globus Maritime Limited, Firment Trading Limited and Kim Holdings S.A. (incorporated by reference to Exhibit 10.5 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.6	Memorandum of Agreement, dated March 18, 2011 (incorporated by reference to Exhibit 4.6 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on March 28, 2011)
10.7	Sixth Supplemental Agreement to Facility Agreement, dated May 5, 2011 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on May 9, 2011)
10.8	Memorandum of Agreement, dated May 2, 2011 and Addendum No. 1 to the Memorandum of Agreement, dated May 6, 2011 (previously filed as Exhibit 10.8 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)
10.9	Committed Term Sheet, dated June 1, 2011, between DVB Bank SE and Globus Maritime Limited
(previously filed as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 6, 2011)

Exhibit Number	Description
10.10	Loan Agreement among DVB Bank SE, Artful Shipping S.A. and Longevity Maritime Limited (previously filed as Exhibit 10.10 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
21.1	Subsidiaries of Globus Maritime Limited (previously filed as Exhibit 21.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
23.1*	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.
23.2	Consent of Watson, Farley & Williams (New York) LLP (included in Exhibit 5.1)
23.3	Consent of Drewry Shipping Consultants Ltd (previously filed as Exhibit 23.3 to Amendment No. 2 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 9, 2011)
24.1	Power of Attorney (contained on the signature page to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)

*	Filed herewith.

Item 9. Undertakings.

1.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
2.	The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece on June 27, 2011.

Globus Maritime Limited
By: /s/ Georgios Karageorgiou Name: Georgios Karageorgiou Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons on June 27, 2011 in the capacities indicated.

Signature	Title
* Georgios Feidakis	Chairman and Director
/s/ Georgios Karageorgiou Georgios Karageorgiou	President, Chief Executive Officer and Director
/s/ Elias Deftereos Elias Deftereos	Chief Financial Officer (principal accounting officer and principal financial officer) and Director
* Amir Eilon	Director
* Jeffrey Parry	Director
* By: /s/ Elias Deftereos Name: Elias Deftereos Attorney-in-Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2011.

By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement (previously filed as Exhibit 1.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
3.1	Articles of Incorporation of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
3.2	Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)
5.1	Legal opinion of Watson, Farley & Williams (New York) LLP as to the validity of the common shares (previously filed as Exhibit 5.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
8.1	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain Marshall Islands tax matters (previously filed as Exhibit 8.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
8.2	Legal opinion of Watson, Farley & Williams (New York) LLP with respect to certain U.S. tax matters (previously filed as Exhibit 8.2 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
10.1	Credit Facility between Credit Suisse AG and Global Maritime Limited, as supplemented (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.2	Loan Agreement between Deutsche Schiffsbank Aktiengesellschaft and Kelty Marine Ltd. (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.3	Long Term Incentive Plan of Globus Maritime Limited (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.4	Business Opportunities Agreement between Globus Maritime Limited and Georgios Feidakis (incorporated by reference to Exhibit 10.4 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.5	Registration Rights Agreement between Globus Maritime Limited, Firment Trading Limited and Kim Holdings S.A. (incorporated by reference to Exhibit 10.5 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)
10.6	Memorandum of Agreement, dated March 18, 2011 (incorporated by reference to Exhibit 4.6 to Globus Maritime Limited’s Annual Report on Form 20-F (Reg. No. 001-34985) filed on March 28, 2011)
10.7	Sixth Supplemental Agreement to Facility Agreement, dated May 5, 2011 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on May 9, 2011)
10.8	Memorandum of Agreement, dated May 2, 2011 and Addendum No. 1 to the Memorandum of Agreement, dated May 6, 2011 (previously filed as Exhibit 10.8 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)
10.9	Committed Term Sheet, dated June 1, 2011, between DVB Bank SE and Globus Maritime Limited
(previously filed as Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 6, 2011)

Exhibit Number	Description
10.10	Loan Agreement among DVB Bank SE, Artful Shipping S.A. and Longevity Maritime Limited (previously filed as Exhibit 10.10 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
21.1	Subsidiaries of Globus Maritime Limited (previously filed as Exhibit 21.1 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)
23.1*	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.
23.2	Consent of Watson, Farley & Williams (New York) LLP (included in Exhibit 5.1)
23.3	Consent of Drewry Shipping Consultants Ltd (previously filed as Exhibit 23.3 to Amendment No. 2 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 9, 2011)
24.1	Power of Attorney (contained on the signature page to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on May 17, 2011)

*	Filed herewith.